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Filed Pursuant to Rule 424(b)(1)
Registration No. 333-153850

Prospectus

INTERVAL ACQUISITION CORP.

Offer to Exchange

$300,000,000 principal amount of 9.5% Senior Notes due 2016, which have been registered under the Securities Act, for any and all of our outstanding 9.5% Senior Notes due 2016

        Interval Acquisition Corp. is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of its 9.5% Senior Notes due 2016, or the "old notes," for its registered 9.5% Senior Notes due 2016, or the "new notes." The new notes and the old notes are hereinafter referred to collectively as the "notes." The parent and domestic subsidiaries of Interval Acquisition Corp. are also offering the guarantees of the new notes, which are described in this prospectus. The terms of the new notes and the guarantees of the new notes are identical to the terms of the old notes and their guarantees except that the new notes have been registered under the Securities Act of 1933, as amended, and therefore are freely transferable. The new notes will represent the same debt as the old notes and will be issued under the same indenture as governs the old notes. Interest on the notes will be payable on March 1 and September 1 of each year. The notes will mature on September 1, 2016.

        The principal features of the exchange offer are as follows:

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  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes that are freely tradable.

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  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on January 28, 2009, unless extended.

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  The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

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  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the new notes.

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  We do not intend to apply for listing of the new notes on any securities exchange or automated quotation system.

        Broker-dealers receiving new notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the new notes.

        All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

        You should consider carefully the risk factors beginning on page 21 of this prospectus before participating in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2008

i

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of the restricted notes in any jurisdiction in which the exchange offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date indicated within the relevant document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since then.

        Unless otherwise indicated in this prospectus or the context otherwise requires:

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  the terms "ILG," "Company," "we," "us" and "our" refer to Interval Leisure Group, Inc., a Delaware corporation that was incorporated in May 2008 in connection with the spin-off of ILG to hold the businesses and subsidiaries of IAC/InterActiveCorp, the results of which were reported in the Interval reporting segment immediately prior to the completion of the spin-off;

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  all references to "Interval Acquisition Corp" or the "issuer" refer to Interval Acquisition Corp., a wholly-owned subsidiary of ILG and issuer of the notes;

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  all references to the "guarantors" refer to ILG and its domestic subsidiaries other than the issuer;

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  "Interval" refers to that group of companies operating our vacation ownership membership business;

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  "RQH" refers to that group of companies operating our vacation rental and property management business, including, without limitation, ResortQuest Hawaii, LLC and ResortQuest Real Estate of Hawaii, LLC;

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  the businesses operated by ILG following the spin-off are referred to herein as the "ILG Businesses";

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  "Spinco" refers to any of HSNi, ILG, Ticketmaster and Tree.com and their respective subsidiaries, and "Spincos" refers to all of the foregoing collectively;

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  "IAC/InterActiveCorp" and "IAC" refer to IAC/InterActiveCorp and its consolidated subsidiaries other than, for all periods following the spin-offs, the Spincos;

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  "HSNi" refers to HSN, Inc.;

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  "Tree.com" refers to Tree.com,  Inc.;

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  "Spin-Off," "spin-off" or "distribution" refers to the distribution by IAC of the common stock of ILG and the "spin-offs," the "distributions" or the "separation" refers collectively to the distribution by IAC of the common stock of ILG and the other Spincos, as more fully described in this prospectus; and

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  "old notes" refers to the $300 million in aggregate principal amount of Interval Acquisition Corp.'s 9.5% Senior Notes due 2016 and the "new notes" refers to the $300 million in aggregate principal amount of Interval Acquisition Corp.'s 9.5% Senior Notes due 2016 offered hereby, which have been registered under the Securities Act of 1933, as amended.

AVAILABLE INFORMATION

        In connection with the exchange offer, the issuer and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

        We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, the indenture governing the new notes requires that we file reports and other information called for by rules under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. See "Description of New Notes—Certain Covenants—Reports." You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        This prospectus incorporates important business and financial information about Interval Leisure Group, Inc. that is not included in or delivered with this prospectus. This information is available without charge to holders of the old notes upon written or oral request to:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: General Counsel
Telephone number (305) 666-1861

        To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is January 21, 2009.

INDUSTRY AND MARKET DATA

        In this prospectus we rely on and refer to information and statistics regarding the travel and leisure industry and our market share in the sectors in which we compete. We obtained this information and statistics from sources other than us, such as The American Resort Development Association International Foundation, Ragatz Associates and Simmons, which we have supplemented where necessary with information from various third-party sources, discussions with our customers and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them. We make no representation as to the accuracy or completeness of such information.

FORWARD-LOOKING STATEMENTS

        Forward-looking statements in this prospectus, our public filings or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. Forward-looking statements include the information regarding future financial performance, business prospects and strategy, including the completion of the spin-offs and the realization of related anticipated benefits, anticipated financial position, liquidity and capital needs and other similar matters, in each case relating to ILG.

        Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements:

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  adverse changes in economic conditions generally or in any of the markets or industries in which our businesses operate;

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  changes in relationships with third parties, including those with resort developers, members, and other vacation property owners;

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  the ability of resort developers and consumers to obtain financing and service existing debt;

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  changes in our senior management;

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  changes affecting our ability to efficiently maintain and grow the market share of our various brands, as well as to extend the reach of these brands through a variety of distribution channels and to attract new (and retain existing) customers;

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  consumer acceptance of new products and services offered by us;

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  changes adversely affecting our ability to adequately expand the reach of our businesses into various international markets, as well as to successfully manage risks specific to international operations and acquisitions, including the successful integration of acquired businesses;

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  future regulatory and legislative actions and conditions affecting us, including:
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  the promulgation of new, and/or the amendment of existing laws, rules and regulations applicable to us and our businesses; and

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  changes in the application or interpretation of existing laws, rules and regulations in the case of our businesses. In each case, laws, rules and regulations include, among others, those relating to sales, use, value-added and other taxes, software programs, consumer protection and privacy, intellectual property, the internet and e-commerce;

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  competition from other companies;

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  the rates of growth of the internet and the e-commerce industry;

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  changes adversely affecting our ability and our businesses' ability to adequately protect intellectual property rights, as well as to obtain licenses or other rights with respect to intellectual property in the future, which may or may not be available on favorable terms (if at all);

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  our substantial indebtedness and the possibility that we may incur additional indebtedness;

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  our ability to operate effectively as a public company following the spin-off from IAC;

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  third-party claims alleging infringement of intellectual property rights by us or our businesses, which could result in the expenditure of significant financial and managerial resources, injunctions or the imposition of damages, as well as the need to enter into formal licensing or other similar arrangements with such third parties, which may or may not be available on favorable terms (if at all); and

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  natural disasters, acts of terrorism, war or political instability.

        Certain of these factors and other factors, risks and uncertainties are discussed in the "Risk Factors" section of this prospectus. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.

        You should consider the areas of risk described above, as well as those set forth under the heading "Risk Factors," in connection with considering any forward-looking statements that may be made by us generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

 SUMMARY

        This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read carefully the entire prospectus, including the risk factors, our financial statements and the related notes and the pro forma financial data appearing elsewhere in this prospectus before deciding whether to invest in the new notes.

Overview

        Interval Leisure Group, Inc., or ILG, was incorporated in May 2008 in connection with the spin-off to hold the businesses of IAC/InterActiveCorp, or IAC, that were previously reported in its Interval reporting segment. The spin-off of ILG from IAC occurred on August 20, 2008. Interval Acquisition Corp., the issuer of the notes, is a wholly-owned subsidiary of ILG and also a holding company, which does not have any material assets or operations other than ownership interests in those entities and assets through which the businesses of ILG are conducted.

        Except as otherwise indicated or unless the context otherwise requires, in this prospectus "ILG," "the Company," "we," "our" or "us" refers to Interval Leisure Group, Inc. together with its subsidiaries. "Interval" refers to that group of companies operating our vacation ownership membership business. "RQH" refers to that group of companies operating our vacation rental and property management business, including, without limitation, ResortQuest Hawaii, LLC and ResortQuest Real Estate of Hawaii, LLC. The businesses operated by ILG are referred to herein as the "ILG Businesses."

        We are a leading global provider of membership and leisure services to the vacation industry. We operate in two primary business segments: Interval and RQH. Our principal business, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to resort developers participating in its programs worldwide. RQH was acquired in May 2007 and provides vacation rental and property management services to both vacationers and vacation property/hotel owners across Hawaii.

Vacation Ownership Membership Services (Interval)

        Interval has been at the forefront of the vacation ownership membership exchange industry since its founding in 1976, and we operate one of the leading vacation ownership membership exchange networks, the Interval Network, and our recently launched Preferred Residences Program. As of September 30, 2008:

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  the large and diversified base of resorts participating in the Interval Network consisted of more than 2,400 resorts located in more than 75 countries and included both leading independent resort developers and branded hospitality companies;

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  nearly two million vacation ownership interest owners were enrolled as members of the Interval Network; and

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  the average tenure of the relationships with the top 25 resort developers (as determined by the number of new members enrolled during the year ended December 31, 2007) was approximately 16 years.

        Interval typically enters into multi-year contracts with developers of vacation ownership resorts, pursuant to which the resort developers agree to enroll all purchasers of vacation interests at the applicable resort as members of an Interval exchange program. In return, Interval provides enrolled purchasers with the ability to exchange the use and occupancy of their vacation interest at the home resort (generally for periods of one week) for the right to occupy accommodations at a different resort participating in an Interval exchange network or at the same resort during a different period of occupancy. Interval also provides travel-related services for members residing in the United States and United Kingdom directly and, in certain other servicing regions, through the use of third party travel providers. Through Interval's Getaway program, members may rent resort accommodations for a fee without relinquishing the use of their vacation interest. In addition, Interval offers support, consulting and back-office services, including reservation servicing, for certain resort developers participating in the Interval Network, upon their request and for additional consideration.

        Interval earns most of its revenue from (i) fees paid for membership in the Interval Network and (ii) transactional and service fees paid for exchanges, getaways and reservation servicing, collectively referred to as transaction revenue.

Vacation Rental & Property Management Services (RQH)

        Through RQH, we provide vacation rental and property management services for owners of vacation properties and hotel management services to owners of traditional hotels. Such vacation properties and hotels are not owned by us. As of September 30, 2008, RQH provided property management services to 26 resorts and hotels, as well as more limited management services to an additional 23 properties.

        Revenue from RQH is derived principally from management fees for vacation rental services and property management services. Fees consist of a base management fee and, in some instances, an incentive fee. A majority of the property management agreements provide that owners receive either guaranteed dollar amounts or specified percentages of the revenue generated under RQH management. In these cases, the operating expenses for the rental operation are paid from the revenue generated by the rentals, the owners are then paid their contractual percentages or amounts, and RQH either retains the balance (if any) as its management fee or is required to make up the deficit.

Industry Overview/Market Opportunity

        The hospitality industry is a major component of the travel industry, which is affected by the performance of the U.S. economy. In 2007, domestic and international travelers spent an estimated $740 billion in the United States for business and leisure travel of 50 miles or more, which represented a compounded annual growth rate of 6% since 2005.

        The vacation ownership industry, which is also referred to as the timeshare industry, is a segment of the broader hospitality industry that encompasses the development, management and operation of vacation ownership resorts and the sale of vacation interests in related timeshare products, including traditional deeded week timeshare regimes, points systems or vacation clubs, fractional products, private residence clubs and other forms of shared ownership and, in some instances, whole ownership. The vacation ownership industry enables customers to share ownership of fully-furnished vacation accommodations.

        Typically, a vacation interest purchaser acquires either a fee simple interest in a property, which gives the purchaser title to a fraction of a unit or a group of units, or a right to use accommodations for a specified period of time. A key benefit of vacation interests relative to traditional lodging is that vacation ownership units are, on average, larger and focus more on a "home away from home" experience.

        Historically, the vacation ownership industry has been cited as one of the fastest growing segments of the hospitality industry in the United States, with a sales compounded annual growth rate of approximately 14% from 1990 through 2007. While current conditions are not favorable, we believe that in the long-term the following factors will be important to the growth of the industry:

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  increased consumer awareness and acceptance of the value and benefits of vacation interest;

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  adoption of constructive vacation ownership related legislation and regulations internationally that improve consumer protection and allow businesses to operate profitably; and

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  the entry of additional independent resort developers and branded hospitality companies into the vacation ownership industry, which we expect to increase the number of vacation interests available for sale.

        Vacation exchange networks, such as the Interval Network, provide vacation interest owners the flexibility to trade their annual use rights for alternative accommodations based upon availability within these exchange networks. There are two principal providers of vacation ownership membership exchange services in the global vacation membership services industry, Interval and RCI, LLC, a subsidiary of Wyndham Worldwide Corp. In 2007, approximately 99% of all U.S.-based vacation ownership resorts were participants in an exchange network offered by Interval or RCI or both. Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers.

Competitive Strengths

As an industry leader, Interval is well-positioned to capitalize on the growth of the vacation ownership industry

        As an industry leader, Interval is well-positioned to provide vacation exchange services to new and existing vacation interest owners that offer owners flexibility to select alternate vacation options, destinations and seasons in which to enjoy use of their vacation interests and experience other products and services through the membership in the Interval vacation exchange networks.

Meaningful value proposition to an affluent customer base of vacation interest owners

        According to a 2006 study by Ragatz Associates, flexibility and ability to exchange were two of the top ten purchase motivations of recent U.S. vacation interest purchasers. The flexibility Interval membership provides, coupled with its relatively low cost as a percentage of the vacation interest purchase price (generally less than 1% of the sale price of a vacation interest), provides an attractive value proposition for Interval's members.

        A 2006 study conducted by Simmons found that Interval's U.S. membership base is comprised of individuals and families, with an average primary home market value of approximately $440,000, median household income of approximately $108,000 and approximately 35% owning a second home in addition to their vacation interest. More than 45% of Interval's U.S. members own more than one week of vacation ownership per year, with 28% owning two weeks and 18% owning three weeks or more. Interval members travel 35 nights per year on average. By focusing on this high quality demographic, we are able to realize increased revenue per member, enhance our ability to cross-sell and deliver a wide array of supplemental products and services in addition to traditional exchange services.

Longstanding relationships with leading resort developers, a trusted exchange platform and a scalable infrastructure

        Through Interval, we have developed strong relationships with quality-tier independent resort developers and branded hospitality companies, which in turn value the size and quality of the Interval Network and the value proposition it represents to vacation interest owners. Of the top 25 new member producing accounts in 2007, the average affiliation tenure is approximately 16 years. Interval has developed its service offering with the philosophy to complement rather than compete with its resort developer clients, which we believe has contributed to the long standing relationships it enjoys with its developer clients.

Global footprint

        The Interval Network includes resorts in over 75 countries, and we maintain sales and service offices around the world. Our growing global footprint, coupled with our longstanding developer relationships, provides us with multiple opportunities to participate in the future growth of the global vacation ownership industry.

Recurring revenue streams and strong financial performance through economic downturns

        Our recurring revenues from membership fees and transaction revenue (collectively, more than 87% of Interval's total revenues since 2003) have historically been predictable in nature, and have allowed us to display financial stability during two prior economic downturns. While in the past the vacation ownership industry has significantly outperformed traditional lodging segments during periods of slow economic growth, the current tightening of credit markets have negatively impacted the development, sales and marketing initiatives of resort developers in the vacation ownership industry.

Seasoned management team with demonstrated history of success

        Our senior management team, led by Craig Nash, has over 110 years of combined experience with the Company. The senior management team has been responsible for many of our core strategies, including focusing on a higher income customer base, enhancing developer and branded hospitality company relationships, expanding into new international markets and entering the vacation rental and property management services business through the acquisition of Hawaii's second largest independent player in the market.

Business Strategy

        To serve our clients and profitably grow our business, we are pursuing the following strategic initiatives:

Expand services to and leverage our strategic developer relationships

        Interval believes it can leverage its existing strategic developer relationships to capitalize on the future expansion of currently participating resort developers, to establish relationships with additional resort developers building new resorts and to pursue strategic partnerships with other high quality companies. Interval strengthens these relationships by offering select resort developers, for additional consideration, back-office and operational support services including reservation services, loan servicing and maintenance fee billing. Also, Interval seeks to bring additional value to its developer clients and potentially add to its revenues through several lead generation initiatives, each aimed at driving new vacation ownership purchasers (and new Interval members) into the vacation ownership market.

Increase non-vacation exchange related revenue

        We believe that our Interval Network membership base of approximately 2 million vacation owners provides an opportunity to continue to cross-sell existing value-added services and non-vacation exchange products as well as to offer new services and products. As an example, for an incremental annual fee, our Interval Gold program offers benefits such as discounts on Interval's Getaway program, a concierge service, a hotel discount program and Interval Options, a service that allows members to relinquish the use of their vacation interest annually towards the booking of a cruise, golf or spa vacation. Approximately 40% of our members were enrolled in Interval Gold as of September 30, 2008. We seek to grow the non-exchange related revenue from existing offerings, and intend to continue to develop new service and product offerings that serve the needs of our membership base in order to profitably grow our business.

Support continued growth of online transactions

        IntervalWorld.com provides Interval's members with access to transact virtually all member services. Through this website, customers may easily exchange properties around the globe and purchase Gateways, renew their memberships and, in the United States, make travel arrangements. Interval's online confirmations have grown from approximately 14% of total bookings in 2003 to approximately 26% in 2007. Interval continues to support and encourage member usage of IntervalWorld.com, through online-only promotions, expansion of online product offerings and improvement of site usability.

Continue international expansion

        We continue to make strategic investments to capitalize on growing international demand for upscale vacation ownership resort development. In 2007, Interval expanded its operational presence in Asia. We believe that our continued expansion of our exchange networks internationally will appeal to our members and enhance our relationships with resort developers.

Pursue strategic acquisitions opportunistically

        We plan to selectively evaluate potential acquisitions, joint ventures and other business arrangements that focus on the vacation rental and membership services sectors, and may use such activities to expand our membership base, provide cross-selling opportunities, or otherwise enhance or complement our existing operations and strategy.

Overview of the Spin-off and Related Financing Transactions

The separation

        On August 20, 2008, IAC completed its separation into five separate, publicly traded companies via the distribution of all of the outstanding shares of common stock of the Spincos, each previously a wholly-owned subsidiary of IAC. At the time of the spin-offs, the Spincos held directly or indirectly the assets and liabilities associated with the following businesses:

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  HSNi;

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  ILG;

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  Ticketmaster; and

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  Tree.com.

        Prior to the spin-offs, we entered into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the separation of the Spincos and provide a framework for the relationships of the Spincos with IAC and each other. Immediately following the spin-offs, IAC stockholders owned 100% of the outstanding common stock of each of the Spincos.

        In connection with certain internal restructuring steps implemented in contemplation of and in order for IAC to complete the Spin-Off of ILG and the other Spincos, on August 20, 2008, IAC transferred to ILG all of the outstanding stock of Interval Acquisition Corp., which, directly and through its subsidiaries, holds ownership interests in those entities and assets through which the businesses of ILG are conducted, and the assets of ILG are held. See "The Transactions."

Financing transactions

        On August 19, 2008, Interval Acquisition Corp. entered into an indenture, which was supplemented on August 20, 2008, pursuant to which it issued the old notes to IAC. Interval Acquisition Corp.'s obligations under the indenture and the old notes are guaranteed by Interval Acquisition Corp.'s domestic subsidiaries and ILG. IAC exchanged the old notes on August 20, 2008 for certain of IAC's 7% Senior Notes due 2013 (the "IAC Notes") pursuant to a Notes Exchange and Consent Agreement, dated as of July 17, 2008, by and among IAC, Interval Acquisition Corp. and certain institutional holders (the "Noteholders") of IAC Notes (the "Exchange Agreement"). On August 20, 2008, Interval Acquisition Corp. and the guarantors entered into a Registration Rights Agreement with the Noteholders that exchanged certain of their IAC Notes for Interval Notes pursuant to the Exchange Agreement (the "Registration Rights Agreement").

        In connection with the spin-off, Interval Acquisition Corp. also entered into new senior secured credit facilities, consisting of a $150 million term loan and a $50 million revolving credit facility, which provided funding for a cash distribution to IAC at the time of the spin-off of approximately $89.4 million.

        The issuance of the old notes and entering into of the senior secured credit facility are collectively referred to in this prospectus as the "financing." See "The Transactions" and "Description of Certain Indebtedness."

Organizational chart

        The figure below illustrates our organizational and borrowing structure:

Corporate Information

        Interval Acquisition Corp. was incorporated in Delaware in September 1997. ILG was incorporated in Delaware in May 2008. Interval Acquisition Corp.'s and ILG's principal office is located at 6262 Sunset Drive, Miami, Florida 33143 and their phone number is (305) 666-1861.

 THE EXCHANGE OFFER

        On August 19, 2008, $300,000,000 principal amount of 9.5% Senior Notes due 2016, the old notes to which the exchange offer applies, were issued by Interval Acquisition Corp. to IAC in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. IAC exchanged the old notes on August 20, 2008 for the IAC Notes pursuant to the Exchange Agreement. The old notes have been fully and unconditionally guaranteed, jointly and severally, by all of the issuer's domestic subsidiaries and by the issuer's parent, ILG. In connection with the offering of the old notes, the issuer and the guarantors agreed to conduct the exchange offer pursuant to the Registration Rights Agreement with the Noteholders that exchanged certain of their IAC Notes for Interval Notes pursuant to the Exchange Agreement.

The Exchange Offer	The issuer is offering new 9.5% Senior Notes due 2016, fully and unconditionally guaranteed by the guarantors, jointly and severally, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them, and the issuer must accept them. The issuer will exchange all old notes that you validly tender and do not validly withdraw. The issuer will cancel all old notes accepted for exchange and issue registered new notes promptly after the expiration of the exchange offer.

Resale of New Notes

We believe that, if you are not a broker-dealer, you may offer the new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes and the related guarantees without complying with the registration and prospectus delivery requirements of the Securities Act if you:

	•	are acquiring the new notes in your ordinary course of business;
	•	are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution," as defined under the Securities Act, of the new notes; and
	•	are not an "affiliate," as defined under the Securities Act, of the issuer or any guarantor.

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the conditions described above is not satisfied, you may not rely on the SEC interpretations and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution and Selling Restrictions."

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 28, 2009, unless we extend the expiration date.
Withdrawal

You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offer—Withdrawal Rights."

Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires:
	•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent;
•

if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent's message indicating, among other things, the holder's agreement to be bound by the letter of transmittal; or

	•	comply with the procedures described below under "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
A holder of old notes that tenders old notes in the exchange offer must represent, among other things, that:
	•	the holder is acquiring the new notes in its ordinary course of business;
	•	the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;
	•	the holder is not an affiliate of the issuer or any guarantor;
	•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations; and
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if such holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such new notes.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address or facsimile number given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If:
	•	you beneficially own old notes;
	•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and
	•	you wish to tender your old notes in the exchange offer,
you should contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
Guaranteed Delivery

If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes, but:

	•	the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or
	•	you cannot complete the procedure for book-entry transfer on time, you may tender your old notes in accordance with the procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Consequences of Not Exchanging Old Notes

If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights. See "Risk Factors—Risks Associated with the Exchange Offer—If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer" for further information.

Appraisal or Dissenters' Rights	You do not have any appraisal or dissenters' rights in connection with the exchange offer.

Certain Material U.S. Federal Tax Consequences

If the "stated redemption price at maturity" of the new notes exceeds their "issue price" by more than the statutory de minimis threshold, the new notes will be treated as having been issued with original issue discount for United States federal income tax purposes. A U.S. holder (as defined in "Certain Material United States Federal Income Tax Consequences") of a new note may be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder's regular method of accounting for United States federal income tax purposes. See "Certain Material United States Federal Income Tax Consequences" for more detail.

Conditions	The exchange offer is subject to the conditions that:
	•	the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC;
•

no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer and no material adverse development shall have occurred with respect to the issuer; and

	•	all governmental approvals shall have been obtained that the issuer deems necessary for the consummation of the exchange offer.
Use of Proceeds

We will not receive any proceeds from the exchange offer or the issuance of the new notes. The old notes were issued to IAC as a distribution in connection with the spin-off and other transactions described in this prospectus. See "The Transactions" and "Use of Proceeds."

Acceptance of Old Notes and Delivery of New Notes

The issuer will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. The issuer and the guarantors will complete the exchange offer and the issuer will issue the new notes promptly after the expiration date.

Exchange Agent

The Bank of New York Mellon, National Association is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.

 THE NEW NOTES

        The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        The new notes will represent the same debt as the old notes and will be governed by the same indenture, which is governed by New York law and is referred to in this prospectus as the indenture. In this section of the prospectus, under the heading "The New Notes," the term "notes" refers to both the new notes and the old notes.

Issuer	Interval Acquisition Corp., a Delaware corporation
Notes Offered	$300,000,000 aggregate principal amount of 9.5% Senior Notes due 2016
Maturity Date	September 1, 2016
Interest	Annual rate: 9.5%
Interest will be payable in cash on March 1 and September 1 of each year, beginning on March 1, 2009.
Guarantees	The old notes are, and the new notes will be, guaranteed, jointly and severally, by the guarantors.
Ranking	The old notes are, and the new notes will be, the issuer's unsecured obligations, ranking:
• equally in right of payment with all of the issuer's existing and future senior debt;
• senior in right of payment to all of the issuer's future subordinated indebtedness, if any; and
•
effectively junior to (i) all debt and other liabilities (including trade payables) of our subsidiaries that are not guarantors and (ii) all secured obligations to the extent of the value of the collateral securing such obligations, including obligations under our senior secured credit agreement.
Each guarantor's guarantee of the old notes is, and the new notes will be, that guarantor's unsecured obligation, ranking:
• equally in right of payment with all existing and future senior debt of such guarantor;
• senior in right of payment to all future subordinated indebtedness, if any, of such guarantor; and

•
effectively junior to secured obligations of such guarantor to the extent of the value of the collateral securing such obligations, including the secured guarantee by such guarantor of our obligations under our senior secured credit agreement.

In the event that our secured creditors exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. The assets of the issuer's subsidiaries that are not guarantors of the notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.
As of September 30, 2008:
• the issuer and its subsidiaries had $450.0 principal amount of indebtedness on a consolidated basis, of which:
• $300.0 million principal amount of the notes, and
• $150.0 million principal amount of secured debt;
• an additional $50.0 million was available for borrowing on a secured basis under our senior secured credit facilities, which borrowings and related guarantees would be secured.

Our non-guarantor subsidiaries accounted for $42.4 million or 13.3% of our total revenues for the nine months ended September 30, 2008 and approximately $47.1 million, or 13.1% of our total revenues for the year ended December 31, 2007 and accounted for $96.5 million or 9.8% of our total assets and approximately $50.1 million or 6.0% of our total liabilities as of September 30, 2008.
See "The Transactions" and "Description of Certain Indebtedness."
Optional Redemption
The issuer may not redeem the notes, in whole or in part, prior to September 1, 2012. On or after September 1, 2012, the issuer may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest as set forth under "Description of New Notes—Optional Redemption."
Change of Control Offer
Upon the occurrence of a change of control, holders of notes will have the right to require the issuer to repurchase some or all of their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of New Notes—Change of Control."

Certain Covenants	The indenture governing the notes contains covenants limiting, among other things, the issuer's ability and the ability of the issuer's restricted subsidiaries to:
	•	incur additional debt;
	•	pay dividends on capital stock or repurchase capital stock;
	•	make certain investments;
	•	enter into certain types of transactions with affiliates;
	•	limit dividends or other payments by our restricted subsidiaries to us;
	•	use assets as security in other transactions; and
	•	sell certain assets or merge with or into other companies.
These covenants are subject to important exceptions and qualifications. See "Description of New Notes."

 Summary Consolidated Historical Financial and Other Data

        The following table presents certain historical financial data and other data for ILG and its consolidated subsidiaries, including Interval Acquisition Corp., for each of the years in the five-year period ended December 31, 2007 and for the nine months ended September 30, 2007 and 2008. The data from each of the years in the five-year period ending December 31, 2007 was derived, in part, from our historical consolidated financial statements included elsewhere in this prospectus and reflects our operations and financial position at the dates and for the periods indicated. The data for the nine months ended September 30, 2007 and 2008 was derived, in part, from our unaudited interim consolidated financial statements included elsewhere in this prospectus and reflects our operations and financial position at the dates and for the periods indicated. However, this financial information does not necessarily reflect what our historical financial position and results of operations would have been had we been a stand-alone public company during the periods presented.

        The unaudited historical financial data below and our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited historical financial data below and our unaudited interim consolidated financial statements for the nine months ended September 30, 2007 and 2008 include all adjustments necessary for a fair presentation of such information and statements. Our results for the nine months ended September 30, 2008 are not necessarily indicative of the results for the year ending December 31, 2008.

        The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data included herein.

	Years Ended December 31,					Nine Months Ended September 30,
	2003	2004	2005	2006	2007(1)	2007	2008
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Operating Results:
Revenue	$206,453	$242,101	$260,843	$288,646	$360,407	$268,337	$319,876
Gross profit	146,574	178,213	200,049	222,353	259,608	196,619	217,354
Operating income	24,507	49,624	72,824	86,128	106,566	83,317	89,147
Other income (expense):
Interest income	1,701	3,870	6,518	8,914	10,345	7,694	10,793
Interest expense	(2,020)	(1,162)	(623)	(357)	(205)	(165)	(5,487)
Other income (expense)	322	(626)	(272)	(774)	(606)	(616)	835
Total other income, net	3	2,082	5,623	7,783	9,534	6,913	6,141
Earnings before income taxes and minority interest	24,510	51,706	78,447	93,911	116,100	90,230	95,288
Net income	$14,918	$31,730	$49,243	$58,043	$71,056	$55,114	$56,818

(1)
Reflects results of RQH from May 31, 2007, the date on which RQH was acquired, through December 31, 2007.

	Years Ended December 31,
	2003	2004	2005	2006	2007(1)
			(unaudited)
Other Operating Metrics:
Interval
Total active members (in thousands)(2)	1,594	1,696	1,782	1,850	1,961
Average revenue per member(3)	$122.72	$136.94	$140.37	$149.55	$156.75
RQH
Available room nights (in thousands)(4)	—	—	—	—	955
Revenue per available room(5)	—	—	—	—	$127.14

(1)
Includes RQH from May 31, 2007, the date on which RQH was acquired.

(2)
Active members as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

(3)
Membership fee revenue, transaction revenue and ancillary revenue, such as revenue related to insurance and travel related services provided to members of ILG's exchange networks for the applicable period, divided by the monthly weighted average number of active members during the applicable period.

(4)
Number of nights available at RQH—managed vacation properties during the period.

(5)
Gross lodging revenue divided by the number of available room nights during the period.

	December 31,					September 30,
	2003(1)	2004(1)	2005(1)	2006	2007	2008(1)
	(in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$20,034	$33,810	$36,443	$37,557	$67,113	$129,921
Total assets	799,847	789,383	783,032	767,677	922,617	981,529
Total shareholders' equity	522,577	467,746	439,947	408,887	513,367	145,132

	Years Ended December 31,					Nine Months Ended September 30,
	2003	2004	2005	2006	2007(2)	2007	2008
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(In thousands, except for ratios)
Cash Flow Data:
Net cash provided by operating activities	N/A	N/A	$95,031	$106,387	$125,580	$97,061	$97,675
Net cash used in investing activities	N/A	N/A	(89,095)	(110,247)	(208,910)	(74,134)	(82,948)
Net cash (used in) provided by financing activities	N/A	N/A	(33)	465	112,192	258	50,026
Other Financial Data:
Depreciation and amortization	$34,489	$33,764	$32,588	$33,052	$35,294	$26,561	$26,486
Capital expenditures	(8,091)	(6,927)	(8,966)	(6,682)	(10,319)	(6,878)	(9,596)
EBITDA(3)	51,553	76,458	99,303	114,634	137,074	112,120	122,560
Ratio of earnings to fixed charges	6.0	14.0	23.5	28.2	34.6	36.0	13.1

(1)
Balance sheet data as of December 31, 2003, 2004 and 2005 and September 30, 2008 is unaudited.

(2)
Reflects the results of RQH from May 31, 2007, the date on which RQH was acquired.

(3)
EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation, (3) amortization and impairment of intangibles, (4) goodwill impairments, (5) income tax provision, (6) minority interest in income of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, excluding the effects of any non-cash expenses. We also believe this non-GAAP financial measure improves the transparency of our disclosures, provides a meaningful presentation of our results from our business operations, excluding the impact of certain items not related to our core business operations and improves the period to period comparability of results from business operations. EBITDA has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation.

EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

  EBITDA is reconciled to net income as follows:

	Years Ended December 31,					Nine Months Ended September 30,
	2003	2004	2005	2006	2007	2007	2008
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Net Income	$14,918	$31,730	$49,243	$58,043	$71,056	$55,114	$56,818
Non-cash compensation expense	1,826	1,705	1,259	3,286	3,629	2,242	6,927
Depreciation expense	9,269	8,544	7,368	7,832	8,415	6,100	7,056
Amortization expense of intangibles	25,220	25,220	25,220	25,220	26,879	20,461	19,430
Income tax provision	9,592	19,975	29,204	35,868	45,032	35,108	38,460
Minority interest in income of consolidated subsidiaries	—	—	—	—	12	8	10
Interest income	(1,701)	(3,869)	(6,518)	(8,914)	(10,345)	(7,694)	(10,793)
Interest expense	2,020	1,162	623	357	205	165	5,487
Other non-operating (income) expense	(322)	626	272	774	606	616	(835)

EBITDA	$60,822	$85,093	$106,671	$122,466	$145,489	$112,120	$122,560

 RISK FACTORS

        You should carefully consider the risk factors discussed below as well as the other information contained in this prospectus before deciding whether to invest in the notes. The risks discussed below, any of which could materially and adversely affect our business, financial condition or results of operations, are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In this "Risk Factors" section, the term "notes" refers to both the new notes and the old notes.

Risks Relating to Our Indebtedness and the Notes

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

        Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit agreement and the indenture governing the notes restrict our ability to dispose of assets, use the proceeds from any disposition of assets and to refinance our indebtedness. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of September 30, 2008, we had total debt of approximately $426.7 million, consisting of $300 million of notes offered hereby with an original issue discount of $23.5 million and $150 million of borrowings under our senior secured credit facilities. We also had an additional $50 million, net of any letters of credit usage, available for borrowing under the revolving portion of our senior secured credit facilities at that date. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

  •
  make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the notes and our other indebtedness;

  •
  limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

  •
  limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

  •
  require us to use a substantial portion of our cash flow from operations to make debt service payments; limit our flexibility to plan for, or react to, changes in our business and industry;

  •
  place us at a competitive disadvantage compared to our less leveraged competitors; and

  •
  increase our vulnerability to the impact of adverse economic and industry conditions.

Despite our current level of indebtedness, we may still be able to incur substantially more indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness that ranks equally with the notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the notes and the guarantees in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors' existing and future secured indebtedness.

        The notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under our senior secured credit facilities. Additionally, the indenture governing the notes permits us to incur additional secured indebtedness in the future. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes or the affected guarantees. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of September 30, 2008, the notes and the guarantees were effectively subordinated to $150 million of senior secured indebtedness all of which would have been under our senior secured credit facilities. We also had an additional $50 million available for borrowing under the revolving portion of our senior secured credit facilities, and the notes and the guarantees would have been effectively subordinated to any borrowings thereunder.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the notes.

        The notes will not be guaranteed by our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, we may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary. As of September 30, 2008, we had $450 million of outstanding debt on a consolidated basis, of which $150 million was secured debt (excluding $50 million of unused revolving commitments, net of any letters of credit usage, under our senior secured credit facilities.) Our non-guarantor subsidiaries accounted for approximately $42.4 million, or 13.3%, of our total revenues for the nine months ended September 30, 2008, and approximately $47.1 million, or 13.1%, of our total revenues for the year ended December 31, 2007, and approximately $96.5 million, or 9.8%, of our total assets and approximately $50.1 million, or 6.0%, of our total liabilities as of September 30, 2008.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under the senior secured credit facilities, that is not waived by the required lenders thereunder, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in certain instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indenture governing the notes offered hereby), we could be in default under the terms of the agreements governing such indebtedness, including our senior secured credit agreement and the indenture governing the notes offered hereby. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

        The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. We cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

Our being subject to certain fraudulent transfer and conveyance laws may have adverse implications for the holders of the notes.

        Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes or a guarantee can be voided or subordinated to the presently existing or future indebtedness of the issuer or such guarantors if, among other things, the issuer or any guarantor, at the time it, as applicable, issued the notes or incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the notes or a guarantee, received less than reasonably equivalent value or fair consideration for the issuing of the notes or the incurrence of the guarantee and:

  •
  was insolvent or was rendered insolvent by reason of the related financing transactions;

  •
  was engaged or was about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        The notes or any guarantee may also be voided, without regard to these factors, if a court finds that the issuer or the guarantor issued the notes or entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that the issuer or any guarantor did not receive reasonably equivalent value or fair consideration for the issuance of the notes or for a guarantee if it did not substantially benefit directly or indirectly from the issuance of the notes or the guarantees. If a court were to void the issuance of the notes or a guarantee, you would no longer have a claim against the issuer or such guarantor, as applicable. Sufficient funds to repay the notes may not be available from other sources, including the issuer or the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the issuer or any guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, the issuer or a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.

        Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of obligations under the notes in the event of a change in control. Further, we will be contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered upon a change of control. Accordingly, we may be unable to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to purchase the notes as required under the indenture would result in a default under the indenture and a cross-default under our senior secured credit facilities, each of which could have material adverse consequences for us and the holders of the notes. In addition, the senior secured credit facilities will provide that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See "Description of New Notes—Change of Control."

Covenants in our debt agreements restrict our business in many ways.

        The indenture governing the notes and our senior secured credit facilities contain various covenants that limit our ability and/or our restricted subsidiaries' ability to, among other things:

  •
  incur additional debt;

  •
  incur additional liens;

  •
  issue redeemable stock and preferred stock;

  •
  pay dividends or distributions or redeem or repurchase capital stock;

  •
  prepay, redeem or repurchase debt;

  •
  make loans, investments and capital expenditures;

  •
  enter into agreements that restrict distributions from our subsidiaries;

  •
  sell assets and capital stock of our subsidiaries;

  •
  enter into certain transactions with affiliates; and

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person.

        In addition, our senior secured credit facilities contain restrictive covenants and require us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facilities and/or the indenture governing the notes. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities. If the lenders under our senior secured credit facilities accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities and our other indebtedness, including the notes. See "Description of Certain Indebtedness." Our borrowings under our senior secured credit facilities are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Certain covenants contained in the indenture will not be applicable during any period in which the notes are rated investment grade.

        The indenture governing the notes provides that certain covenants will not apply to us during any period in which the notes are rated investment grade by both Standard & Poor's and Moody's and no default has otherwise occurred and is continuing under the indenture. The covenants that would be suspended include, among others, limitations on and our restricted subsidiaries' ability to pay dividends, incur indebtedness, sell certain assets and enter into certain other transactions. Any actions that we take while these covenants are not in force will be permitted even if the notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, the notes will maintain such ratings. See "Description of New Notes—Suspension of Covenants."

If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, or compliance with requirements for guaranteed delivery, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections of this prospectus entitled "The Exchange Offer" and "Plan of Distribution and Selling Restrictions."

United States holders may be required to pay United States federal income tax on accrual of original issue discount on the notes.

        If the "stated redemption price at maturity" of the notes exceeds their "issue price" by more than the statutory de minimis threshold, the notes are treated as having been issued with original issue discount for United States federal income tax purposes. A U.S. holder (as defined in "Certain Material United States Federal Income Tax Consequences") of a note may be required to include such original issue discount in gross income as it accrues, in advance of the receipt of cash attributable to that income and regardless of the U.S. holder's regular method of accounting for United States federal income tax purposes. See "Certain Material United States Federal Income Tax Consequences" for more detail.

Risks Relating to Our Spin-off from IAC

After our spin-off from IAC, we may be unable to make the changes necessary to operate effectively as a separate public entity.

        Following our spin-off from IAC, IAC has no obligation to provide financial, operational or organizational assistance to us, other than limited services pursuant to a transition services agreement that we entered into with IAC and the other Spincos in connection with the spin-offs. As a separate public entity, we are subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ's continued listing requirements, as well as generally applicable tax and accounting rules. We may be unable to implement successfully the changes necessary to operate as an independent public entity.

We have incurred and expect to continue to incur increased costs relating to operating as an independent company that could cause our cash flow and results of operations to decline.

        We expect that the obligations of being a public company, including substantial public reporting and investor relations obligations, will require new expenditures, place new demands on our management and will require the hiring of additional personnel. We may need to implement additional systems that require new expenditures in order to adequately function as a public company. Such expenditures could adversely affect our business, financial condition and results of operations.

        In addition, prior to the spin-off IAC's businesses, by virtue of being under the same corporate structure, the Spincos shared economies of scope and scale in costs, human capital, vendor relationships and customer relationships with the businesses that we and the other Spincos own following the spin-offs. The increased costs resulting from the loss of these benefits could have an adverse effect on us.

If one or more spin-offs, together with certain related transactions, were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, IAC, the Spincos and IAC stockholders may be subject to significant tax liabilities.

        We received a private letter ruling from the Internal Revenue Service (the "IRS") and an opinion of counsel regarding the qualification of the spin-offs, together with certain related transactions, as transactions that are generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The IRS private letter ruling and the opinions were based on, among other things, certain assumptions as well as the accuracy of certain representations and statements that IAC and the Spincos made to the IRS and to counsel or IAC's external tax advisors. If any of these representations or statements are, or become, inaccurate or incomplete, or if IAC or the Spincos breach any of their respective covenants, the IRS private letter ruling and/or the opinions may be invalid.

        Moreover, the IRS private letter ruling does not address all the issues that are relevant to determining whether the spin-offs qualify as transactions that are generally tax free for U.S. federal income tax purposes. Notwithstanding the IRS private letter ruling and opinion of counsel, the IRS could determine that one or more of the spin-offs should be treated as a taxable distribution if it determines that any of the representations, assumptions or undertakings that were included in the request for the IRS private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling.

        If one or more spin-offs were to fail to qualify as a transaction that is generally tax free for U.S. federal income tax purposes under Sections 355 and/or 368(a)(1)(D) of the Code, then IAC generally would recognize gain in an amount equal to the excess of (i) the fair market value of the Spinco common stock distributed to the IAC stockholders in such taxable spin-off over (ii) IAC's tax basis in the common stock of such Spinco. In addition, each IAC stockholder who received Spinco common stock in such taxable spin-off generally would be treated as having received a taxable distribution in an amount equal to the fair market value of the Spinco common stock received (including any fractional share sold on behalf of the stockholder) in such spin-off, which would be taxable as a dividend to the extent of the stockholder's ratable share of IAC's current and accumulated earnings and profits (as increased to reflect any current income, including any gain, recognized by IAC on the taxable spin-off). The balance, if any, of the distribution would be treated as a nontaxable return of capital to the extent of the IAC stockholder's tax basis in its IAC stock, with any remaining amount being taxed as capital gain.

        Under the Tax Sharing Agreement that we entered into with IAC and the other Spincos, each Spinco generally is required to indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts resulted from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, or (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. The ability of IAC or the other Spincos to collect under these indemnity provisions will depend on the financial position of the indemnifying party. See "Certain Relationships and Related Party Transactions—Relationships Among IAC and the Spincos—Tax Sharing Agreement."

        In addition, the IRS could disagree with or challenge the conclusions reached in one or more of the tax opinions that IAC received with respect to certain related matters and transactions. In such case, IAC could recognize material amounts of taxable income or gain.

Certain transactions in IAC or Spinco equity securities could cause one or more of the spin-offs to be taxable to IAC and may give rise to indemnification obligations of ILG under the Tax Sharing Agreement.

        Current U.S. federal income tax law creates a presumption that the spin-off of a Spinco would be taxable to IAC, but not to its stockholders, if such spin-off is part of a "plan or series of related transactions" pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in IAC or such Spinco. Acquisitions that occur during the four-year period that begins two years before the date of a spin-off are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the spin-off. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a spin-off are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide several "safe harbors" for acquisitions that are not considered to be part of a plan.

        These rules will limit our ability during the two-year period following the spin-offs to enter into certain transactions that might be advantageous to us and our stockholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, and, under certain circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired. Under the Tax Sharing Agreement, there are restrictions on our ability to take such actions until September 2010.

        In addition, the Tax Sharing Agreement generally provides that each Spinco will indemnify IAC and the other Spincos for any taxes resulting from the spin-off of such Spinco (and any related interest, penalties, legal and professional fees, and all costs and damages associated with related stockholder litigation or controversies) to the extent such amounts result from (i) any act or failure to act by such Spinco described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of such Spinco or a member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. See "Certain Relationships and Related Party Transactions—Tax Sharing Agreement."

        In addition to actions of IAC and the Spincos, certain transactions that are outside their control and therefore not subject to the restrictive covenants contained in the Tax Sharing Agreement, such as a sale or disposition of the stock of IAC or the stock of a Spinco by certain persons that own five percent or more of any class of stock of IAC or such Spinco, respectively, could have a similar effect on the tax-free status of the spin-offs as transactions to which IAC or a Spinco is a party. As of August 20, 2008, Liberty Media Corporation and certain of its affiliates, in the aggregate, owned ILG stock representing approximately 29.6% by vote and value. Accordingly, in evaluating our ability to engage in certain transactions involving our equity securities, we will need to take into account the activities of Liberty Media Corporation and its affiliates.

        As a result of these rules, even if the ILG spin-off otherwise qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, transactions involving ILG or IAC equity securities (including transactions by certain significant stockholders) could cause IAC to recognize taxable gain with respect to the stock of ILG as described above. Although the restrictive covenants and indemnification provisions contained in the Tax Sharing Agreement are intended to minimize the likelihood that such an event will occur, the ILG spin-off may become taxable to IAC as a result of transactions in IAC or ILG equity securities.

The spin-off agreements were not the result of arm's length negotiations.

        The agreements that we entered into with IAC and the other Spincos in connection with the spin-offs, including the Separation and Distribution agreement, tax sharing agreement, employee matters agreement and transition services agreement, were established by IAC, in consultation with the Spincos, with the intention of maximizing the value to current IAC's shareholders. Accordingly, the terms for us may not be as favorable as would have resulted from negotiations among unrelated third parties.

Risk Factors Relating to Our Business

Adverse Event and Trends—Adverse events and trends in the vacation ownership, vacation rental and travel industries could adversely affect our business, financial condition and results of operations.

        The success of ILG and our businesses depends, in substantial part, upon the health of the worldwide vacation ownership, vacation rental and travel industries. Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns. Also, inclement weather and/or natural disasters, such as earthquakes, hurricanes, fires, floods and tsunamis may result in the inability of consumers to travel to and vacation in certain destinations and regions in which participating resorts operate and/or vacation rental properties are located. Similarly, significant damage to resorts and/or vacation rental properties could result in a decrease in the number of resort accommodations or vacation rentals available for use in our vacation ownership membership programs or as vacation rentals. Our businesses are also sensitive to travel health concerns, such as SARS, bird flu and other pandemics, as well as concerns related to terrorism, enhanced travel security measures and/or geopolitical conflicts.

        Accordingly, downturns or weaknesses in the travel industry or price increases for travel related services, including economic factors adversely impacting consumers' decisions to use and consume travel services, the overall financial instability of the airline industry and associated air carrier bankruptcies, decreased airlift to relevant markets, job actions and strikes, and increased costs of transportation based on increased fuel prices, could adversely affect our business, financial condition and results of operations, as could inclement weather, natural disasters, health concerns, terrorism, enhanced travel security measures and/or geopolitical conflicts. The current downturn in the economy has increased default rates in the vacation ownership industry and may also increase refund requests from our members. These factors could result in a decrease in the number of Interval exchange network members and have a material adverse effect on our business, financial condition and results of operations.

Ability to Obtain Financing—Lack of available financing for vacation property developers and consumers could adversely affect our ability to maintain and grow our exchange network membership which could adversely affect our business, financial condition and results of operations.

        Vacation property developers rely on the credit markets to finance new development and for receivables financing. If financing for development of resorts is not available or is only available on unacceptable terms, the developers may delay or cancel planned projects which would have been a source of new members for our exchange networks. If receivables financing is not available or is only available on unacceptable terms, developers may need to scale back or even cease operations, including sales and marketing efforts, that also could have been a source of new members for our exchange networks. In addition, lack of available credit for consumers may decrease the number of potential purchasers of vacation interests and may increase default rates and refund requests among current vacation interest owners. The decrease in the number of our exchange network members that could result from these factors could have a material adverse effect on our business, financial condition and results of operations.

Competition—The industries in which our businesses operate are highly competitive and these businesses are subject to risks relating to competition that may adversely affect our performance.

        Our businesses will be adversely impacted if they cannot compete effectively in their respective industries, each of which is highly competitive. Our company's continued success depends upon our ability to compete effectively in markets that contain numerous competitors, some of which may have significantly greater financial, marketing and other resources than we have. In particular, in the case of our Interval business, its primary competitor, RCI is larger and, through the resources of its corporate affiliates, particularly, Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, may have greater access to a significant segment of new vacation ownership purchasers. New competition or existing competition that does not operate on a value-added, membership basis may cause Interval to reduce its fee structure or potentially modify its business model, which would adversely affect our business, financial condition and results of operations.

Third Party Relationships—We depend on relationships with developers, members and other vacation property owners and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

        Our Interval business is dependent upon vacation ownership developers for new members and supply of resort accommodations for use in confirmed vacations, as well as upon members to renew their existing memberships and otherwise engage in transactions. Our RQH business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers.

        Interval has established multi-year relationships with numerous developers pursuant to exclusive affiliation agreements and we believe that relationships with these entities are generally strong, but these historical relationships may not continue in the future. The non-renewal or termination of an affiliation agreement with a major developer or multiple affiliation agreements with a combination of smaller developers could have a material adverse effect on our business, financial condition and results of operations. Approximately one-third of the affiliation agreements with Interval's largest 25 developers, as determined based on new member contribution for the calendar year 2007, do not include auto-renewal provisions. During 2008, the affiliation agreements for several of Interval's largest new member producing developers are scheduled to renew. Negotiations aimed at the extension of these affiliation relationships are ongoing. The failure to renew some or all these agreements will impact Interval's new member enrollment and could have a material adverse impact on our business, financial condition and results of operation.

        Interval may be unable to maintain existing or negotiate new affiliation agreements with resort developers or secure renewals with existing members in its exchange programs, and its failure to do so would result in decreases in the number of new and/or existing members, the supply of resort accommodations available through its exchange networks and related revenues, which could have a material adverse effect on ILG's business, financial condition and results of operations. The non-renewal of an affiliation agreement will adversely affect the ability of Interval to secure new members for its programs from the non-renewing resort, and will result in the loss of existing members (and their vacation interests) to the extent that Interval does not secure membership renewals directly from such members.

        We believe that developers will continue to create and operate internal reservation and exchange systems, which decreases their reliance on vacation ownership membership programs, including those offered by Interval, and could adversely impact the supply of resort accommodations available through Interval's exchange networks. The vacation ownership industry continues to experience consolidation through the acquisition of vacation ownership developers by other developers, which may result in the diversion of exchange membership and other business. The ability of Interval to maintain existing or negotiate new affiliation agreements is adversely impacted by the continued creation and operation of internal reservation and exchange systems by developers, as well as by consolidation in the vacation ownership industry.

        Similarly, the failure of RQH to maintain existing or negotiate new property management and/or rental services arrangements with vacation property owners, as a result of the sale of property to third parties or otherwise, or the failure of vacationers to book vacation rentals through, RQH would result in a decrease in related revenues, which would have an adverse effect on our business, financial condition and results of operations.

Key Personnel—Loss of one or more of our key personnel could adversely affect our relationships with third parties, business, financial condition and results of operations.

        Our operations require managerial and operational expertise as well as the maintenance of relationships with resort developers and other third parties. In particular, we are dependent upon the management skills and continued services of several members of our senior management team, including Craig M. Nash, our Chief Executive Officer, Jeanette E. Marbert, our Chief Operating Officer, David C. Gilbert, Interval's Executive Vice President—Resort Sales and Marketing, and Kelvin M. Bloom, President of RQH. The failure of such key personnel to continue to be active in management of our businesses could have a material adverse effect on relationships with third parties, business, financial condition and results of operations. We do not maintain key employee insurance for any of our officers and employees.

Adverse Events and Trends in Key Vacation Destinations—Adverse events and trends in key vacation destinations could adversely affect our business, financial condition and results of operations.

        A substantial percentage of the vacation ownership resorts currently participating in Interval's exchange networks are located in Florida, Hawaii, Las Vegas, Mexico and Southern California, and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. Approximately $120 million in revenue was generated from travel to properties located in all of these locations as well as property management services performed in Hawaii in 2007. As a result, our ongoing ability to successfully process confirmed vacations for members, as well as our ability to find a market for accommodations sourced through RQH, is largely dependent on the continued desirability of these areas as key vacation destinations. While travel demand for these destinations has been historically high on a consistent basis, this may not continue to be the case. Any significant shift in travel demand for one or more of these key destinations or any adverse impact on transportation to them, such as decreased airlift or increased travel costs, could have a material adverse effect on our business, financial condition and results of operations.

        The bankruptcies of two prominent airlines serving the region and their resultant cessation of operations decreased the availability of flights for vacationers seeking to travel to Hawaii. According to the Hawaii Department of Business, Economic Development and Tourism ("DBEDT"), arrivals by air through September 30, 2008 dipped 9.1% over the same nine months in 2007. These factors along with the downturn in the general economic conditions of the Hawaiian travel and leisure industry could lead to a continued trend of lower demand for vacation properties in Hawaii, could result in increased obligations under guaranteed dollar amount or specified percentage provisions of certain property management agreements and could have a material adverse effect on our business, financial condition and results of operations.

        In addition, hurricanes, earthquakes or other adverse events impacting one or more of these key destinations could significantly reduce the number of accommodations available for confirmed vacations or rental to members and vacationers, as well as the need for vacation rental and property management services generally. Accordingly, any such event could have a material adverse effect on our business, financial condition and results of operations, the impact of which could be prolonged.

International Operations—Interval operates in a number of international markets, which exposes us to additional risks that could adversely affect our business, financial condition and results of operations.

        Revenues from international operations represented approximately 16%, 18% and 18% of our consolidated revenues in 2007, 2006 and 2005, respectively. The decrease in 2007, as compared to prior periods, is due to domestic revenue growing at a faster rate during this time period, primarily due to the acquisition of RQH in 2007. We currently expect to continue to seek to expand and invest in our vacation ownership membership business in various international markets, especially in Asia.

        In order to achieve widespread acceptance in international markets, Interval must continue to successfully tailor its services to the unique customs and cultures of relevant countries and markets. Learning the customs and cultures of various countries and markets can be difficult and costly, and the failure to do so could slow international growth. Operating in international markets also exposes us to additional risks, including, among others, changes in regulatory requirements, including taxation, limits on our ability to sell products and services and enforce intellectual property rights and difficulties in managing operations due to distance, language and cultural differences, including issues associated with establishing management systems and infrastructures and staffing and managing foreign operations. Also, in particular, significant fluctuations in the value of the U.S. dollar relative to certain foreign currencies could have an adverse effect on the results of our businesses operating in jurisdictions where the pricing for products and services is established in U.S. dollars and adjusted to local currency based on then-current exchange rates. We do not currently engage in hedging transactions designed to reduce our exposure to foreign currency risk.

        We are also exposed to risks associated with the repatriation of cash generated by certain of our foreign operations to the United States. Currently, we conduct vacation ownership exchange operations in one Latin American country from which we cannot repatriate cash generated by our operations in full. As of September 30, 2008, we had approximately $6.6 million in cash that can only be repatriated upon the approval of that country's government. While we continue to pursue the repatriation of this cash through all lawful means, these efforts may be unsuccessful. Furthermore, other countries in which we maintain operations may impose limitations on the repatriation of cash generated by operations in such countries now or in the future. Any limitation on us to repatriate significant cash generated by our international operations would have a material adverse effect on our business, financial condition and results of operations.

Acquisitions and Strategic Arrangements—We may experience financial and operational risks in connection with acquisitions and strategic arrangements. In addition, businesses acquired by us may incur significant losses from operations or experience impairment of carrying value.

        We acquired RQH in May 2007 and intend to selectively pursue other acquisitions. However, we may be unable to identify attractive acquisition candidates or complete transactions on favorable terms. In addition, in the case of acquired businesses, we will need to:

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  successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

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  maintain third party relationships previously established by acquired companies;

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  retain senior management and other key personnel at acquired businesses; and

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  successfully manage acquisition-related strain on our and/or the acquired businesses' management, operations and financial resources.

        We may not be successful in addressing these challenges or any others encountered in connection with historical and future acquisitions. In addition, the anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or the assumption of contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges. The occurrence of any of these events could adversely affect our business, financial condition and results of operations.

        We also intend to selectively enter into joint ventures and other strategic arrangements to provide new products and services complementary to those currently offered by our businesses. However, we may be unable to successfully enter into these arrangements on favorable terms or launch related products and services or such products and services may not gain market acceptance or be profitable. The failure to develop and execute any such initiatives on a cost-effective basis could have an adverse effect on our business, financial condition and results of operations.

Property Renovations—A significant decrease in the supply of available vacation rental accommodations due to ongoing property renovations could adversely affect our business, financial condition and results of operations.

        Several of the vacation rental properties in Hawaii for which RQH provides vacation rental and property management services are expected to undergo significant renovations over the next few years. While these renovations are not under our control (and ultimately are not funded by us), they will result in a decrease in the supply of vacation rental accommodations available to vacationers, as well as the need for vacation rental services, during the applicable renovation periods. Furthermore, ongoing renovations at a particular property may negatively impact the desirability of the property as a vacation destination. A significant decrease in the supply of available vacation rental accommodations and the need for vacation rental services during renovation periods, coupled with the inability to attract vacationers to properties undergoing renovations, could have a material adverse effect on our business, financial condition and results of operations.

Compliance and Changing Laws, Rules and Regulations—The failure of our businesses to comply with extensive regulatory requirements, or to obtain and maintain required licenses and rights, could adversely affect our business, financial condition and results of operations.

        Our businesses are subject to various laws, rules and regulations on a global basis, including those specific to the vacation ownership industry, as well as those applicable to businesses generally, such as consumer protection and sales, use, value-added and other tax laws, rules and regulations. While we believe that the operations and practices of our businesses have been structured in a manner to ensure material compliance with applicable laws, rules and regulations, the relevant regulatory authorities may take a contrary position. The failure of our businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on our business, financial condition and results of operations. In addition, unfavorable changes in the laws, rules and regulations applicable to our businesses, including those related to the imposition of taxes, could decrease demand for the services offered by our businesses, increase costs and/or subject us to additional liabilities, which could have an adverse effect on our business, financial condition and results of operations.

        The vacation ownership industry is subject to extensive regulation in the United States and elsewhere, which generally requires vacation ownership resort developers to follow certain procedures in connection with the sale and marketing of vacation interests, including the filing of offering statements describing proposed developments with relevant governmental authorities for approval and the delivery to prospective purchasers of certain information relating to the terms of the purchase and use, including recission rights. Although we and our businesses are not subject to these regulations, such regulations directly affect the members and resort developers that participate in Interval's exchange networks and, therefore, indirectly affect us. As a result, any negative change in the regulatory environment within the vacation ownership industry could have a material adverse effect on our business, financial condition and results of operations. The European Union has passed a new timeshare directive that upon implementation by member states, may adversely affect our business and/or the businesses of resort developers in Europe.

        Our vacation rental operations are directly subject to a number of licensing requirements, as well as certain laws and regulations relating to consumer protection, particularly, those associated with the property management, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of managed premises. The failure of RQH businesses to comply with applicable laws, rules and regulations, or to obtain required licenses or rights, could have a material adverse effect on our business, financial condition and results of operations.

Increasing Vacation Rental Revenues—Our future growth is dependent, in part, on the ability of our businesses to increase revenues from vacation rentals, and their failure to do so could adversely affect our business, financial condition and results of operations.

        We are actively seeking to increase revenues from vacation rentals. In furtherance of these efforts, we acquired RQH in May 2007. Through RQH, we consistently seek opportunities to solidify and expand upon our existing base of managed property owners through the critical evaluation and improvement of the property management services made available to managed property owners. In addition, in an effort to better identify and secure (and ultimately rent more) available vacation rental properties, RQH actively seeks to own or lease the front desks of its managed properties and to manage each property's homeowners' association. However, these efforts may not increase the number of available vacation rentals or related revenues or the property management services provided by RQH may not continue to be attractive to vacation property owners. Interval is also actively seeking to provide vacation rental services to resorts participating in its exchange networks. Our businesses, however, may be unable to secure accommodations from developers on favorable terms, or we may be unable to rent such accommodations to our members or other vacationers. Our failure to increase revenues from vacation rentals could have a material adverse effect on our business, financial condition and results of operations.

Maintenance of Systems and Infrastructure—Our success depends, in part, on the integrity of our systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial conditions and results of operations.

        Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructures, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in our information systems and infrastructures may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. We may experience occasional system interruptions that make some or all systems or data unavailable or prevent our businesses from efficiently providing services or fulfilling orders. We also rely on affiliate and third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in our systems and infrastructures, our businesses, our affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of our businesses to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent our businesses from providing services, fulfilling orders and/or processing transactions. While our businesses have backup systems for certain aspects of their operations, these systems are not fully redundant and disaster recovery planning is not sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial conditions and results of operations.

        In addition, any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in the operations of our businesses and subject us to increased costs, litigation and other liabilities. Claims could also be made against us for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage our reputation with consumers and third parties with whom we do business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. We may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. We also face risks associated with security breaches affecting third parties with which we are affiliated or otherwise conduct business online. Consumers are generally concerned with security and privacy of the internet, and any publicized security problems affecting our businesses and/or those of third parties may discourage consumers from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

        In the processing of consumer transactions, our businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by us and our businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations.

        Our businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. Our failure, and/or the failure by the various third party vendors and service providers with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from trying our products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect our business, financial condition and results of operations.

Intellectual Property—We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties.

        We may fail to adequately protect our intellectual property rights or may be accused of infringing intellectual property rights of third parties. We regard our intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable), as critical to our success. Our businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

        We rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

        We have generally registered and continue to apply to register, or secure by contract when appropriate, our trademarks and service marks as they are developed and used, and reserve and register domain names as we deem appropriate. We generally consider the protection of our trademarks to be important for purposes of brand maintenance and reputation. While we vigorously protect our trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. Our failure to protect our intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit our ability of to control marketing on or through the internet using our various domain names or otherwise, which could adversely affect our business, financial condition and results of operations.

        From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

 THE TRANSACTIONS

The Separation

        On August 20, 2008, IAC completed the separation into five separate, publicly traded companies via the distribution of all of the outstanding shares of common stock of the Spincos, each previously a wholly-owned subsidiary of IAC. At the time of the spin-offs, the Spincos held directly or indirectly the assets and liabilities associated with the following businesses:

  •
  HSNi: HSN TV, HSN.com, and the Cornerstone Brands, Inc. portfolio of catalogs, websites and retail locations;

  •
  ILG: the businesses currently comprising IAC's Interval segment;

  •
  Ticketmaster: Ticketmaster's primary domestic and international operations, as well as certain investments in unconsolidated affiliates; and

  •
  Tree.com: the businesses currently comprising IAC's Lending and Real Estate segments.

        Prior to the spin-offs, we entered into a Separation and Distribution Agreement and several other agreements with IAC and the other Spincos to effect the separation of the Spincos and provide a framework for the relationships of the Spincos with IAC and each other. Immediately following the spin-offs, IAC stockholders owned 100% of the outstanding common stock of each of the Spincos.

        In connection with certain internal restructuring steps implemented in contemplation of and in order for IAC to complete the Spin-Off of ILG and the other Spincos, on August 20, 2008, IAC transferred to ILG all of the outstanding stock of Interval Acquisition Corp., which, directly and through its subsidiaries, holds ownership interests in those entities and assets through which the businesses of ILG are conducted, and the assets of ILG are held.

Transfers to IAC and the Financing

        In connection with the spin-offs, Interval Acquisition Corp., which is a former subsidiary of IAC and became a subsidiary of ILG prior to the spin-offs, distributed to IAC approximately $89.4 million in cash borrowed under a newly-established senior secured credit facility described in more detail below and issued the $300 million of old notes. The issuance of the old notes and entering into of the senior secured credit facility are collectively referred to in this prospectus as the "financing." In connection with the spin-off of ILG, IAC agreed to exchange the old notes for certain of IAC's 7% Senior Notes due 2013 pursuant to the Notes Exchange and Consent Agreement described below. Interval Acquisition Corp., as the borrowing subsidiary of ILG, also paid a dividend to IAC prior to the spin-offs of all net receivables owed to it by IAC and its affiliates.

        These dividends and cash contributions were determined by IAC after an assessment of the optimal capital structure for ILG and for IAC, taking into account each company's cash flow prospects, working capital and other cash needs, potential acquisition agenda and other relevant factors.

ILG Senior Secured Credit Facilities

        Interval Acquisition Corp. is the borrower under the new senior secured credit facilities. The senior secured credit facilities are provided by a syndicate of banks and other financial institutions, with Wachovia Bank acting as lead lender. The senior secured credit facilities provide financing of up to $200.0 million, consisting of $150.0 million in term loans with a maturity of five years and a $50.0 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, including compliance with certain financial covenants, the senior secured credit facilities permit Interval Acquisition Corp. to incur incremental term and revolving loans under such facilities in an aggregate principal amount of up to $75.0 million. There is currently no commitment in respect of such incremental loans.

        The proceeds of the term loan portion of the senior secured credit facilities were used to fund a dividend to IAC, to fund transaction fees and expenses and for ongoing working capital and other general corporate purposes. Funds drawn from the revolving credit facility will be used for working capital and general corporate purposes.

        All obligations under the senior secured credit facilities are unconditionally guaranteed by ILG and each of Interval Acquisition Corp.'s existing and future direct and indirect domestic subsidiaries, subject to certain exceptions. All obligations of Interval Acquisition Corp. under the senior secured credit facilities and the guarantees of those obligations are secured by (subject to certain exceptions) (i) a first priority pledge of all of the equity interests of (x) each of the domestic subsidiaries of Interval Acquisition Corp. and (y) Interval Acquisition Corp.; (ii) a first priority pledge of 65% of the equity interests of each of the first-tier foreign subsidiaries of Interval Acquisition Corp.; and (iii) a first priority security interest in substantially all of the other assets of Interval Acquisition Corp. and each subsidiary guarantor (subject to certain exceptions).

        See "Description of Certain Indebtedness" below for additional information.

The Notes Exchange and Consent Agreement

        Interval Acquisition Corp. entered into a Notes Exchange and Consent Agreement with IAC and a group of institutional holders (the "IAC Noteholders") holding a majority in principal amount outstanding of IAC's 7% Senior Notes due 2013 (the "IAC Notes"), pursuant to which, among other things, IAC exchanged, immediately after the spin-off of ILG, all of the old notes for a portion of the IAC Notes held by certain of the IAC Noteholders, and certain of the IAC Noteholders tendered a portion of their IAC Notes into IAC's then pending cash tender offer for any and all of the IAC Notes (the "IAC Offer"). IAC also agreed to make specified amendments to the terms of the IAC Offer. The issuance and exchange of the old notes, together with the IAC Offer, were made in connection with the spin-off of ILG, and were intended to give rise to a succession event (with Interval Acquisition Corp. as the sole successor to IAC) for credit derivatives purposes.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. The old notes, for which we incurred direct issuance costs of approximately $7.7 million, were issued as a distribution to IAC, which then exchanged them with certain holders of its notes in accordance with the provisions of the Exchange Agreement. The Exchange Agreement established an exchange rate based on the amount IAC was offering for the IAC Notes in its tender offer, as amended by the Exchange Agreement. This exchange rate resulted in the IAC noteholders receiving a principal amount of the old notes equal to the agreed upon value of the IAC Notes tendered, plus a cash payment with respect to a consent to certain matters provided by the Noteholders and any accrued and unpaid interest on the IAC Notes.

        We also used the net proceeds from the senior secured credit facilities to make a cash dividend to IAC and for general corporate purposes. See "The Transactions."

 CAPITALIZATION

        The following table presents our consolidated cash and cash equivalents and capitalization as of September 30, 2008 on an historical basis. The borrower under the financings is Interval Acquisition Corp. Following the financing, Interval Acquisition Corp. paid a dividend to IAC, after which Interval Acquisition Corp. was contributed to ILG. The dividend consisted of approximately $89.4 million in cash and $300.0 million of aggregate principal face amount of the old notes. This structure was utilized principally because ILG believed it would provide greater financial and transactional flexibility. In connection with the separation, ILG distributed the net proceeds of the financing and the old notes to IAC except for $50.0 million which it retained. ILG also retained its international cash which was approximately $73.8 million as of August 20, 2008.

        The exchange offer will have no effect on our outstanding indebtedness nor result in additional proceeds to us. The old notes surrendered in exchange for the new notes in the exchange offer will be retired and cancelled and cannot be reissued.

        This table should be read in conjunction with "Selected Historical Financial Data," "The Transactions," "Use of Proceeds," "Description of Certain Indebtedness," "Description of New Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of ILG and accompanying notes included in this prospectus.

As of September 30, 2008
(unaudited) (in millions)
Cash and cash equivalents	$129.9

Long-term debt:
Senior secured credit facilities
Revolving credit facility(1)	$—
Term loan facility	150.0
9.5% Senior Notes due 2016(2)	276.7
Total long-term debt	426.7

Shareholders' equity	145.1

Total capitalization	$571.8

    (1)
    Revolving credit facility provides for borrowing of up to $50 million.

    (2)
    Net of $23.5 million of original issue discount of which $0.2 million was accreted as of September 30, 2008.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2003 through 2007 and the nine months ended September 30, 2008 was as follows:

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2008
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	13.1	34.6	28.2	23.5	14.0	6.0

        The ratio of earnings to fixed charges has been calculated by dividing ILG and its consolidated subsidiaries' (1) earnings before income taxes and minority interest plus fixed charges by (2) fixed charges. Fixed charges consist of interest expense and a portion (approximately 33%) of rental expense that management believes is representative of the interest component of rental expense.

 INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements of ILG and its subsidiaries, including Interval Acquisition Corp., reflect adjustments to the historical consolidated financial statements of ILG to give effect to the spin-off, the issuance of the old notes and the entry into the senior secured credit facilities and the borrowing of $150 million of term loans thereunder as of January 1, 2007 and 2008 for the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," "Use of Proceeds," "Description of Certain Indebtedness," and "Description of New Notes" included in this prospectus.

        These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the spin-off and related transactions been completed on the dates set forth in the first paragraph above. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

        These unaudited pro forma condensed consolidated financial statements contain forward looking information within the meaning of "forward-looking statements" as described on pages 2 and 3 of this prospectus.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2008

	Historical	Pro Forma Adjustments	Notes	Pro Forma
	(In thousands, except per share data)
Revenue	$319,876	$—		$319,876
Operating expenses	230,729	2,603	(a)	233,767
		435	(b)

Operating income	89,147	(3,038)		86,109
Other income (expense):
Interest income	10,793	(8,172)	(c)	2,621
Interest expense	(5,487)	(26,462)	(d)	(31,949)
Other income	835	—		835

Total other income (expense), net	6,141	(34,634)		(28,493)

Earnings before income taxes and minority interest	95,288	(37,672)		57,616
Income tax provision	(38,460)	14,590	(e)	(23,870)
Minority interest in income of consolidated subsidiaries	(10)	—		(10)

Net income	$56,818	$(23,082)		$33,736

Pro forma earnings per share:(f)
Basic earnings per share				$0.60
Diluted earnings per share				$0.60

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2007

	Historical	Pro Forma Adjustments	Notes		Pro Forma
	(In thousands, except per share data)
Revenue	$360,407	$—			$360,407
Operating expenses	253,841	6,358	(a	)	263,612
		3,413	(b	)

Operating income	106,566	(9,771)			96,795
Other income (expense):
Interest income	10,345	(7,718)	(c	)	2,627
Interest expense	(205)	(42,361)	(d	)	(42,566)
Other expense	(606)	—			(606)

Total other income (expense), net	9,534	(50,079)			(40,545)

Earnings before income taxes and minority interest	116,100	(59,850)			56,250
Income tax provision	(45,032)	23,145	(e	)	(21,887)
Minority interest in income of consolidated subsidiaries	(12)	—			(12)

Net income	$71,056	$(36,705)			$34,351

Pro forma earnings per share:(f)
Basic earnings per share					0.61
Diluted earnings per share					0.61

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)
ILG expects to incur additional cost related to being a stand-alone, public company. These costs have been estimated to be $7.4 million on an annual basis. These costs relate to the following:
  •
  additional personnel including accounting, tax, treasury, internal audit and legal personnel;

  •
  professional fees associated with audits, tax and other services;

  •
  increased insurance premiums;

  •
  costs associated with a board of directors;

  •
  increased franchise taxes, stock exchange listing fees, fees for preparing and distributing periodic filings with the SEC; and

  •
  other administrative costs and fees.

  The total costs referred to above were compared to the stand-alone and public company costs incurred, excluding one-time expenses and the corporate allocations from IAC for the nine months ended September 30, 2008 and for the year ended December 31, 2007 in order to determine the incremental costs expected to be incurred for each period. In addition, one time stand-alone and public company costs incurred have been excluded to determine the pro forma adjustment.

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
	(In thousands)
Estimated stand-alone, public company costs	$5,460	$7,391
Less: stand-alone and public company costs incurred, excluding one-time expenses	(1,585)	—
Less: corporate allocations	(531)	(1,033)

Incremental costs of being a stand-alone, public company	$3,344	$6,358
Less: one time stand-alone and public company expenses incurred	(741)	—

Pro forma adjustment	2,603	6,358

The significant assumptions involved in arriving at these estimates include:

    •
    the number of additional personnel required to operate as a public company and the compensation level with respect to each position;

    •
    the level of additional assistance ILG will require from professional service providers; and

    •
    the increase in insurance premiums as a stand-alone public company; and the type and level of other costs expected to be incurred in connection with being a stand-alone, public company.

    The 2007 amount excludes the $1.1 million of estimated one-time recruiting fees; professional fees for legal and tax services (e.g. initial benefit plan design); and other costs (e.g. initial stock exchange listing fees) expected to be incurred in initially establishing ILG as a stand-alone, public

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      company. These costs are therefore not expected to recur. For the nine months ended September 30, 2008, actual one-time expenses included in the historical numbers were $0.7 million.

      The information presented above in note (a), with respect to the costs that ILG expects to incur as a stand-alone, public company, is forward looking information within the meaning of "forward-looking statements" as described on pages 2 and 3 of this prospectus.

(b)
To reflect the additional compensation expense associated with equity-based awards granted upon consummation of the separation, net of any modification charge in the period.

  The awards related to the consummation of the separation were granted to certain members of executive management of ILG in the form of restricted stock units ("RSUs") that vest over four years. The issuance of these awards was contingent upon the consummation of the separation. In addition, certain members of the Board of Directors were awarded RSU's that vest over two years. The expense related to these awards is included as a pro forma adjustment because they will have an impact on the ongoing operations of ILG. The aggregate estimated value of the awards is being amortized to expense on a straight-line basis over the respective vesting periods of the awards. This does not reflect non-recurring compensation expense related to modifications of existing IAC RSUs made in connection with the separation described below.

  The modification related to IAC issued RSUs relates to the accelerated vesting, upon the consummation of the separation, of all RSUs granted prior to August 8, 2005 and all awards that were scheduled to vest prior to February 28, 2009. The expense of $2.1 million is the modification charge incurred in 2008 associated with these awards. The expense is treated as non-recurring because after the separation no future service is required with respect to these awards.

(c)
To reflect the elimination of intercompany interest income allocated by IAC to ILG.

(d)
This reflects the incremental interest expense for the period related to the $150 million term loan borrowed under the new secured credit facility which matures in 2013 and also provides a $50 million revolving loan facility ("Revolver") and the issuance of the $300 million face amount of 9.5% Senior Notes due 2016 (the "Interval Senior Notes"). It includes interest expense at an effective rate of 11.0% on the Interval Senior Notes and LIBOR plus 2.75% on the Term Loan, LIBOR is assumed to be 2.80%, the aggregate assumed rate is therefore 5.55%. It also reflects expense at 0.50% on the Revolver which is assumed to be unused. The interest expense calculation includes the amortization of debt issuance costs over the applicable term of each portion of the financing. The interest rates are based upon current assumptions. The Interval Senior Notes were issued with an original issue discount of $23.5 million based upon the estimated pricing of the Interval Senior Notes on July 17, 2008. An assumed 25 basis point change in the interest rate would result in an increase or decrease to interest expense of $0.4 million for the Term Loan.

(e)
To reflect the tax effect of the pro forma adjustments at an assumed effective tax rate of 38.7% which represents a federal statutory tax rate of 35% and a state effective statutory tax rate of 3.7%.

(f)
Earnings per share and weighted average shares outstanding reflect the number of common shares issued and outstanding immediately following the spin-off as if they were outstanding for all periods prior to the spin-off.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Pro forma earnings per share is calculated using the following:

	Nine Months Ended September 30, 2008	Year Ended December 31, 2007
	(In thousands)
Net income	$33,736	$34,351

Basic shares outstanding—weighted average shares	56,183	56,179
Other dilutive securities, including stock options and restricted stock and share units	120	—

Diluted shares outstanding—weighted average shares	56,303	56,179

 SELECTED HISTORICAL FINANCIAL DATA

        The following table presents summary selected historical consolidated financial information for ILG and its subsidiaries, including Interval Acquisition Corp. This data was derived, in part, from the historical consolidated financial statements of ILG included elsewhere in this document and reflects the operations and financial position of ILG at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes and other financial data pertaining to ILG included herein. However, this financial information does not necessarily reflect what the historical financial position and results of operations of ILG would have been had ILG been a stand-alone company during the periods presented.

        The unaudited historical financial data below and our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited historical financial data below and our unaudited interim consolidated financial statements for the nine months ended September, 2007 and 2008 include all adjustments necessary for a fair presentation of such information and statements. Our results for the nine months ended September 30, 2008 are not necessarily indicative of the results for the year ending December 31, 2008.

	Year Ended December 31,					Nine Months Ended September 30,
	2007(1)	2006	2005	2004	2003	2008	2007(1)
				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Statement of Operations Data:
Revenue	$360,407	$288,646	$260,843	$242,101	$206,453	$319,876	$268,337
Operating income	106,566	86,128	72,824	49,624	24,507	89,147	83,317
Net income	71,056	58,043	49,243	31,730	14,918	56,818	55,144

	December 31,					September 30,
	2007(1)	2006	2005	2004	2003	2008
			(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data (end of period):
Working capital (deficit)	(12,712)	(43,204)	(37,578)	(29,161)	(23,981)	18,751
Total assets	922,617	767,677	783,032	789,383	799,847	981,529
Minority interest	512	—	—	—	—	523
Shareholders' equity	513,367	408,887	439,947	467,746	522,577	145,132

(1)
Includes the results of ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, (collectively referred to herein as "RQH"), since its acquisition on May 31, 2007.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion describes the financial condition and results of operations of ILG (and its consolidated subsidiaries, including Interval Acquisition Corp.) as though ILG were a separate company as of the dates and for the periods presented and includes the businesses, assets and liabilities that comprise ILG following the spin-off.

Spin-Off

        On November 5, 2007, IAC announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying ILG as one of those five companies. We refer to the separation transaction herein as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. Prior to the spin-off, ILG did not have any material assets or liabilities, or engage in any business or other activities and, other than in connection with the spin-off, did not acquire or incur any material assets or liabilities.

        After the close of The NASDAQ Stock Market, Inc ("NASDAQ") on August 20, 2008, IAC completed the spin-off of ILG, following the transfer of all of the outstanding stock of Interval Acquisition Corp., which directly and through subsidiaries holds the ownership interest in those entities and net assets that conduct the ILG Businesses, to ILG. In connection with the spin-off, we completed the following transactions: (1) extinguished the receivable from IAC, which totaled $496.0 million, by recording a non-cash distribution to IAC, (2) recapitalized the invested capital balance with the issuance of 56.2 shares of ILG common stock whereby each holder of one share of IAC common stock received 1/5 of an ILG share, (3) entered into an indenture pursuant to which we issued to IAC $300.0 million of senior unsecured notes, (4) entered into a senior secured credit facility with a maturity of five years, which consists of a $150.0 million term loan and a $50.0 million revolving credit facility and (5) transferred to IAC all domestic cash, excluding restricted cash, in excess of $50 million, distributing to IAC $89.4 million of cash from the proceeds of the term loan. Additionally, in connection with the spin-off, on August 20, 2008, IAC and ILG entered into various spin-off agreements. After the spin off, our shares began trading on the NASDAQ under the symbol "IILG."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries and the disclosure set forth in this Management's Discussion and Analysis of Financial Condition and Results of Operations reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off, and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses prior to the spin-off. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

General Description of our Business

        ILG is a leading global provider of membership and leisure services to the vacation industry. We operate in two business segments: Interval and RQH. Our principal business, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to resort developers participating in its programs worldwide. RQH was acquired in May 2007 and provides vacation rental and property management services to both vacationers and vacation property/hotel owners across Hawaii.

Sources of Revenue

        Interval earns most of its revenue from (i) fees paid for membership in the Interval Network and (ii) transactional and service fees paid for exchanges, getaways and reservation servicing, collectively referred to as "transaction revenue." Interval typically enters into multi-year contracts with developers of vacation ownership resorts, pursuant to which the developers agree to enroll all purchasers of vacation interests at the applicable resort as members of Interval's exchange programs. In return, Interval provides enrolled purchasers with the ability to exchange the use and occupancy of their vacation interest at the home resort (generally for periods of one week) for the right to occupy accommodations at a different resort participating in Interval's network or at the same resort during a different period of occupancy. Members are also generally eligible to participate in the program's other value-added member services. Resort developers generally remit Interval's initial basic membership fee and, where applicable, upgraded membership fees, on behalf of their respective owners for membership periods ranging from one to five years at the time the vacation interests are sold. In most cases, vacation interest owners are responsible for renewing their memberships and paying related fees. However, some resort developers have incorporated Interval's membership fees into their annual assessments and these owners' memberships are renewed annually by the developer during the period of the resort's participation in the Interval network. In connection with its vacation ownership membership services business, Interval also provides travel-related services for members residing in the United States and the United Kingdom directly and in other selected servicing regions through the use of third parties, as well as support, consulting and back-office services for developers participating in the Interval exchange programs. Through Interval's Getaway program, members may rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use of their vacation interests. For the year ended December 31, 2007, ILG's vacation ownership membership services business represented 88% of its revenue.

        ILG, through RQH, also provides vacation rental and property management services for owners of vacation properties and hotel management services to owners of traditional hotels. Such vacation properties and hotels are not owned by us. Revenue from RQH is derived principally from management fees for vacation rental services and property management services. Fees consist of a base management fee and, in some instances, an incentive fee. A majority of the property management agreements provide that owners receive either guaranteed dollar amounts or specified percentages of the revenue generated under RQH management. In these cases, the operating expenses for the rental operation are paid from the revenue generated by the rentals, the owners are then paid their contractual percentages or amounts, and RQH either retains the balance (if any) as its management fee or is required to make up the deficit. For the year ended December 31, 2007, ILG's vacation rental and property management services business represented 12% of ILG's consolidated revenue, even though RQH only contributed revenues for the seven month period following RQH's acquisition on May 31, 2007.

Channels of Distribution; Marketing Costs

        ILG markets and offers services directly to customers through call centers and branded websites allowing customers to transact directly with ILG in a convenient manner. ILG also markets its value-

added, operational and sales and marketing support services directly to developers and the benefits of membership directly to prospective members. ILG also markets and distributes its services through its various customer and industry publications and through third party distribution channels, including, without limitation, online travel intermediaries and, to a limited degree, via internet search engines.

Access to Supply

        ILG's vacation ownership membership services business is dependent upon vacation ownership developers for new members and resort accommodations for use in exchanges and getaways, as well as upon members to renew their existing memberships. Its vacation rental and property management business is dependent upon vacation property owners and hotels for vacation properties to manage and rent to vacationers. ILG's businesses have established strong relationships with resort developers, members and managed property owners pursuant to contractual arrangements, although there are no assurances that these historical relationships will continue beyond their contractual term in the future.

International Operations

        ILG continues to seek to expand its vacation ownership membership services business abroad, especially in the Middle East and Asia. International revenue grew approximately 15% in 2007 from 2006. However, as a percentage of total ILG revenue, international revenue was approximately 16% in 2007 and approximately 18% in both 2006 and 2005. This decrease is due to domestic revenue growing at a faster rate during this time period primarily due to the acquisition of RQH in 2007.

Economic and Other Trends and Events; Industry Specific Factors

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. At the outset of 2008, the number of U.S.-based households owning vacation interests increased to approximately 4.7 million, an increase of approximately 300,000 households, from the number reported for the beginning of 2007. Long-term growth is expected to be driven by: (i) increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests (ii) adoption of constructive legislation and regulations internationally that improve consumer protection and allow businesses to operate profitably; (iii) the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and (iv) reported demand for vacation ownership products in the U.S. The vacation ownership membership services industry growth is also driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products. The recent tightening of the market for debt financing for resort developers has been impacting their sales and marketing and development initiatives, which will most likely negatively impact the flow of new members to our exchange networks.

        Our RQH segment has been impacted in the nine months ended September 30, 2008 by the 9.1% decline in visitors to Hawaii according to the Hawaii Department of Business, Development and Tourism. The decline in visitors is expected to continue through 2009.

Results of Operations for the Years Ended December 31, 2007, 2006 and 2005

Revenue

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Interval	$318,370	10%	$288,646	11%	$260,843
RQH	42,037	N/A	N/A	N/A	N/A
Total revenue	$360,407	25%	$288,646	11%	$260,843

        Revenue in 2007 increased $71.8 million, or 25%, from 2006 primarily due to the acquisition of RQH on May 31, 2007, which contributed $42.0 million to ILG's revenue in 2007. Excluding RQH, revenue grew 10%. This was driven by a 13% growth in revenue from confirmed vacations and a 10% increase in membership revenue. Confirmed vacations revenue, which includes transactional fees paid for exchange and Getaway transactions (i.e. vacations), increased due to a 6% increase in volume, as well as a higher average fee compared to the prior year. Membership revenue grew due to a 6% increase in active members reflecting strong new member growth combined with a sustained retention rate. Total active members increased by 0.1 million from 2006 to approximately 2.0 million.

        Revenue in 2006 increased $27.8 million, or 11%, from 2005 primarily due to a 5% increase in confirmed vacations and higher average fees in the vacation ownership membership services business. Total active members increased 4% to nearly 1.9 million.

        ILG cannot say with certainty how an additional increase in fees for vacations in 2008 would impact growth of vacation ownership interests. Historically, when ILG has increased fees its active members and confirmed vacations have continued to increase.

Cost of Sales

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
Cost of sales	$100,799	52%		$66,293	9%		$60,794
As a percentage of total revenue	28%	500	bp	23%	(34	) bp	23%
Gross margins	72%	(500	) bp	77%	34	bp	77%

        Cost of sales consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in servicing Interval's members as well as the cost of rental inventory for confirmed vacations. In 2007, due to the acquisition of RQH, cost of sales also includes compensation and other employee-related costs for personnel engaged in providing services to property owners and/or guests.

        Cost of sales in 2007 increased $34.5 million from 2006, primarily due to the acquisition of RQH, which contributed $29.6 million to ILG's cost of sales. Gross margins decreased 6% principally due to the inclusion of RQH. Excluding the impact of RQH, cost of sales increased $4.9 million in 2007 primarily due to an increase of $4.6 million in the cost of rental inventory for use in confirmed vacations.

        Cost of sales in 2006 increased $5.5 million from 2005, primarily due to an increase of $2.3 million in the cost of rental inventory for confirmed vacations and an increase of $1.9 million in compensation and other employee-related costs associated, in part, with an increase in contract labor related to outsourced home-based call center agents.

Selling and Marketing Expense

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
Selling and marketing expense	$45,835	10%		$41,635	8%		$38,424
As a percentage of total revenue	13%	(171	) bp	14%	(31	) bp	15%

        Selling and marketing expense consists primarily of commission expense, advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales and sales support functions. Advertising and promotional expenditures primarily include printing and postage costs of directories and magazines, promotions, tradeshows and agency fees.

        Selling and marketing expense in 2007 increased $4.2 million from 2006, primarily due to the acquisition of RQH, which contributed $2.0 million to ILG's selling and marketing expense. Excluding the impact of RQH, selling and marketing expense increased $2.2 million in 2007 primarily due to an increase in compensation and other employee-related costs, partially offset by lower advertising and promotional expenditures.

        Selling and marketing expense in 2006 increased $3.2 million from 2005, primarily due to increases of $2.1 million in commission expense and $0.9 million in compensation and other employee-related costs. The increase in commission expense is principally driven by the increase in revenue described above.

General and Administrative Expense

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
General and administrative expense	$71,913	17%		$61,538	9%		$56,213
As a percentage of total revenue	20%	(137	) bp	21%	(23	) bp	22%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2007 increased $10.4 million from 2006, primarily due to an increase in compensation and other employee-related costs, as well as the impact of the RQH acquisition in 2007, which contributed $2.9 million to ILG's general and administrative expense. Excluding the impact of RQH, general and administrative expense increased $7.5 million in 2007 primarily due to an increase of $6.2 million in compensation and other employee-related costs associated, in part, with an 8% increase in headcount. ILG expects to incur increased costs related to the additional financial and legal requirements associated with being a separate public company, as well as increased non-cash compensation associated with the modification of existing stock-based compensation awards in connection with the spin-off and the grant of new awards post spin-off.

        General and administrative expense in 2006 increased $5.3 million from 2005, primarily due to increases of $2.9 million in compensation and other employee-related costs, $0.5 million in facility costs and $0.5 million in professional fees. The increase in compensation and other employee-related costs is primarily due to an increase of $1.7 million in non-cash compensation expense. This non-cash compensation expense is related to equity awards granted by IAC to employees of ILG and is recorded over the vesting period of the awards.

        Effective January 1, 2006, ILG adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. There was no impact to the amount of stock-based compensation recorded in the consolidated statements of operations as ILG had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). The majority of stock-based compensation expense is reflected in general and administrative expense. As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.0 years.

Depreciation

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
Depreciation	$8,415	7%		$7,832	6%		$7,368
As a percentage of total revenue	2%	(38	) bp	3%	(11	) bp	3%

        Depreciation in 2007 increased $0.6 million from 2006, primarily due to the acquisition of RQH. Excluding the impact of RQH, depreciation in 2007 was relatively flat.

        Depreciation in 2006 increased $0.5 million from 2005, primarily due to the incremental depreciation associated with certain information technology projects that were placed in service during late 2005 and 2006.

Operating Income Before Amortization

        Operating Income Before Amortization is a Non-GAAP measure and is defined in "ILG's Principles of Financial Reporting."

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
Operating Income Before Amortization	$137,074	20%		$114,634	15%		$99,303
As a percentage of total revenue	38%	(168	) bp	40%	164	bp	38%

        Operating Income Before Amortization in 2007 increased $22.4 million from 2006, growing at a slower rate than revenue due primarily to the inclusion of the results of RQH in 2007. Excluding the impact of RQH, Operating Income Before Amortization grew to $129.9 million. This increase is due to the higher revenue noted above and lower advertising and promotional expenditures, partially offset by increases of $7.5 million in general and administrative expense and $4.9 million in cost of sales.

        Operating Income Before Amortization in 2006 increased $15.3 million from 2005, primarily due to the higher revenue noted above and, to a lesser extent, improved operating efficiencies. Vacations confirmed online were 24% during 2006 compared with 21% in 2005. Operating Income Before Amortization was also impacted by increases of $5.3 million in general and administrative expense and $2.3 million in advertising and promotional expenditures.

Operating Income

	Years Ended December 31,
	2007	% Change		2006	% Change		2005
	(Dollars in thousands)
Operating income	$106,566	24%		$86,128	18%		$72,824
As a percentage of total revenue	30%	(27	) bp	30%	192	bp	28%

        Operating income in 2007 increased $20.4 million from 2006, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $1.7 million in amortization of intangibles and an increase in non-cash compensation expense. RQH contributed $4.1 million to ILG's operating income in 2007. The increase in amortization of intangibles results from the acquisition of RQH, partially offset by certain intangible assets being fully amortized in 2007.

        Operating income in 2006 increased $13.3 million from 2005, primarily due to the increase in Operating Income Before Amortization described above, partially offset by an increase of $2.0 million in non-cash compensation expense.

Other Income (Expense)

	Years Ended December 31,
	2007	% Change	2006	% Change	2005
	(Dollars in thousands)
Other income (expense)
Interest income	$10,345	16%	$8,914	37%	$6,518
Interest expense	(205)	43%	(357)	43%	(623)
Other expense	(606)	22	$(774)	(185)%	(272)

        Interest income in 2007 increased $1.4 million from 2006, primarily due to higher receivable balances due from IAC and subsidiaries, as well as increased interest earned on higher average cash balances in 2007. Interest income in 2006 increased $2.4 million from 2005 primarily due to higher receivable balances due from IAC and subsidiaries. The increase in the receivable balance is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function.

Income Tax Provision

        ILG recorded income tax provisions of $45.0 million, $35.9 million and $29.2 million, for the years ended December 31, 2007, 2006 and 2005, respectively, which represents effective tax rates of 39%, 38% and 37%, respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates.

        ILG adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48") effective January 1, 2007. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. As of January 1, 2007 and December 31, 2007, ILG had unrecognized tax benefits of approximately $4.0 million and $7.3 million, respectively, which included accrued interest of $1.0 million and $1.6 million, respectively.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The IRS is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Tax filings in various state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed in 2009. ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement executed in connection with the spin-off, IAC generally retained the liability related to federal and state tax returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

Results of Operations for the Three and Nine Months Ended September 30, 2008 Compared to the Three and Nine Months Ended September 30, 2007:

Revenue

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$85,543	10.9%	$77,154
RQH	15,212	(19.4)%	18,865

Total revenue	$100,755	4.9%	$96,019

        Revenue in 2008 increased $4.7 million, or 4.9%.

        The Interval segment revenue grew 10.9%, or $8.4 million. Total member revenue increased $7.5 million, or 10.3%. Total active members increased by 0.1 million, or 3.3%, from 2007 to approximately 2.0 million. Overall average revenue per member increased 6.7%. Transaction revenue increased $4.5 million, or 11.4%, primarily due to a 6.9% increase in volume for exchange and Getaway transactions coupled with a 0.4% increase in price. In addition, an increase in reservation servicing fees, due to additional servicing arrangements as compared to the prior year period, represents 4.0% of the overall 11.4% growth. Membership fee revenue increased $2.7 million, or 8.7%, due to a 3.3% increase in active members with an increase of 5.2% in average membership fees.

        The RQH segment revenue decreased 19.4% which included a similar decrease in reimbursed other employee-related costs directly associated with managing properties that are included in both revenue and expenses and that are passed on to the property owners without mark-up. The decrease in fee income earned by RQH from managed vacation properties was driven by a reduction in revenue per available room ("RevPAR") at the managed vacation properties resulting from lower occupancy and average daily rate. RQH has been generally tracking the results of comparable properties in this market. Overall, 2008 occupancy rates have been impacted by the general consumer macro economic conditions and reduced airlift into Hawaii caused by two failed airlines resulting in airfare increases, all of which have caused a reduction in demand.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$271,023	11.2%	$243,770
RQH	48,853	98.9%	24,567

Total revenue	$319,876	19.2%	$268,337

        Revenue in 2008 increased $51.5 million, or 19.2%, from 2007, due in part to the acquisition of RQH on May 31, 2007, which contributed $48.9 million and $24.6 million to ILG's revenue in 2008 and 2007, respectively.

        The Interval segment revenue grew 11.2% or $27.3 million. Total member revenue increased $25.0 million, or 10.8%. Overall average revenue per member increased 6.7%. Transaction revenue increased $15.8 million, or 11.9%, primarily due to a 6.1% increase in volume for exchange and Getaway transactions coupled with a 2.5% increase in price. In addition, an increase in reservation servicing fees, due to additional servicing arrangements as compared to the prior year period, represents 3.0% of the overall 11.9% growth. Membership fee revenue increased $8.8 million, or 9.6%, due to a 3.3% increase in active members with an increase of 5.6% in average membership fees.

        The RQH segment revenue increased $24.3 million which included a similar increase in reimbursed other employee-related costs directly associated with managing properties that are included in both revenue and expenses and that are passed on to the property owners without mark-up. Revenue in 2008 includes nine months of revenue compared to four months in 2007. However, lower occupancy and average daily rate led to a reduction in RevPAR which would have reduced fee income if the periods had been equivalent. Overall 2008 occupancy rates have been impacted by the factors described above in the three month discussion. In addition, fee income decreased due to the loss of two resort management contracts earlier in the year, partially offset by two new contracts acquired in 2008.

Cost of Sales

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$21,706	24.9%	$17,379
RQH	10,495	(18.6)%	12,887

Total cost of sales	$32,201	6.4%	$30,266

As a percentage of total revenue	32.0%	1.4%	31.5%
Gross margin	68.0%	(0.6)%	68.5%

        Cost of sales consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in servicing Interval's members as well as the cost of rental inventory used primarily for getaways. Cost of sales also includes compensation and other employee-related costs for personnel engaged in providing services to property owners and/or guests of RQH's managed vacation properties.

        Cost of sales in 2008 increased $1.9 million from 2007. The increase was driven by a $4.3 million increase from Interval, offset by a $2.4 million decrease from RQH. Overall gross margin remained relatively stable at approximately 68.0%. Interval's gross margin decreased 3.7% while RQH's gross margin decreased 2.1%. RQH has lower gross margins than Interval primarily due to the compensation and other employee-related costs directly associated with managing properties that are included in both revenues and expenses and that are passed on to the property owners without mark-up. Interval's cost of sales increased primarily due to increases of $2.4 million in compensation and other employee-related costs and $0.2 million in the cost of rental inventory for use primarily in Getaways, as well as cost increases related to membership fulfillment. The increase in compensation and other employee-related costs is due primarily to approximately 17% increase in headcount primarily associated with new reservation servicing arrangements, a portion of which costs are incurred in advance of generating revenue from such arrangements. The decrease in RQH's cost of sales was primarily due to a decrease in operational headcount servicing RQH's managed vacation properties and to a lesser extent reduced outsourced call center costs.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$67,983	24.0%	$54,810
RQH	34,539	104.3%	16,908

Total cost of sales	$102,522	43.0%	$71,718

As a percentage of total revenue	32.1%	19.9%	26.7%
Gross margin	67.9%	(7.3)%	73.3%

        Cost of sales in 2008 increased $30.8 million from 2007, primarily due to the acquisition of RQH on May 31, 2007, which contributed $34.5 million from nine months of operations in 2008 and $16.9 million from four months of operations in 2007 to ILG's cost of sales. Overall gross margins decreased 7.3% partly due to the inclusion of RQH. Interval's gross margin decreased 3.4%, while RQH's gross margin decreased 6.0%. Interval's cost of sales increased $13.2 million in 2008 primarily due to increases of $6.7 million in compensation and other employee-related costs and $2.2 million in the cost of rental inventory for use primarily in Getaways. In addition there was an increase in costs related to membership fulfillment. The increase in compensation and other employee-related costs is due, in part, to increased headcount primarily related to the new reservation servicing arrangements as described above in the three month discussion and an increase in contract labor related to outsourced home-based call center agents.

Selling and Marketing Expense

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense	$12,303	6.2%	$11,580
As a percentage of total revenue	12.2%	1.3%	12.1%

        Selling and marketing expense consists primarily of advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales and sales support functions. Advertising and promotional expenditures primarily include printing costs of directories and magazines, promotions, tradeshows, agency fees and related commissions.

        Selling and marketing expense in 2008 increased $0.7 million from 2007, primarily due to increased advertising and promotional expenditures and increased non-cash stock based compensation expense. The increase in advertising and promotional expenditures is due in part to higher printing costs.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Selling and marketing expense	$38,078	9.9%	$34,655
As a percentage of total revenue	11.9%	(7.8)%	12.9%

        Selling and marketing expense in 2008 increased $3.4 million from 2007, mainly due to the acquisition of RQH, which contributed $2.7 million in 2008 and $1.2 million in the four months we owned RQH in 2007. Excluding the impact of RQH, selling and marketing expense increased $1.9 million in 2008 primarily due to higher printing costs and to a lesser extent increased non-cash stock based compensation expense.

General and Administrative Expense

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense	$23,509	23.6%	$19,021
As a percentage of total revenue	23.3%	17.8%	19.8%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock-based compensation) for personnel engaged in finance, legal, tax, human resources, information technology and executive management functions, facilities costs and fees for professional services.

        General and administrative expense in 2008 increased $4.5 million from 2007, primarily due to an increase in compensation and other employee-related costs. Included in this increase is $2.4 million of increased non-cash stock based compensation as well as the impact of hiring additional employees as part of being a stand alone and public company. Also contributing to the increase in general and administrative expense is an increase in professional fees due in part to information technology related costs and additional expenses associated with being a stand-alone and public company.

        The stock based compensation expense increase is primarily associated with the acceleration of existing stock-based compensation awards in connection with the spin-off and the grant of new awards in connection with and subsequent to the spin-off as well as equity grants issued subsequent to the third quarter of 2007. Non-cash compensation expense included in general and administrative expense for the three months ended September 30, 2008 was $3.2 million compared to $0.7 million for the comparable period in 2007. Of the 2008 non-cash compensation expense, approximately $1.8 million is related to the acceleration of the existing stock-based compensation awards in connection with the spin-off and is non-recurring. As of September 30, 2008, there was approximately $22.3 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is currently expected to be recognized over a weighted average period of approximately 3.6 years. Overall incremental stand-alone and public company costs, excluding non-cash compensation expense, were $1.2 million.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
General and administrative expense	$63,643	22.2%	$52,086
As a percentage of total revenue	19.9%	2.5%	19.4%

        General and administrative expense in 2008 increased $11.6 million from 2007, primarily due to an increase in compensation and other employee-related costs, as well as the impact of the RQH acquisition, which contributed $4.0 million and $1.6 million to ILG's general and administrative expense in 2008 and 2007, respectively. Also contributing to the increase in general and administrative expense is an increase in professional fees as described above in the three month discussion.

        Non-cash stock based compensation expense increased $3.9 million, of which $1.8 million is non-recurring as discussed above. Overall, incremental stand-alone and public company costs, excluding non-cash compensation expense, were $1.7 million.

Amortization Expense of Intangibles

For the Three and Nine Months Ended September 30, 2008 Compared to the Three and Nine Months Ended September 30, 2007

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Amortization	$6,476	(17.5)%	$7,851	$19,430	(5.0)%	$20,461
As a percentage of total revenue	6.4%	(21.4)%	8.2%	6.1%	(20.3)%	7.6%

        Amortization expense of intangibles for the three and nine months ended September 30, 2008 decreased $1.4 million and $1.0 million, respectively, primarily due to certain intangible assets being fully amortized in 2007. Excluding the impact of RQH, amortization expense decreased $0.9 million and $3.1 million for the three and nine months ended September 30, 2008, respectively. Amortization expense of intangibles for RQH increased $2.1 million for the nine months ended September 30, 2008 compared to the comparable period in 2007 primarily due to the inclusion of nine months of RQH expense in 2007 compared to four months in 2007.

Depreciation Expense

For the Three and Nine Months Ended September 30, 2008 Compared to the Three and Nine Months Ended September 30, 2007

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Depreciation	$2,429	8.1%	$2,247	$7,056	15.7%	$6,100
As a percentage of total revenue	2.4%	3.0%	2.3%	2.2%	(3)%	2.3%

        Depreciation expense for the three and nine months ended September 30, 2008 increased $0.2 million and $1.0 million, respectively, primarily due to the incremental depreciation expense associated with capital expenditures made after the third quarter 2007 and the acquisition of RQH. Excluding the impact of RQH, depreciation expense increased $0.2 million and $0.7 million for the three and nine months ended September 30, 2008, respectively.

Operating Income

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$22,767	(1.7)%	$23,161
RQH	1,070	(43.5)%	1,893

Total operating income	$23,837	(4.9)%	$25,054

As a percentage of total revenue	23.7%	(9.3)%	26.1%

        Operating income in 2008 decreased $1.2 million from 2007, primarily due to an increase of $2.9 million in non-cash compensation expense, $1.2 million of incremental stand-alone and public company costs and increases in selling, marketing and general and administrative expenses. These expenses were partially offset by a $2.8 million increase in gross profit and a decrease of $1.4 million in amortization expense of intangibles due to certain intangible assets being fully amortized in 2007. Of the increase in the non-cash compensation expense, $2.1 million relates to the acceleration of existing stock-based awards in connection with the spin-off and is non-recurring and $0.4 million relates to new grants issued in connection with the spin-off.

        The decrease in operating income at RQH is due to the general consumer macro economic conditions, reduced airlift into Hawaii caused by two failed airlines and the resulting airfare increases, all of which have caused a reduction in demand.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$85,834	6.7%	$80,450
RQH	3,313	15.6%	2,867

Total operating income	$89,147	7.0%	$83,317

As a percentage of total revenue	27.9%	(10.2)%	31.1%

        Operating income in 2008 increased $5.8 million from 2007, primarily due to a $20.7 million increase in gross profit, partially offset by an increase of $4.7 million in non-cash compensation expense, of which $2.1 million is non-recurring as discussed above, and $1.7 million of stand-alone and public company costs. The remaining difference mainly relates to increased sales and marketing and general and administrative expenses, including nine months of RQH expenses in 2008 compared to four months in 2007.

Earnings Before Interest, Taxes, Depreciation and Amortization

        Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP measure and is defined in "ILG's Principles of Financial Reporting".

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

	Three Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$33,995	5.5%	$32,216
RQH	2,581	(32.5)%	3,821

Total EBITDA	$36,576	1.5%	$36,037

As a percentage of total revenue	36.3%	(3.3)%	37.5%

        EBITDA in 2008 increased $0.5 million from 2007, growing at a slower rate than revenue due primarily to the results of RQH, which was adversely impacted by general consumer macro economic conditions, reduced airlift into Hawaii caused by two failed airlines and the resulting airfare increases, all of which have caused a reduction in demand. Also impacting EBITDA are higher operating expenses, primarily higher general and administrative expense related to being a stand-alone and public company, increased cost of sales associated with personnel hired for new reservation servicing arrangements, and to a lesser extent training costs incurred in advance of generating revenue from such arrangements.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

	Nine Months Ended September 30,
	2008	% Change	2007
	(Dollars in thousands)
Interval	$114,772	7.0%	$107,238
RQH	7,788	59.5%	4,882

Total EBITDA	$122,560	9.3%	$112,120

As a percentage of total revenue	38.3%	(8.3)%	41.8%

        EBITDA in 2008 increased $10.4 million or 9.3% from 2007, growing at a slower rate than revenue due to the factors described above and the inclusion of nine months of RQH results in 2008 compared to only four months in 2007.

Other Income (Expense)

For the Three and Nine Months Ended September 30, 2008 Compared to the Three and Nine Months Ended September 30, 2007

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	% Change	2007	2008	% Change	2007
	(Dollars in thousands)
Interest income	$3,658	51.4%	$2,416	$10,793	40.3%	$7,694
Interest expense	(5,374)	NM	(49)	(5,487)	NM	(165)
Other income (expense)	1,375	490.1%	233	835	235.6%	(616)

        Interest income in 2008 increased $1.2 million and $3.1 million from 2007 for the three and nine months ended September 30, 2008 and 2007, respectively, primarily due to a higher receivable from IAC and subsidiaries, as well as increased interest earned on higher average cash balances in 2008. The increase in the receivable from IAC is principally due to cash transfers to IAC in connection with IAC's centrally managed U.S. treasury function through the spin-off date.

        Interest expense in 2008 primarily relates to interest on the $300.0 million face value 9.5% senior notes issued and the senior secured credit facility, which includes a $150.0 million term loan and a $50.0 million revolving credit facility, all entered into in connection with the spin-off, as well as the amortization of debt costs incurred with the financing. The senior notes are recorded with original issue discount of $23.5 million based on the prevailing interest rate at the time of pricing, estimated at 11.0%.

        Other income (expense) primarily relates to gain (loss) on foreign currency exchange.

Income Tax Provision

For the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007

        For the three months ended September 30, 2008 and 2007, ILG recorded tax provisions of $11.0 million and $11.1 million, respectively, which represent effective tax rates of 46.7% and 40.1%. These tax rates are higher than the federal statutory rate of 35% due to state and local income taxes partially offset by foreign income taxed at lower rates. During the three months ended September 30, 2008, the rate was also increased because ILG recorded income taxes as a result of the completion of a study regarding the U.S. tax consequences of certain of ILG's foreign operations ($1.3 million) and other income tax items ($0.7 million). As it relates to 2007, ILG recorded income taxes associated with changes in enacted tax rates in foreign jurisdictions.

For the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

        For the nine months ended September 30, 2008 and 2007, ILG recorded tax provisions of $38.5 million and $35.1 million, respectively, which represent effective tax rates of 40.4% and 38.9%, respectively. These tax rates are higher than the federal statutory rate of 35% due to state and local income taxes partially offset by foreign income taxed at lower rates. In addition, as it relates to 2008, ILG recorded income taxes associated with the completion of a study related to the U.S. tax consequences of certain of ILG's foreign operations ($1.3 million) and other income tax items ($0.7 million).

        As of September 30, 2008 and December 31, 2007, ILG had unrecognized tax benefits of $0.8 million and $5.7 million, respectively. The amount of ILG's unrecognized tax benefits increased by $2.0 million during the three months ended September 30, 2008, due principally to the completion of a study related to certain U.S. tax consequences of certain of ILG's foreign operations. Conversely, ILG's unrecognized tax benefits decreased by $6.9 million during the three months ended September 30, 2008 as a result of the spin-off from IAC and the associated Tax Sharing Agreement, as described below, which provides that IAC indemnifies ILG for all consolidated tax liabilities and related interest and penalties for the pre-spin period. ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the three months ended September 30, 2008. At September 30, 2008, ILG has accrued $0.4 million for the payment of interest and penalties, net of consolidated tax interest and penalties that were indemnified by IAC as a result of the spin-off, as described below.

        By virtue of previously filed separate ILG and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known. Under the Tax Sharing Agreement IAC indemnifies ILG for all consolidated tax liabilities and related interest and penalties for the pre-spin period. ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $0.8 million within twelve months of the current reporting date due primarily to anticipated settlements with taxing authorities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

        Under the terms of the tax sharing agreement, executed on August 20, 2008 in connection with the spin-off, IAC generally retains the liability related to federal and state returns filed on a consolidated or unitary basis for all periods prior to the spin-off.

Financial Position, Liquidity and Capital Resources

        ILG had $72.9 million and $137.3 million of cash and cash equivalents and restricted cash and cash equivalents, $64.8 million and $73.0 million of which is held in foreign jurisdictions, principally the United Kingdom, and is subject to changes in foreign exchange rates, as of December 31, 2007 and September 30, 2008, respectively. As of December 31, 2007, the majority of ILG's cash was in the United Kingdom due to its participation in IAC's centrally managed treasury function in the U.S., its European businesses operating through licensing arrangements with its United Kingdom entity and the reinvestment of the related earnings in the United Kingdom. ILG conducts business in one foreign country where a currency restriction exists. At September 30, 2008, ILG had $6.6 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

        Net cash provided by operating activities was $125.6 million and $106.4 million in 2007 and 2006, respectively. The increase of $19.2 million in net cash provided by operating activities is principally due to higher net income and increased deferred revenue. These items were partially offset by increases in accounts receivable and prepaid expenses and other current assets. Net cash provided by operating activities increased to $97.7 million for the nine months ended September 30, 2008 from $97.1 million for the nine months ended September 30, 2007. This increase was principally due to an increase in accounts payable and other current liabilities primarily related to an increase in accrued interest expense and higher accrued purchased space, partially offset by a smaller contribution from deferred revenue.

        Net cash used in investing activities in 2007 of $208.9 million primarily resulted from acquisitions, net of cash acquired, of $114.1 million, cash transfers to IAC of $84.5 million and capital expenditures of $10.3 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function. Net cash used in investing activities in 2006 of $110.2 was primarily related to cash transfers to IAC of $103.6 million and capital expenditures of $6.7 million. Net cash used in investing activities for the nine months ended September 30, 2008 of $82.9 million primarily resulted from cash transfers to IAC of $68.6 million and capital expenditures of $9.6 million. The cash transfers to IAC relate to IAC's centrally managed U.S. treasury function through the spin-off. Net cash used in investing activities for the nine months ended September 30, 2007 of $74.1 million was related to acquisitions, net of cash acquired, of $109.4 million and capital expenditures of $6.9 million, partially offset by cash transfers from IAC of $42.3 million. Acquisitions, net of cash acquired, in 2007 relates to the acquisition of RQH in May 2007.

        Net cash provided by financing activities in 2007 of $112.2 million was primarily due to capital contributions of $114.1 million from IAC to fund ILG's 2007 acquisitions. Cash used in financing activities in 2006 of $0.5 million was primarily due to excess tax benefits from stock-based awards.

        In connection with the spin-off of ILG, on July 25, 2008, Interval Acquisition Corp., a subsidiary of ILG, entered into a senior secured credit facility with a maturity of five years, which consists of a $150.0 million term loan (the "Term Loan") and a $50.0 million revolving credit facility (the "Revolver"). In addition, Interval Acquisition Corp. has issued $300.0 million of the old notes, reduced by the original issue discount of $23.5 million, to IAC, and IAC has exchanged such old notes for certain of IAC's 7% Senior Notes pursuant to a notes exchange and consent agreement. The initial net cash proceeds to ILG were $139.4 million, which was net of $10.6 million of billed expenses. In connection with the spin-off, ILG retained $50.0 million and distributed the remainder of the net proceeds, $89.4 million, to IAC. ILG also retained its international cash which was approximately $73.8 million as of September 30, 2008. Additional costs of $2.7 million in connection with the issuance have been incurred, $0.4 million of which has been paid by us and $2.3 million has been paid by IAC and settled as part of the finalized intercompany receivable balance with IAC, with no cash outlay by ILG. Upon completion of the spin-off, the finalized intercompany receivable balance with IAC was extinguished.

        The Interval Senior Notes and senior secured credit facility have various financial and operating covenants that place significant restrictions on us, including our ability to incur additional indebtedness, to incur additional liens, issue redeemable stock and preferred stock, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans, investments and capital expenditures, enter into agreements that restrict distributions from our subsidiaries, sell assets and capital stock of our subsidiaries, enter into certain transactions with affiliates and consolidate or merge with or into or sell substantially all of our assets to another person. The senior secured credit facility requires us to meet certain financial covenants, requiring the maintenance of a maximum consolidated leverage ratio of consolidated debt over consolidated EBITDA, as defined in the credit agreement (3.90 through December 31, 2009, 3.65 from January 1, 2010 through December 31, 2010 and 3.40 thereafter), and a minimum consolidated interest coverage ratio of consolidated EBITDA over consolidated interest expense, as defined in the credit agreement (2.75 through December 31, 2009 and 3.00 thereafter). In addition, we may be required to use a portion of our consolidated excess cash flow (as defined in the credit agreement) to prepay the senior secured credit facility based on our consolidated leverage ratio at the end of each fiscal year commencing with December 31, 2009. If our consolidated leverage ratio equals or exceeds 3.5, we must prepay 50% of consolidated excess cash flow, if our consolidated leverage ratio equals or exceeds 2.85 but is less than 3.5, we must prepay 25% of consolidated excess cash flow, and if our consolidated leverage ratio is less than 2.85, then no prepayment is required. As of September 30, 2008, ILG was in compliance with the requirements of all applicable financial and operating covenants.

        ILG has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events. At September 30, 2008, total guarantees, surety bonds and letters of credit total $28.4 million. Guarantees represent $26.2 million of this total and primarily relate to RQH's property management agreements, including those with guaranteed dollar amounts.

        ILG anticipates that it will make capital and other expenditures in connection with the development and expansion of its operations. ILG's ability to fund its cash and capital needs will be affected by its ongoing ability to generate cash from operations, the overall capacity and terms of its financing arrangements as discussed above, and access to the capital markets. ILG believes that its cash on hand along with its anticipated operating cash flows in 2008, availability under the Revolver and its access to capital markets are sufficient to fund its operating needs, capital, investing and other commitments and contingencies for the foreseeable future.

Contractual Obligations and Commercial Commitments

        The tables below describe the future cash payments for which we are obligated under our purchase obligations and operating lease agreements and our potential funding commitments under guarantees, surety bonds and letters of credit, in each case as of December 31, 2007.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 years
	(In thousands)
Purchase obligations(1)	$10,587	$4,177	$3,150	$2,173	$1,087
Operating leases	$74,943	$9,333	$14,592	$12,429	38,589

Total contractual cash obligations	$85,530	$13,510	$17,742	$14,602	$39,676

(1)
The purchase obligations primarily relate to future guaranteed purchases of rental inventory for use in confirmed vacations.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments(1)	Total Amount Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Guarantees, surety bonds and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044

(1)
Commercial commitments are funding commitments that could potentially require performance in the event of demands by third parties or contingent events, such as under lines of credit extended or under guarantees.

Off-Balance Sheet Arrangements

        Other than the items described above, ILG does not have any off-balance sheet arrangements as of December 31, 2007.

Seasonality

        Revenue at ILG is influenced by the seasonal nature of travel. Interval recognizes revenue based on booking, with the first quarter generally experienced the strongest bookings and the fourth quarter generally experiencing weaker bookings. RQH recognizes revenue based on travel dates, with the first and third quarters generally generating higher revenues and the second and fourth quarters generally generating lower revenues.

Recent Accounting Pronouncements

        Refer to Note 2 in our audited and unaudited consolidated financial statements for a description of recent accounting pronouncements.

 ILG'S PRINCIPLES OF FINANCIAL REPORTING

        For periods prior to the spin-off, ILG reported Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). Beginning with the third fiscal quarter 2008, ILG started reporting EBITDA as a supplemental measure to GAAP. At the time of use, each of these measures has been one of the primary metrics by which ILG evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. ILG believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. ILG provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of ILG's Non-GAAP Measures

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items. ILG believes this measure is useful to investors because it represents the operating results from the ILG Businesses, taking into account depreciation, which ILG believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition- related accounting. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

        EBITDA is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation, (3) amortization and impairment of intangibles, (4) goodwill impairments, (5) income tax provision, (6) minority interest in income of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, excluding the effects of any non-cash expenses. We also believe this non-GAAP financial measure improves the transparency of our disclosures, provides a meaningful presentation of our results from our business operations, excluding the impact of certain items not related to our core business operations and improves the period to period comparability of results from business operations. EBITDA has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

        ILG will only present Operating Income Before Amortization or EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that ILG has included these measures on a pro forma basis.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From ILG's Non-GAAP Measures

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and ILG will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at ILG's discretion, on a net basis, with ILG remitting the required tax withholding amount from its current funds. Non-cash compensation is excluded from both Operating Income Before Amortization and EBITDA.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as customer relationships, purchase agreements and property management agreements are valued and amortized over their estimated lives. ILG believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs. Amortization of intangibles is excluded from both Operating Income Before Amortization and EBITDA.

        Depreciation expense is a non-cash expense relating to our property and equipment and does not relate to our core business operations. Depreciation expense is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives. Depreciation is excluded from EBITDA but not Operating Income Before Amortization.

Reconciliation of Operating Income Before Amortization and EBITDA

        For a reconciliation of Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total for the years ended December 31, 2007, 2006 and 2005, see Note 8 to the audited consolidated financial statements. For a reconciliation of EBITDA to operating income for ILG's operating segments and to net income for the nine months ended September 30, 2008, see Note 9 to the unaudited interim financial statements. For a reconciliation of EBITDA to net income for the years ended December 2005, 2006 and 2007, see "Summary Consolidated Historical Financial and Other Data."

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of ILG's accounting policies contained in Note 2 to the audited consolidated financial statements for the year ended December 31, 2007 in regard to significant areas of judgment. ILG's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with GAAP. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net income during any period. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of ILG's accounting policies and estimates have a more significant impact on its consolidated financial statements than others. What follows is a discussion of some of ILG's more significant accounting policies and estimates.

Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        In accordance with SFAS 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), ILG reviews the carrying value of goodwill and indefinite-lived intangible assets on an annual basis as of October 1 or earlier upon the occurrence of certain events or substantive changes in circumstances. ILG determines the fair value of its reporting units and indefinite-lived intangible assets based upon an evaluation of expected discounted cash flows. This discounted cash flow analysis utilizes an evaluation of historical and forecasted operating results. The determination of discounted cash flows is based upon forecasted operating results that may not occur. The annual assessments performed for 2007 and 2008 did not identify any impairment charges. The value of goodwill and indefinite-lived intangible assets that is subject to assessment for impairment in accordance with SFAS 142 was $514.3 million and $33.3 million, respectively, at December 31, 2007 and $514.1 million and $35.3 million, respectively, at September 30, 2008.

Recoverability of Long-Lived Assets

        ILG reviews the carrying value of all long-lived assets, primarily property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may be impaired. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), impairment is considered to have occurred whenever the carrying value of a long-lived asset exceeds the sum of the undiscounted cash flows that is expected to result from the use and eventual disposition of the asset. The determination of cash flows is based upon assumptions that may not occur. The value of long-lived assets that is subject to assessment for impairment in accordance with SFAS 144 is $190.6 million at December 31, 2007 and $173.6 million at September 30, 2008.

Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 7 to the audited consolidated financial statements, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2007, the balance of deferred tax liabilities, net, is $66.5 million. As of September 30, 2008, the balance of deferred tax liabilities, net, is $57.2 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of IAC's tax returns by the IRS, as well as actual operating results of ILG that vary significantly from anticipated results. Effective January 1, 2007, ILG adopted the provisions of FIN 48. As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. ILG considers many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

 QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        ILG conducts business in certain foreign markets, primarily in the United Kingdom and the European Union. ILG's primary exposure to foreign currency risk relates to its investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the British Pound Sterling and Euro. However, the exposure is mitigated as ILG has generally reinvested profits from its international operations. ILG is also exposed to foreign currency risk related to its assets and liabilities denominated in a currency other than the functional currency.

        As currency exchange rates change, translation of the income statements of ILG's international businesses into U.S. dollars affects year-over-year comparability of operating results. Historically, ILG has not hedged translation risks because cash flows from international operations were generally reinvested locally. Foreign exchange net losses for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $0.5 million and $0.2 million, respectively. Foreign exchange net gain for the nine months ended September 30, 2008 was $0.8 million and net losses for the nine months ended September 30, 2007 were $0.6 million.

        As ILG increases its operations in international markets it becomes increasingly exposed to potentially volatile movements in currency exchange rates. The economic impact of currency exchange rate movements on ILG is often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, could cause ILG to adjust its financing, operating and hedging strategies.

Interest Rate Risk

        At September 30, 2008, we had $150 million outstanding under the floating rate Term Loan. Based on the amount outstanding, a 100 basis point change in interest rates would result in an approximate change to interest expense of $1.5 million. Additionally, at September 30, 2008, we had $300 million face amount of old notes that bear interest at a fixed rate. If market rates decline, we run the risk that the required payments on the fixed rate debt will exceed those based on market rates. Based on our mix of fixed rate and floating rate debt and cash balances, we do not currently hedge our interest rate exposure.

 OUR BUSINESS

        For information regarding the results of operations of ILG and its segments on a historical basis, see the Consolidated Financial Statements of ILG and the disclosure set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." For information regarding the results of operations of ILG on a pro forma basis to give effect to the completion of the spin-offs, see the Unaudited Pro Forma Condensed Consolidated Financial Statements for ILG.

Who We Are

        Interval Leisure Group, Inc., or ILG, was incorporated in connection with the spin-off to hold the businesses and subsidiaries of IAC, the results of which were previously reported in its Interval reporting segment. The spin-off of ILG from IAC occurred on August 20, 2008. Interval Acquisition Corp., the issuer of the notes, is a wholly-owned subsidiary of ILG and also a holding company, which does not have any material assets or operations other than ownership interests in those entities and assets through which the businesses of ILG are conducted, and the assets of ILG are held.

        ILG is a leading global provider of membership and leisure services to the vacation industry. ILG's principal business segment, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to developers of the resorts participating in its exchange networks worldwide. As of September 30, 2008, more than 2,400 resorts located in more than 75 countries participated in Interval's primary exchange network, the Interval Network, and nearly two million owners of vacation interests were enrolled as members of the Interval Network. For the fiscal year ending December 31, 2007, Interval represented approximately 88% of ILG's consolidated revenues.

        ILG's other business segment, RQH, was acquired in May 2007 and is a provider of vacation rental and property management services to vacationers and vacation property owners across Hawaii. As of December 31, 2007, RQH provided property management services to 26 resorts and hotels, as well as other more limited management services to an additional 23 properties. For the fiscal year ending December 31, 2007, RQH represented approximately 12% of ILG's consolidated revenues which include results for the seven month period following RQH's acquisition on May 31, 2007.

History

        Although ILG was incorporated in Delaware in May 2008 in connection with the spin-offs, the ILG businesses have rich operating histories. Founded in 1976, Interval has undergone multiple ownership structures. RQH traces its roots in lodging back nearly 60 years through its predecessors, Hotel Corporation of the Pacific and Aston Hotels & Resorts.

What We Do

Vacation Ownership Membership Services

Member Services

         Membership Programs.    Interval operates membership programs for owners of vacation interests at resorts that participate in its exchange networks. Interval does not own, operate or manage any resorts. Participation in one of Interval's membership programs provides members with the right to exchange their occupancy rights in their vacation interest (generally, for periods of one week) for comparable, alternative accommodations on a worldwide basis at the same or another resort participating in Interval's exchange networks, as well as benefit from a comprehensive package of value-added products and services. Generally, individuals are enrolled in one of Interval's membership programs by resort developers in connection with their purchase of vacation interests from such resort developers, with initial membership fees being paid on behalf of members by the resort developers.

        Following their period of initial enrollment, Interval Network members have the option of renewing their memberships for terms ranging from one to five years and paying their own membership fees directly to Interval, which option generally remains available even after the affiliation agreement for the resort at which members own their vacation interests is not renewed or otherwise terminated. Alternatively, some resort developers incorporate the Interval Network membership fee into certain annual fees they charge to owners of vacation interests at their resorts after the initial enrollment period, which results in these owners having their membership in the Interval Network and, where applicable, the Interval Gold program (as described below), automatically renewed throughout the period of their resort's participation in the Interval Network. Membership in the Preferred Residences Program, Interval's newly-launched hospitality-branded membership program for luxury shared ownership resorts and condo hotels, is also renewed annually throughout the period of each resort's participation in the Preferred Residences Program's exchange network.

        The resorts participating in Interval's exchange networks primarily includes resorts (including, in certain cases, resorts under construction) with which Interval has an effective affiliation agreement in place, as well as resorts at which Interval continues to provide exchange services following the affiliation agreement's term. In addition to providing membership services to the vacation ownership industry, ILG provides membership services to certain markets within the larger travel industry, such as the membership-based campground industry.

         Exchanges.    Interval provides members with two primary methods of exchange, "Deposit First" and "Request First." With Deposit First, members immediately transfer the use and occupancy of vacation interests at their home resort in return for the right to request an exchange at a different or the same resort at an alternative period of occupancy. Under this method, members are not required to select a location or travel date at the time of deposit, but can request an exchange at any time during the period of the deposit's availability for exchange. All deposits expire two years after the occupancy date of the week deposited, unless extended by members through the purchase of a deposit extension. With Request First, members request an exchange prior to relinquishing the occupancy right in their vacation interest to Interval's exchange networks. Using this method, the use and occupancy of the vacation interest is relinquished when a confirmation actually occurs. This method requires the member to be confirmed to an exchange and travel prior to the occupancy period of the vacation interest.

        All vacation ownership accommodations relinquished to Interval's exchange networks are assigned a trading value at the time of deposit (under the Deposit First method) or at the time of request (under the Request First method) based on multiple factors, including location, quality, seasonality, unit attributes and time of relinquishment to determine the relinquished accommodations' relative exchange value to Interval's exchange networks. Members are offered an exchange to accommodations which are generally of comparable value to those relinquished.

        Some members also exchange the use and occupancy of their vacation interests with Interval on a points basis. In these circumstances, points are relinquished to Interval's exchange networks by the member and Interval receives accommodations from the operator of the points program on behalf of the member.

         Getaway Program.    Interval also offers additional vacation rental opportunities to members at attractive rates through its Getaway Program. This program allows members to rent resort accommodations for a fee, plus applicable taxes, without relinquishing the use and occupancy of their vacation interests. Resort accommodations available through the Getaway Program consist of seasonal oversupply of vacation ownership accommodations within Interval's exchange networks, as well as resort accommodations sourced by Interval specifically for use in the Getaway Program.

         Interval Gold.    Interval also offers Interval Gold, an enhanced membership program, to Interval Network members to provide them with year-round access to value-added benefits and services for an additional annual fee. These benefits and services vary by country of residence, but generally consist of discounts on Interval's Getaway Program, a concierge service, a hotel discount program and Interval Options, a service that allows members to relinquish annual occupancy rights in their vacation interests towards the purchase of various travel products, including cruise, golf and spa vacations. Members are enrolled in the Interval Gold program by resort developers in connection with the initial purchase of their vacation interests or by Interval directly. Renewal procedures and responsibility for fees are generally the same as those for basic membership in the Interval Network.

         Revenue.    Interval revenue is derived principally from membership fees and transactional fees paid for exchange and Getaway Program transactions, which are collectively referred to as "confirmed vacations," as well as fees from other value-added member services, such as reservation servicing fees, which are generally paid by the resort developer for the purpose of affording its owners access to internal reservation services. Revenue is also derived from fees for certain products and services sold to developers (as described below).

Relationships with Leading Independent Developers and Brand Name Hospitality Companies

         Resort Affiliations.    Interval has established multi-year relationships with numerous resort developers under exclusive affiliation agreements. Interval does not consider its overall business to be dependent on any one of these resort developers, provided, that the loss of a significant number of resort developers could materially impact Interval's business. See "Risk Factors Relating to Our Business—Third Party Relationships." Pursuant to these agreements, resort developers are obligated to enroll all purchasers of vacation interests at their resorts in the applicable exchange membership program and, in some circumstances, are obligated to renew these memberships for the term of their affiliation agreement. Most affiliation agreements contain automatic renewal provisions, pursuant to which arrangements will be renewed on the same terms and conditions (subject to agreed upon pricing modifications), unless either party provides the other with written notice of its intent not to renew prior to expiration (typically anywhere from 90 to 270 days prior to expiration).

         Products and Services.    A primary basis on which resort developers choose Interval as a partner is the comprehensive array of products and services that it offers resort developers, such as sales and marketing support, operational and custom vacation program design services.

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  Sales and Marketing Support.  Interval offers its developers a selection of sales and marketing materials. These materials, which are available in multiple languages, include brochures, publications, sales-office displays, videos and resort directories. Resort developers also promote membership in Interval's exchange programs and related value-added services as an important benefit of owning a vacation interest. In addition, Interval offers the Leisure Time Passport program, which is primarily used by resort developers as an exit or trial membership program for potential purchasers of vacation interests. The Leisure Time Passport program provides participants with many of the benefits of the Interval Gold program, as well as the opportunity to experience vacationing in condominium-style accommodations prior to making a commitment to purchase a vacation interest.

  Interval has also established certain service and quality recognition awards and programs in an effort to encourage resorts to provide quality accommodations, amenities and services. In 2008, Interval introduced a new resort recognition program through which eligible Interval Network resorts will be recognized as either a "Select Resort" or a "Premier Resort," based upon the satisfaction of qualifying criteria. As of September 30, 2008, approximately 28% of these resorts had achieved the rating through inspection. The remainder achieved the rating based on the quality rating Interval assigned the resort following an inspection at the time of affiliation as updated by member feedback following confirmed vacations at the resort through which Interval determines the resort's customer satisfaction index and participation in Interval's prior recognition programs. Recognized resorts are then subject to periodic inspection and customer evaluations and must comply with the program's service and quality criteria to retain their status. Approximately 40% of Interval Network resorts available for exchange have been recognized as either a Select or Premier Resort for 2008.

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  Operational Support.  Interval also makes available a comprehensive array of back-office servicing solutions to resort developers and resorts. For example, for an additional fee, Interval provides internal reservation services, pursuant to which Interval acts as the facilitator of both internal club and resort reservations, and billing and loan servicing services, pursuant to which Interval collects property maintenance fees and other amounts due to developers or homeowner's associations.

  In addition, through consulting arrangements, Interval assists resort developers in the design of vacation programs for owners of vacation interests. Such programs, which may include a wide range of flexible-use plans, as well as point-based programs and vacation clubs, are tailored to the specific needs of the relevant developer and/or resort. In connection with the design of these programs, Interval undertakes a comprehensive analysis of the existing operations and intended growth plan of the relevant developer or resort, and then works closely with the developer or resort to design and implement a tailored program.

Vacation Rental and Property Management Services

        ILG operates a Hawaiian-based vacation rental and property management business through RQH. RQH provides vacation property rental, real estate brokerage and related services (including common area management services for condominium projects), as well as property management services to resorts and hotels in Hawaii.

Vacation Rental and Related Property Management Services

        RQH provides vacation property rental services for condominium owners. These rental properties are generally investment properties, and, to a lesser extent, second homes, owned by individuals who contract with RQH directly to manage, market and rent their properties, generally pursuant to short-term agreements. RQH also offers such owners a comprehensive package of marketing, management and rental services designed to enhance rental income and profitability.

        RQH secures guests for its vacation rentals primarily through long-standing relationships with travel partners, including wholesalers, retail travel agents and online travel intermediaries. RQH also conducts direct online marketing initiatives to reach consumers directly through its websites, www.resortquesthawaii.com and www.mauicondo.com. As an additional distribution channel, RQH also makes units available to Interval for use in its Getaway Program.

Property Management Services

        RQH also provides property management services for owners of condominium and hotel management services to owners of traditional hotels. Condominium hotels generally offer the same type of services offered by hotels and resorts, plus certain comforts of home, such as kitchens or kitchenettes, separate seating or living room areas and in suite, private bedrooms, with actual services and features varying by property. Generally, property management services are provided pursuant to exclusive agreements with terms ranging from one to five years, many of which are automatically renewable.

        RQH revenues are derived principally from management fees for vacation property rental services and property management services. Property management fees consist of a base management fee and, in some instances, an incentive fee based on a percentage of gross operating profits, net operating income or other similar metric. Property management agreements may provide that owners receive a specified portion of the revenues generated while the relevant properties are under RQH management.

In these cases, the operating expenses for the rental operation are paid from the revenues generated by the rentals, the owners are then paid their contractual percentages or amounts and RQH either retains the balance (if any) as its management fee or is required to make up the deficit.

Marketing and Technology

        The success of the Interval business depends, in significant part, on the continued growth of the vacation ownership industry. As a result, Interval markets its products and services to resort developers and other parties in the vacation ownership industry through a series of business development initiatives. For nearly ten years, Interval has organized and co-sponsored a proprietary, multi-day informational seminar, currently known as the Vacation Ownership Investment Conference ("VOIC"), where real estate developers, hospitality companies and others contemplating entry into the vacation ownership industry can meet and network with industry leaders, as well as participate in educational panels on various vacation ownership issues, such as property and program planning, financing and regulatory requirements. This seminar is offered annually at locations in regions that Interval views as potential market opportunities for vacation ownership development. Through these programs, Interval works to strengthen and expand the vacation ownership industry through the education and support of viable new entrants. Interval has also maintained leadership roles in various industry trade organizations throughout the world since their inception, through which it has been a driving force in the promotion of constructive legislation, both in the U.S. and abroad, principally aimed at creating or enhancing consumer protection in the vacation ownership industry.

        Given that the success of Interval is dependent, in significant part, on its ability to secure vacation ownership accommodations and attract new members to its exchange programs, Interval also targets its sales and marketing efforts more directly at resort developers and prospective owners of vacation interests. In doing so, Interval not only promotes the benefits of the Interval Network and its value-added services, but also markets itself to resort developers as a provider of operational and sales and marketing support services. Interval's sales and services personnel proactively seek to establish strong relationships with developers during the early stages of the development of a particular resort by providing input on consumer preferences based upon years of experience. In addition, given its long-standing relationships with others within the vacation ownership industry, Interval is often able to refer resort developers to quality providers of a wide range of planning and operational resources. Interval believes that it has established a strong reputation within the vacation ownership industry as being highly responsive to the needs of resort developers and owners of vacation interests.

        Interval maintains developer and consumer marketing departments, both of which are based in ILG's global headquarters in Miami, Florida. International marketing expertise is provided primarily by London-based employees, with input and local expertise being provided by employees in local and regional offices worldwide. These departments are responsible for implementing Interval's overall marketing strategy and developing the materials that are necessary to secure new relationships with resort developers and resorts and obtain new members, as well as promote membership renewals, exchange opportunities and other value-added services to existing members.

        Important to the success and continued growth of the RQH business is its ability to source vacationers interested in booking vacation properties made available through its vacation rental and property management services. RQH markets vacation rental opportunities through online travel intermediaries and other distribution channels, as well as through dedicated property sales, field sales personnel and Interval.

        Interval's success also depends, in part, on its ability to provide prompt, accurate and complete service to its members through voice and data networks and proprietary and third party information systems. The technology platform for the Interval Network is a proprietary, custom developed enterprise application and database that manages all aspects of membership, exchange and Getaway Program transaction processing and inventory management. Interval also uses advanced telecommunications systems and technologies to promptly respond and efficiently route member calls. Interval also operates consumer websites for its members, such as www.IntervalWorld.com and www.PreferredResidences.com, while RQH offers vacation rentals to non-member vacationers through www.ResortQuestHawaii.com.

Industry Overview and Trends

        The hospitality industry is a major component of the travel industry, which is affected by the performance of the U.S. economy. The hospitality industry includes the segments in which ILG businesses operate. In 2007, domestic and international travelers spent an estimated $740 billion in the U.S. for business and leisure travel of 50 miles or more, as compared to $699 billion in 2006 and $654 billion in 2005.

        Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns as factors, including the increased costs of transportation due to increased fuel prices and the overall financial instability of the airline industry and associated air carrier bankruptcies, adversely impact consumers' decisions to use and consume travel services. See "Risk Factors Relating to Our Business—Adverse Events and Trends."

        Vacation ownership is the segment of the hospitality industry that encompasses the development, operation and sale of vacation interests in traditional timeshare regimes, fractional products, private residence clubs, condo hotels and other forms of shared ownership, and, in some instances, whole ownership. Vacation ownership sales (excluding sales of fractional, private residence club, destination club and whole ownership products) in the U.S. for 2007 are approximately $10.6 billion, as compared to $10.0 billion in 2006 and $8.6 billion in 2005, although much of this growth was driven by higher sales prices. U.S. sales of fractional products, private residences and destination club products were approximately $2.3 billion in 2007, as compared to $2.1 billion in 2006 and $2.0 billion in 2005.

        The tightening of credit available to vacation property developers, including challenges with receivables financing, and purchasers could result in the development of fewer vacation ownership and vacation rental properties (and in the case of existing vacation ownership and vacation rental properties, fewer potential purchasers). This factor, plus the potential for increased default rates among current vacation interest owners, could have a negative impact on the number of Interval members and could have a material adverse effect on the vacation ownership and vacation rental industries. See "Risk Factors Relating to Our Business—Ability to Obtain Financing."

Vacation Ownership Membership Services

        The vacation ownership membership services industry provides owners of vacation interests with flexibility and choice by providing them access to alternative accommodations through exchange networks encompassing a wide variety of resorts. There are two principal providers of vacation ownership membership services in the global vacation membership services industry, Interval and RCI LLC, a subsidiary of Wyndham Worldwide Corp. According to a study published in 2008 by ARDA International Foundation, 99% of all U.S.-based vacation ownership resorts that participated in such study were participants in an exchange network offered by Interval or RCI or both.

        Growth in the vacation ownership membership services industry is driven primarily by the number of vacation interests sold to new purchasers. At the outset of 2008, the number of U.S.-based households that owned vacation interests increased to approximately 4.7 million, an increase of approximately 300,000 households, from the number reported for the beginning of 2007. Long-term growth is expected to be driven by:

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  increased consumer awareness and acceptance of the value and benefits of the ownership of vacation interests;

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  adoption of constructive legislation and regulations internationally that improve consumer protection and allow businesses to operate profitably, including a recent announcement by the Government of Dubai that it will shortly issue its first set of vacation ownership regulations;

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  the entry of additional independent developers and brand-name hospitality companies into the vacation ownership industry, which will increase the number of vacation interests available for sale; and

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  reported demand for vacation ownership products in the U.S.

        The vacation ownership membership services industry growth is driven by the continued development and offering of new vacation ownership accommodations and alternative vacation ownership related products. For example, industry studies suggest that developers are selling more biennial products, whereby owners of vacation interests have access to their accommodations during alternating years. While these trends may have a positive impact on the average number of potential new members of exchange programs, the alternating annual ownership associated with these products could adversely impact average revenue per member across the industry.

Vacation Rental and Property Management Services

        ILG believes that the overall supply of vacation rental properties has increased as a result of the growth in second/vacation home ownership and the increasing desire among many owners to rent their properties for additional income. An increasing percentage of vacation home purchasers have cited the ability to generate rental income as a motivating factor for their purchase decision. Property management and vacation rental companies facilitate the rental process by handling most, if not all, aspects of interaction with vacationers.

        Vacation rental properties have also grown in number due to the increasing popularity of renting non-hotel accommodations among consumers. Condominium accommodations typically provide substantial value to consumers seeking more than a nightly stay, as they offer families greater space and convenience than a traditional hotel room by offering separate living, sleeping and eating quarters.

        Growth in leisure travel, as well as improved product awareness and consumer convenience through direct and indirect online distribution channels, is expected to drive growth.

        Currently, ILG offers vacation rental and property management services in Hawaii through RQH. According to the Hawaii Department of Business, Economic Development & Tourism, approximately 7.5 million visitors traveled to Hawaii in each of 2006 and 2007. While travel to Hawaii has been adversely affected by the macro economic conditions, ILG believes that in the long-term, Hawaii will continue to be a sought after destination for vacationers.

Competition

        The two principal companies in the global vacation ownership membership services industry, Interval and RCI, aggressively compete for developer and consumer market share. Other third parties operate in this industry, but generally outside of the context of value-added membership programs offered at point-of-sale. While the operations of these third parties are generally smaller and more regional in nature, at least one operates on a global basis. Interval also faces increasing competition from points-based vacation clubs and large resort developers, which may elect to operate their own internal exchange systems to facilitate exchanges for owners of vacation interests at their resorts as they increase in size and scope. In addition, increasingly, vacation clubs and large resort developers are forging direct relationships with other developers.

        Interval believes that developers generally choose to affiliate with an exchange network based on:

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  the perceived quality of resorts participating in the network, which is characterized by the desirability of numerous locations, quality of accommodations and the amenities and services available;

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  the level of service provided to members;

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  the range and level of support services provided to developers;

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  the flexibility of the exchange program;

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  the costs for annual membership and exchanges; and

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  continuity of management.

        Developers affiliated with Interval and/or RCI collectively represent approximately 99% of the vacation ownership resorts in the U.S. Based on the annual disclosure statements filed by RCI and Interval for the year ended December 31, 2007, on a global basis, Interval held approximately 38% of the resorts and 35% of the members participating in exchange networks operated by these companies and RCI held the remainder. Accordingly, RCI is the larger provider of vacation ownership member services with a larger exchange network. Through the resources of its corporate affiliates, particularly Wyndham Vacation Ownership, Inc., itself engaged in vacation ownership sales, RCI may have greater access to a significant segment of new purchasers of vacation interests.

        While overall Interval's primary competitor has a greater number of resorts in its exchange network and reports a larger number of owners of vacation interests participating in its vacation ownership membership programs, Interval believes that it has distinguished itself as the vacation ownership membership service provider of choice with developers of high quality vacation properties and their owners, based primarily on the quality of the resorts in the Interval Network and related services provided by these resorts, coupled with its continued commitment to attract quality resorts to its exchange networks and foster quality vacation experiences for its members. For example, in 2008, Interval launched the Preferred Residences Program, a hospitality-branded membership program for luxury shared ownership resorts and condo hotels.

        RQH's vacation rental business faces competition from other suppliers of travel products and services, hotel operators and local rental agents and its property management business is also highly competitive in that there are low barriers to entry.

Employees

        As of September 30, 2008, ILG had over 2,800 employees worldwide. With the exception of a limited number of housekeeping employees at one property in Hawaii and a few member services employees in Argentina, Italy, Mexico and Spain, employees are not represented by unions or collective bargaining agreements. ILG believes that relationships with its employees are generally good.

Properties

        ILG conducts operations through 27 offices in 16 countries, of which 7 locations are within the U.S. and 20 locations are outside of the U.S. ILG's global headquarters which is located in Miami, Florida and occupies approximately 100,000 square feet of office space under a long-term lease expiring in July 2016. Interval also operates a call center in Miami that is approximately 60,000 square feet under a long-term lease expiring in December 2020. Interval's European headquarters are located in London, England and occupy approximately 24,400 square feet of office space under a long-term lease which expires in May 2016, while its Asian headquarters are located in Singapore and occupy approximately 3,000 square feet of office space under a lease, the current term of which expires in September 2009, subject to automatic renewal.

        RQH's property management headquarters is located in Honolulu, Hawaii and occupies approximately 25,000 square feet of office space under a lease expiring in October 2009. Activities have commenced to source and secure alternative premises upon the termination of the existing lease.

 MANAGEMENT

Board of Directors and Executive Officers

        The following table sets forth information as to persons who serve as ILG and Interval Acquisition Corp. executive officers and directors as of November 10, 2008. Additional biographical information about such individuals is set forth below. The ILG Board of Directors, the composition of which (including its committees) complies with the independence requirements under the current standards imposed by the Marketplace Rules consists of nine directors. The Interval Acquisition Corp. Board of Directors is not subject to and does not meet the independence requirements of the Marketplace Rules and consists of three directors.

Name	Age	Position(s)
Craig Nash	55	Chairman, President, Chief Executive Officer and Director of ILG President, Chief Executive Officer and Director of Interval Acquisition Corp.
John Galea	53	Chief Accounting Officer of ILG Chief Financial Officer and Director of Interval Acquisition Corp.
William L. Harvey	52	Chief Financial Officer of ILG
Victoria Kincke	52	General Counsel of ILG Vice President and Assistant Secretary of Interval Acquisition Corp.
Marie Lee	52	Chief Information Officer of ILG
Jeanette Marbert	52	Chief Operating Officer of ILG Executive Vice President, Chief Operating Officer, Secretary and Director of Interval Acquisition Corp.
Gregory R. Blatt	40	Director of ILG
David Flowers	54	Director of ILG
Gary S. Howard*	57	Director of ILG
Lew Korman*	63	Director of ILG
Thomas J. Kuhn*	46	Director of ILG
Thomas J. McInerney	44	Director of ILG
Tom Murphy, Jr.*	60	Director of ILG
Avy H. Stein*	53	Director of ILG

*
ILG Independent Directors

        Craig M. Nash, age 55, serves as Chairman, President, Chief Executive Officer and director of ILG and President, Chief Executive Officer and Director of Interval Acquisition Corp. and has served as President of Interval since June 1989 and as Chief Executive Officer of Interval since March 1998. Prior to assuming these roles, Mr. Nash served in a series of increasingly significant roles with Interval, including as General Counsel and Vice President of Regulatory Affairs. Mr. Nash joined Interval in 1982. Mr. Nash also provides management oversight to the RQH businesses. Mr. Nash serves on the Board of Directors of the American Resort Development Association and is also a member of its Executive Committee.

        John A. Galea, age 52, serves as Chief Accounting Officer of ILG and Chief Financial Officer and Director of Interval Acquisition Corp. and has served as Chief Financial Officer for Interval since October 2006. Prior to his tenure as Chief Financial Officer, Mr. Galea served as Interval's Vice

President of Accounting and Corporate Controller since 2000. Mr. Galea also provides management oversight to the RQH businesses.

        William L. Harvey, age 52, serves as Chief Financial Officer of ILG. Prior to joining ILG in June 2008, Mr. Harvey served as the chief financial officer for TrialGraphix, Inc., a Miami-based litigation support firm from August 2006 through November 2007. Between June 2003 and July 2006, Mr. Harvey served as a Vice President at LNR Property Corporation, a Miami-based diversified real estate and finance company, managing various financial and accounting units. From September 1992 through February 2003, Mr. Harvey served as the Executive Vice President and Chief Financial Officer of Pan Am International Flight Academy, Inc., a private provider of flight training services to pilots, flight attendants and air traffic controllers. Mr. Harvey is a registered CPA who began his accounting career at Deloitte & Touche and was a partner in their Miami offices prior to September 1992. Mr. Harvey is a member of the Board of Directors of Summit Financial Services Group, Inc.

        Victoria J. Kincke , age 52, serves as Senior Vice President, General Counsel and Secretary of ILG and Vice President and Assistant Secretary of Interval Acquisition Corp. and has served as Senior Vice President and General Counsel of Interval since May 2005. Prior to this time, Ms. Kincke served as General Counsel of Interval from July 1999. Ms. Kincke joined Interval in 1997. Ms. Kincke also provides management oversight to the RQH businesses.

        Marie A. Lee, age 52, serves as Chief Information Officer of ILG and since May 2005 has served as Chief Information Officer and Senior Vice President, U.S. Operations of Interval. Prior to this time, Ms. Lee served as Chief Information Officer of Interval from January 2004 and Senior Vice President, Information Technology of Interval from May 2000 to December 2003.

        Jeanette E. Marbert, age 52, serves as Chief Operating Officer of ILG and Executive Vice President, Chief Operating Officer, Secretary and Director of Interval Acquisition Corp. and has served as Chief Operating Officer for Interval since June 1999. Prior to her tenure as Chief Operating Officer, Ms. Marbert served as General Counsel of Interval from 1994 to 1999. Ms. Marbert joined Interval in 1984.

        Gregory R. Blatt, age 40, has served as Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

        David Flowers, age 54, has served as Senior Vice President & Treasurer of Liberty Media Corporation since October 2000, Treasurer since April 1997 and Vice President since June 1995. He has also served as Senior Vice President and Treasurer of Discovery Holding Company since May 2005. Mr. Flowers is a member of the Board of Directors of Summit Bank & Trust, a state chartered bank in Colorado.

        Mr. Flowers was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Gary S. Howard, age 57, served as Executive Vice President and Chief Operating Officer of Liberty Media Corporation from July 1998 to February 2004 as well as serving on Liberty Media Corporation's Board of Directors from July 1998 until January 2005. Additionally, Mr. Howard held several executive officer positions with companies affiliated with Liberty Media Corporation. Mr. Howard currently serves on the Board of Directors of Dish Network Corporation.

        Mr. Howard was nominated as a director by Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation."

        Lewis J. Korman, age 63, has been a business advisor to various companies since 1997. Mr. Korman has advised X.L. Capital, Ltd., a reinsurance company, with respect to financial transactions in the entertainment and media industries since 1997 and will continue through 2009. From 1998 through 2002, Mr. Korman advised Starlight International, a company engaged in the marketing and distribution of dietary supplements. He has served Trident Media Group, the largest literary agency in the publishing business, since 2002 and will continue through 2009, as well as Sandler & Travis Trade Advisory Services, a project management, consulting and trade compliance firm since 2006 with no fixed term. Mr. Korman has advised Sandler, Travis & Rosenberg, a customs and international trade law firm and business practice, since 2007, and his term is renewable annually. In addition, he has been co-producing an animated theatrical production at Warner Bros. and has co-produced two works of photojournalism: A Day in the Life of the United States Armed Forces (Harper Collins, May 2003) and A Day in the Life of the American Woman (Bulfinch Press, October 2005). From 1998 through 2007, Mr. Korman served as Vice Chairman of RAB Holdings, which owned Millbrook Distribution Services (a distributor of specialty foods and health and beauty products to supermarkets), as well as Vice Chairman of The B. Manischewitz Company (a manufacturer of kosher and related ethnic food products). He held the position of President and Chief Operating Officer of Savoy Pictures Entertainment, which engaged in the distribution of motion pictures and owned four Fox affiliated television stations, from 1992 until 1997, when the company was acquired by a predecessor to IAC. Mr. Korman served as Senior Executive Vice President and Chief Operating Officer of Columbia Pictures Entertainment from 1988 until 1989, before it was sold to Sony Corporation, and as Senior Executive Vice President of TriStar Pictures from 1987 until it merged with Columbia Pictures Entertainment in 1988.

        Thomas J. Kuhn, age 46, joined Allen & Company LLC, an investment banking firm, as a Managing Director in 2000.

        Thomas J. McInerney, age 44, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to it becoming a wholly-owned subsidiary of IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

        Thomas P. Murphy, Jr., age 60, is Chairman and Chief Executive Officer of Coastal Construction Group, which he founded in 1989. Mr. Murphy has 40 years of construction and development experience, which encompasses hospitality, resort, office, retail, industrial, institutional and residential projects. Mr. Murphy is a board member of Baptist Health Systems of South Florida and is a member of the National Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association.

        Avy H. Stein, age 53, is a Managing Partner of Willis Stein & Partners, a Chicago-based private equity firm that invests in companies in the consumer, education, healthcare and specialized business service industries. Mr. Stein co-founded Willis Stein & Partners with John Willis in 1995. Mr. Stein serves many philanthropic organizations. He is a co-chairman of the Development Council for B.U.I.L.D. (Broader Urban Involvement in Leadership Development), an organization that provides career and educational development for inner city youth, a member of Board of Directors of the University of Illinois Foundation and its Investment Policy Committee; a member of the Board of Trustees, former Treasurer, and Chairman of the Investment Committee of the Ravinia Festival; a Board member and member of the Executive Committee of Steppenwolf Theatre Company; a Board member of the Chicago Humanities Festival; as well as a member of CCA (Civic Consulting Alliance), the Economic Club and Commercial Club of Chicago. Mr. Stein is a certified public accountant, and received his law degree in 1980 from Harvard University.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Roles and Responsibilities

        Prior to the spin-off, the compensation of ILG's executive officers was predominantly determined by IAC, acting in effect as ILG's compensation committee. IAC's compensation process is principally driven by IAC's General Counsel, who has primary responsibility for administering compensation and making compensation recommendations, with all specific decisions approved by IAC's Chairman and Chief Executive Officer and, where appropriate, the Compensation Committee of IAC's Board of Directors (specifically with respect to all awards of IAC equity).

        This Compensation Discussion and Analysis deals exclusively with historical information while ILG was a part of IAC. Following the completion of the spin-off, ILG has an independent Board of Directors, which in turn has a Compensation and Human Resources Committee, with responsibility for establishing ILG's compensation philosophy and programs and determining appropriate payments and awards to its executive officers. Because ILG's compensation committee has recently been established, ILG cannot predict what compensation philosophies and programs will be adopted, and therefore this historical report is not necessarily indicative of the practices it will follow as an independent public company.

        In general, IAC was responsible for establishing bonus pools and equity pools for ILG, and then such pools were allocated throughout ILG, with IAC directly establishing all compensation elements for ILG's CEO, while the CEO made the determinations for ILG's other executive officers, though subject to IAC's review and approval.

        Neither ILG nor IAC has an ongoing relationship with any particular compensation consulting firm, though IAC has from time to time retained the services of consultants on specific occasions regarding broad-based IAC compensation programs. At no time has a consultant been engaged with respect to compensation of any ILG executive officers.

Philosophy and Objectives

        ILG's executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable ILG to meet its growth objectives.

        When establishing compensation packages for a given executive, ILG has followed a flexible approach, and has made decisions based on a host of factors particular to a given executive situation, including ILG's firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the relevant individual, competitive survey data, internal equity considerations and other factors deemed relevant at the time. ILG's primary approach has been to pay base salaries at or around market levels while rewarding annual profit growth through an annual bonus program and long-term value creation through equity participation.

Compensation Elements

        ILG's compensation packages for executive officers have primarily consisted of salary, annual bonuses, long term incentives (typically equity awards), perquisites and other benefits. Prior to making specific decisions related to any particular element of compensation, ILG typically reviews the total compensation of each executive, evaluating the executive's total near and long-term compensation in the aggregate. ILG determines which element or combinations of compensation elements (salary, bonus or equity) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.

  Salary

General.    ILG typically negotiates a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within ILG, ILG's location, salary levels of other executives within ILG, salary levels available to the individual in alternative opportunities, reference to certain survey information and the extent to which we desire to secure the executive's services. Mr. Nash's salary was established through negotiations with IAC.

        Once established, salaries can increase based on a number of factors, including the assumption of additional responsibilities, internal equity, periodic market checks and other factors which demonstrate an executive's increased value to ILG.

        ILG utilizes various salary surveys depending upon the position to determine a market relevant range of salaries for each position. At least two surveys are used in each analysis. ILG uses the following surveys: Towers Perrin Executive Compensation Data Bank, Radford Executive Survey, and the Mercer Premium Executive Remuneration Survey.

         2007.    Mr. Nash entered into a new employment agreement with IAC under which his salary was increased from $568,788 to $650,000 through negotiation. Ms. Marbert received a salary increase from $300,000 to $350,000 based on discussions between Ms. Marbert and Mr. Nash, and Mr. Nash's views of internal equity. Mr. Galea also received a salary increase from $200,000 to $250,000 based on reviews of market data and internal equity considerations. Ms. Lee and Ms. Kincke both received ordinary course salary increases of approximately 5% effective January 1, 2007.

         2008.    Mr. Nash and Ms. Marbert each entered into new employment agreements which became effective upon the spin-off (the "New Nash Employment Agreement" and the "New Marbert Employment Agreement," respectively). Under these agreements, Mr. Nash receives a base salary of $750,000, arrived at by negotiation with Mr. Nash and a recognition by the Company of his increased responsibilities as the Chairman and Chief Executive Officer of a public company. Ms. Marbert receives a base salary of $400,000, negotiated by Mr. Nash, which again reflects increased public company responsibilities. Additionally, Ms. Kincke received a raise to $250,000 to reflect her increased responsibilities as General Counsel of a public company. In connection with his employment, Mr. Harvey entered into an employment agreement providing for an initial base salary of $325,000, subject to increase following an annual review.

  Annual Bonuses

General.    ILG's bonus program is designed to reward performance on an annual basis. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant amount of an executive's total compensation, it provides an important incentive tool to achieve ILG's annual objectives.

        Prior to the spin-off, IAC established the bonus of the CEO based on its view of corporate performance, based on a target level of 100% of salary. In large part, corporate performance has been measured based on ILG's growth in year over year profitability, generally as measured by Operating Income Before Amortization ("OIBA"), although achievement of strategic objectives is also taken into account. Mr. Nash's old employment agreement provided for a minimum bonus of $350,000 in the event certain modest OIBA targets are achieved, but these targets are expected to be met, and a subjective determination of corporate performance is the true driver of Mr. Nash's bonus.

        After consultation with ILG management, IAC established the annual bonus pool for ILG based on its assessment of ILG's performance for the applicable year.

        Mr. Nash then allocated the pool to the rest of the company, including to the other executive officers based on individual and corporate success.

        ILG generally pays bonuses shortly after year-end following finalization of financial results for the prior year.

         2007.    In 2007, ILG experienced another solid year of profit growth. IAC paid Mr. Nash a bonus of $800,000, based both on the OIBA growth of ILG and ILG's successful acquisition of the Resort Quest business. While in 2007 Ms. Marbert's employment agreement expired, ILG paid her bonus based primarily on the formula that had been set forth in that employment agreement, which provided for a target bonus of 100% of salary, with incremental bonus paid to the extent OIBA exceeded the Company's plan. Ms. Marbert was paid a bonus of $360,000, slightly more than target. Mr. Galea, Ms. Kincke and Ms. Lee received bonuses based on Mr. Nash's view of corporate performance and individual contributions, including, in the case of Mr. Galea and Ms. Kincke, in connection with the Resort Quest acquisition.

         2008.    ILG has agreed to guarantee the 2008 bonuses for Mr. Nash, Ms. Marbert, Ms. Kincke and Mr. Galea at 100%, 100%, 40% and 40% of salary, respectively, presuming continued employment. This decision was made in light of the strong performance of ILG through May and the significant effort expended by these individuals in connection with the spin-off transaction. Under the New Nash Employment Agreement, Mr. Nash is entitled to a minimum bonus of $250,000 in the event certain modest OIBA targets to be established annually are achieved, but these targets will be set at a level expected to be met, and a subjective determination of corporate performance is expected to be the true driver of Mr. Nash's bonus. In addition, the agreement provides that the Compensation Committee may change from OIBA targets to another performance metric in the event ILG uses a different metric to measure performance. Mr. Harvey's agreement provides for a discretionary bonus with a target of 75% of salary to be pro-rated for 2008.

  Long-Term Incentives

General.    IAC believes that ownership shapes behavior, and that by providing a meaningful portion of an executive officer's compensation in stock, his or her incentives are aligned with our stockholders' interests in a manner that drives better performance over time. As part of IAC, that led to each ILG executive officer receiving IAC equity awards on a regular basis.

        In setting particular award levels, the predominant objectives are providing the person with effective retention incentives, appropriate reward for past performance and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are a longer-term retention and reward instrument than our annual bonuses.

        Awards to the CEO are made by IAC. Additionally, IAC establishes a pool for annual equity awards which the CEO allocates to the Company's employees, including the executive officers, subject to IAC's approval. In establishing the equity pool for ILG, IAC has taken into account historical practices, its view of market compensation generally, the dilutive impact of equity grants across IAC, and other relevant factors. Additionally, IAC approves any equity grants recommended to be made to ILG executives outside of the annual process. Executive officers receive grants that are subjectively determined based on the CEO's view of how best to allocate the equity pool for retention, reward and motivation based on a host of subjective factors (including past contribution, retention risk, contribution potential, and market data), with grants equal to annual salary being a basic guideline.

        Except where otherwise noted, equity awards are made following year-end after financial results for the prior year have been finalized. The meeting of the Compensation and Human Resources Committee of the IAC Board at which the awards are made is generally scheduled months in advance and without regard to the timing of the release of earnings or other material information.

         Restricted Stock Units.    Prior to the spin-off, IAC used restricted stock units, or RSUs, as its exclusive equity compensation tool for ILG executive officers. Through 2006, these awards generally vested in equal annual installments over five years (annual-vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). Annual awards were intended to provide frequent rewards and near-term retention incentives, while cliff-vesting RSUs provided more of a long-term retention mechanism.

        In February 2007, IAC implemented a new equity instrument, Growth Shares, which were RSU grants that cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications.

        These awards were introduced throughout IAC to more closely link long-term reward with IAC's overall performance and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased IAC performance. However, in connection with the spin-off, these awards were converted into three-year cliff-vesting awards at the "target" value (or 50% of the shares actually granted), without variability based on performance.

         2007.    In February of 2007, our executive officers generally received a mix of Growth Shares and annual-vesting RSUs. Ms. Marbert received grants twice the size of ILG's other executive officers due to her senior position as COO of the company.

        Mr. Nash received an award of Growth Shares and annual-vesting RSUs as part of the annual grant process, and then in connection with his entering into a new employment agreement in July, Mr. Nash received two additional RSU grants, each cliff vesting at the end of four years. One award was for 100,000 RSUs and the other was for up to 75,000 RSUs, with the actual amount to vest dependent on growth in ILG over the period, however, this performance-based award will be cancelled at the time of the spin-off pursuant to the New Nash Employment Agreement. These awards were determined by negotiation with Mr. Nash.

         2008.    In February 2008, Ms. Marbert received 20,000 RSUs, Ms. Kincke and Mr. Galea each received 6,000 RSUs and Ms. Lee received 4,800 RSUs. These grants were larger than those of prior years principally because the overall ILG equity pool was larger than in the past. The larger pool resulted from IAC's determination that key ILG employees had smaller equity holdings than did comparable individuals at other IAC companies.

        Additionally, under the New Nash Employment Agreement and the New Marbert Employment Agreement, Mr. Nash and Ms. Marbert received RSU grants at the time of the spin-off worth $8 million and $2 million, respectively, with 75% of the award vesting annually over four years and 25% of the award vesting at the end of four years. These amounts were negotiated between IAC and Mr. Nash, and were given in contemplation of, and became effective upon, the spin-off. Pursuant to his agreement, Mr. Harvey received RSU grants worth $750,000 at the time of the spin-off, vesting over four years.

         Spin-Off Adjustments.    In the spin-off, equity awards denominated in IAC stock were adjusted (i) to cause vesting immediately prior to the spin-off of awards granted prior to August 2005 and/or scheduled to vest through February 2009, (ii) to convert performance-based RSUs granted in 2007, or Growth Shares, into non-performance-based RSUs based on the target value, (iii) to cause the vesting immediately prior to the spin-off of the portion of cliff vested RSUs that would have vested through February 2009 if such awards had vested on an annual basis, (iv) to convert all RSUs that do not vest under (i) or (iii) above into RSUs for the company that continues to employ the individual following the spin-offs, and (v) to split all options among the five companies and adjust the exercise price based on the price of such company's shares as of the spin date.

        The following table reflects the effect of these adjustments on all equity awards held by ILG's executive officers:

	Upon Completion of the Spin-Off*
Name	RSUs that will vest upon completion of spin-off transactions (#)	RSUs that will be converted exclusively into RSUs of ILG and vest on regular schedule (#)		RSUs that will be split among the post-transaction companies and vest after February 2009 on regular schedule (#)	Options outstanding at December 31, 2007—all of which will be split among the post-transaction companies (#)
Craig Nash	40,649	103,007	(1)	53,715	—
Jeanette Marbert	17,971	28,565		8,362	—
John Galea	3,852	11,081		3,344	—
Marie Lee	11,802	13,333		2,508	—
Victoria Kincke	2,921	9,446		2,508	—

*
Excludes 9,727, 4,962, 2,502, 3,129, and 2,167 RSUs that vested between December 31, 2007 and August 1, 2008 for Mr. Nash, Ms. Marbert, Mr. Galea, Ms. Lee and Ms. Kincke, respectively.

(1)
Excludes 75,000 performance based RSUs that were cancelled at the time of the spin-offs pursuant to the New Nash Employment Agreement.

  Change of Control and Severance

        ILG believes that providing executives with severance and change of control protection is critical to allowing executives to fully value the forward looking elements of their compensation packages, and therefore limit retention risk during uncertain times. Accordingly, ILG employment arrangements and equity awards generally provide for salary continuation in the event of certain employment terminations beyond the control of the executive, as well as varying degrees of accelerated vesting in the event of a change of control of the company.

  Other Compensation

        Under other limited circumstances, ILG executive officers have received non-cash and non-equity compensatory benefits. The values of these benefits are reported under the heading "Other Annual Compensation" in this filing pursuant to applicable rules. The executive officers do not participate in any deferred compensation or retirement program other than IAC's 401(k) plan.

  Tax Deductibility

        IAC's practice has been to structure ILG's compensation program in such a manner so that the compensation is deductible by IAC for federal income tax purposes. However, because ILG executive officers are now subject to the limitations on deductibility under Section 162(m) of the Code and were not previously, certain compensatory arrangements established prior to the spin-off but that will be paid following the spin-off may not result in deductible compensation for ILG.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Craig Nash Chairman, President and CEO	2007	593,063	800,000	1,416,685	38,384	2,848,132
Jeanette Marbert Chief Operating Officer	2007	308,077	360,000	352,269	6,750	1,027,096
Marie Lee Chief Information Officer	2007	220,000	80,000	176,147	3,388	479,735
Victoria Kincke General Counsel	2007	215,000	86,000	107,148	3,116	411,264
John Galea Chief Accounting Officer	2007	208,079	85,000	146,643	4,258	443,980

(1)
Reflects the dollar amount recognized by IAC for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123R, for IAC RSUs awarded in and prior to 2007 under IAC's stock and annual incentive plans. These amounts do not, therefore, represent the value of IAC equity compensation awarded or realized in 2007. For further discussion of IAC's accounting for its equity compensation plans, see Note 4 of IAC's audited financial statements for the fiscal year ended December 31, 2007 included in its Annual Report on Form 10-K filed with the SEC on February 29, 2008. For information on awards made and realized in 2007, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables.

(2)
See the table below for additional information on amounts for 2007. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Craig Nash	Jeanette Marbert	Marie Lee	Victoria Kincke	John Galea
Supplemental disability insurance	$19,484	—	—	—	—
Automobile allowance	14,400	—	—	—	—
401(k) plan company match	4,500	$6,750	$3,388	$3,116	$4,258

Total All Other Compensation	$38,384	$6,750	$3,388	$3,116	$4,258

Grants of Plan-Based Awards

        The table below provides information regarding IAC equity awards granted to our named executives in 2007.

	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(3)				All other stock awards: Number of shares of stock or units (#)(3)
						Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Craig Nash	2/16/07 9/12/07	1,046 1	18,820 75,000	37,640 N/A	6,274 100,000	999,996 4,840,500
Jeanette Marbert	2/16/07	697	12,546	25,092	2,509	599,942
Marie Lee	2/16/07	209	3,763	7,526	1,255	199,968
Victoria Kincke	2/16/07	209	3,763	7,526	1,255	199,968
John Galea	2/16/07	279	5,018	10,036	1,255	249,979

(1)
Equity incentive plan awards with a grant date of 2/16/07 reflect performance based RSU awards which cliff vest at the end of three years in varying amounts depending upon growth in IAC's publicly reported metric, Adjusted Earnings Per Share, with certain modifications. The threshold amount represents 5.56% of the target payout, which amount would vest upon achieving the minimum growth threshold. These awards were converted into three year cliff-vesting awards in the spin-offs as described under "Compensation Discussion and Analysis—Spin-Off Adjustments."

(2)
The equity incentive plan award to Mr. Nash with a grant date of 9/12/07 reflects a performance award which cliff vests in four years in varying amounts depending on the compounded annual growth rate in the value of ILG (as agreed between the executive and IAC) during the valuation period. If the minimum growth rate is not achieved, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels in the growth rate. In all, the number of shares vesting can range from 0% to 100% of the initial "target" award, with one share vesting upon achieving the minimum growth rate threshold. This award was cancelled in the spin-off.

(3)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to ILG's named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control.

(4)
The fair value of equity incentive plan awards is based on the target amount.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various IAC equity awards held by ILG's named executives as of December 31, 2007. The market value of these awards is based on the closing price of IAC common stock as of December 31, 2007 ($26.92), the last trading day of 2007.

	Stock Awards(1)(2)(3)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Craig Nash	188,277	5,068,417	1,047	28,185
Jeanette Marbert	27,314	735,293	697	18,763
Marie Lee	16,278	438,204	209	5,626
Victoria Kincke	7,279	195,951	209	5,626
John Galea	9,761	262,766	279	7,511

(1)
For a discussion regarding how these IAC equity awards were treated in the spin-offs, see "Compensation Discussion and Analysis—Spin-Off Adjustments."

(2)
Amounts shown for equity incentive plan awards are based on achieving the minimum threshold growth level of the relevant performance criteria in accordance with SEC rules.

(3)
The table below provides the following information regarding RSU awards held by ILG's named executives as of December 31, 2007: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2007, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2008, 2009, 2010, 2011 and 2012.

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Name of Executive Officer and Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Craig Nash
2/4/04(a)	4,484	120,709	2,241	2,243	—	—	—
2/10/05(a)	7,919	213,179	2,639	2,639	2,641	—	—
2/10/05(b)	28,278	761,244	—	—	28,278	—	—
2/6/06(a)	14,373	386,921	3,593	3,593	3,593	3,594	—
2/6/06(b)	26,949	725,467	—	—	—	26,949	—
2/16/07(a)	6,274	168,896	1,254	1,255	1,255	1,255	1,255
2/16/07(c)	18,820	506,634	—	—	18,820	—	—
9/12/07(d)	100,000	2,692,000	—	—	—	100,000	—
9/12/07(e)	75,000	2,019,000	—	—	—	75,000	—

Total	282,097	7,594,050	9,727	9,730	54,587	206,798	1,255
Jeanette Marbert
2/4/04(a)	2,655	71,473	1,327	1,328	—	—	—
2/10/05(a)	5,091	137,050	1,697	1,696	1,698	—	—
2/10/05(b)	11,310	304,465	—	—	11,310	—	—
2/6/06(a)	5,749	154,763	1,437	1,437	1,437	1,438	—
2/16/07(a)	2,509	67,542	501	502	502	502	502
2/16/07(c)	12,546	337,738	—	—	12,546	—	—

Total	39,860	1,073,031	4,962	4,963	27,493	1,940	502
Marie Lee
2/4/04(a)	1,770	47,648	885	885	—	—	—
2/10/05(a)	2,263	60,920	1,131	1,131	1,132	—	—
2/10/05(b)	7,541	203,004	—	—	7,541	—	—
2/6/06(a)	3,449	92,847	862	862	862	863	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	3,763	101,300	—	—	3,763	—	—

Total	20,041	539,504	3,129	3,129	13,549	1,114	251

	Number of Unvested RSUs as of 12/31/07	Market Value of Unvested RSUs as of 12/31/07
			Vesting Schedule (#)
Name of Executive Officer and Grant Date
	(#)	($)	2008	2009	2010	2011	2012
Victoria Kincke
2/4/04(a)	885	23,824	442	443	—	—	—
2/10/05(a)	2,264	60,947	755	753	756	—	—
2/6/06(a)	2,875	77,395	719	718	719	719	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	3,763	101,300	—	—	3,763	—	—

Total	11,042	297,251	2,167	2,165	5,489	970	251
John Galea
2/4/04(a)	1,181	31,793	590	591	—	—	—
2/10/05(a)	2,828	76,130	942	943	943	—	—
2/6/06(a)	2,875	77,395	719	718	719	719	—
12/6/06(a)	1,622	43,664	405	406	405	406	—
2/16/07(a)	1,255	33,785	251	251	251	251	251
2/16/07(c)	5,018	135,085	—	—	5,018	—	—

Total	14,779	397,852	2,907	2,909	7,336	1,376	251

    (a)
    These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

    (b)
    These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

    (c)
    Represents the initial "target" awards. See the Grants of Plan-Based Awards table and footnote (1) thereto.

    (d)
    This award vests in one lump sum installment on July 1, 2011, subject to continued employment.

    (e)
    Represents the initial "target" award. See the Grants of Plan-Based Awards table and footnote (2) thereto.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by ILG's named executives in 2007 upon the vesting of RSU awards and the related value realized, excluding the effect of any applicable taxes. The dollar value realized upon vesting of RSUs represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting. No named executive officer exercised any stock options during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig Nash	8,473	332,224
Jeanette Marbert	4,460	174,889
Marie Lee	2,877	112,810
Victoria Kincke	1,913	75,104
John Galea	2,655	100,242

Potential Payments Upon Termination or Change in Control

Change of Control

        Pursuant to the terms of ILG's equity compensation plans and the award agreements thereunder, upon a change of control the named executive officers are generally entitled to accelerated vesting of (i) equity awards made prior to 2006 and (ii) equity awards made thereafter if, following such change in control, their employment is terminated by the Company for any reason other than death, disability or cause (as defined in the relevant employment agreement), or by the executive for good reason (as defined in the relevant employment agreement or plan document) (a "Qualifying Termination").

Additionally, under the New Nash Employment Agreement and the New Marbert Employment Agreement, Mr. Nash and Ms. Marbert will be entitled to two-years forward vesting of the RSUs granted under those agreements (including pro ration two years forward on the cliff vesting portions of those awards).

Severance

         Cash.    Upon a Qualifying Termination, ILG executive officers are entitled to salary continuation of, with respect to Mr. Nash and Ms. Marbert, twenty-four months, with respect to Mr. Galea and Ms. Kincke, twelve months, and with respect to Ms. Lee, six months. With respect to Mr. Harvey, the salary continuation would be six months if termination occurs before June 30, 2009 or twelve months after that date. Additionally, under the New Nash Employment Agreement and New Marbert Employment Agreement, Mr. Nash and Ms. Marbert are entitled to pro rated portions of the bonus they would otherwise earn during the year in which the Qualifying Termination occurs, payable at the time such bonus would otherwise be determined.

         Equity.    Upon a Qualifying Termination, Mr. Nash and Ms. Marbert will receive two-year's forward vesting of their RSUs granted under those agreements (including pro ration two years forward on the cliff vesting portions of those awards). Upon a Qualifying Termination, Mr. Harvey would receive forward vesting of six months if on or before June 30, 2009 and twelve months if after that date; provided in the event of a change of control, the forward vesting is twenty four months.

         Obligations.    The amounts payable upon a Qualifying Termination are all subject to the execution of a general release and to compliance with confidentiality, non-compete, non-solicitation of employees and non-solicitation of customer covenants set forth in the relevant employment agreements. Salary continuation payments will be offset by the amount of any compensation earned by an executive from other employment during the severance payment period.

        The amounts shown in the table are in dollars and assume that the termination or change in control was effective as of December 31, 2007 and that the price of IAC common stock on which certain calculations are based was the closing price of $26.92 on The Nasdaq Stock Market on that date. These amounts are estimates of the incremental amounts that would have been paid out to the executive upon such terminations/change in control, and do not take into account equity grants made, and contractual obligations entered into, after December 31, 2007. The actual amounts to be paid out can only be determined at the time the event actually occurs.

Name and Benefit	Termination without cause	Resignation for good reason	Change in Control	Termination w/o cause or for good reason in connection with Change in Control	Termination in connection with Sale of Interval
Craig Nash
Cash Severance (salary)	1,300,000	1,300,000	—	1,300,000	1,300,000
RSUs (vesting accelerated)	—	—	1,770,663	5,575,051	673,000	(1)

Total estimated value	1,300,000	1,300,000	1,770,663	6,875,051	1,973,000

Jeanette Marbert
Cash Severance (salary)	350,000	—	—	350,000	—
RSUs (vesting accelerated)	—	—	512,988	1,073,031	—

Total estimated value	350,000	—	512,988	1,423,031	—
Marie Lee
Cash Severance (salary)	110,100	—	—	110,100	—
RSUs (vesting accelerated)	—	—	311,572	539,504	—

Total estimated value	110,100	—	311,572	649,604	—

Name and Benefit	Termination without cause	Resignation for good reason	Change in Control	Termination w/o cause or for good reason in connection with Change in Control	Termination in connection with Sale of Interval
Victoria Kincke
Cash Severance (salary)	107,500	—	—	107,500	—
RSUs (vesting accelerated)	—	—	84,771	297,251	—

Total estimated value	107,500	—	84,771	404,751	—
John Galea
Cash Severance (salary)	125,000	—	—	125,000	—
RSUs (vesting accelerated)	—	—	107,922	397,851	—

Total estimated value	125,000	—	107,922	522,851	—

(1)
Represents the acceleration of 25% of Mr. Nash's cliff vesting RSUs. The determination of the number of Mr. Nash's Growth Shares (which were cancelled in their entirety at the time of the spin-off) that would have vested would be based on the compounded annual growth rate in the value of Interval (as agreed between the executive and IAC) during the valuation period, which would have been measured at June 30, 2011. Upon the sale of Interval, the sale price would be deemed the agreed value. The treatment of Mr. Nash's Growth Shares upon a sale of Interval in the absence of the spin-off is described above. No value is presented in the table above for accelerated vesting of the Growth Shares as the value is neither determinable nor estimable, given that such value would be based on a sale price for Interval, which would be determined by arms' length negotiations between IAC and the acquirer.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information relating to the beneficial ownership of shares of ILG common stock on December 26, 2008, by (i) each individual or entity owning beneficially more than 5% of the outstanding shares of ILG common stock, (ii) each director of ILG, (iii) the Chief Executive Officer, the Chief Financial Officer and the other three named executive officers in the ILG summary compensation table (see "Executive Compensation") and (iv) all of ILG's executive officers and directors as a group. There were 56,209,634 shares of common stock and Class B common stock of ILG outstanding on December 26, 2008. As of December 26, 2008, all of Interval Acquisition Corp.'s outstanding common stock was held by ILG.

        Unless otherwise indicated, beneficial owners listed here may be contacted at ILG's corporate headquarters at 6262 Sunset Drive, Miami, Florida 33143. For each listed person, the number of shares of ILG common stock and percent of such class listed assumes the conversion or exercise of any ILG equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest, within 60 days of December 26, 2008, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person.

        The share amounts for each beneficial owner listed here are based on each such individual's beneficial ownership of shares of ILG common stock as of December 26, 2008. To the extent that ILG directors and executive officers owned shares of IAC common stock at the time of the distribution, they participated in the distribution on the same terms as other holders of IAC common stock. In addition, following the distribution, all IAC stock-based awards held by these individuals were adjusted to become awards relating to common stock of all five companies resulting from the spin-offs. Those awards that relate to ILG common stock are reflected in the table below based upon the adjustment formula described under the caption "Compensation Discussion and Analysis—Spin-Off Adjustments."

	ILG Common Stock
Name and Address of Beneficial Owner	Shares	%
Liberty Media Corporation(1) 12300 Liberty Boulevard Englewood, CO 80112	16,643,958	29.6
Arrow Capital Management, LLC(2) 499 Park Avenue New York, NY 10022	2,824,160	5.0
Gregory R. Blatt	54,671		*
David Flowers	—	—
John Galea	1,729		*
William L. Harvey	—	—
Gary S. Howard	—	—
Victoria Kincke	1,219		*
Lew Korman	—	—
Thomas J. Kuhn	792		*
Marie Lee	2,040		*
Jeanette Marbert	7,493		*
Thomas J. McInerney(3)	146,555		*
Tom Murphy, Jr.	—	—

Craig Nash	9,624		*
Avy H. Stein	—	—
All executive officers and directors as a group (14 persons)	224,123		*

*
The percentage of shares beneficially owned does not exceed 1%.

(1)
Based upon information reported on a Schedule 13D, which was filed with the SEC on August 29, 2008. Liberty Media Corporation is a publicly traded corporation. According to Liberty Media Corporation's Schedule 14A, filed April 24, 2008, Liberty's chairman, John C. Malone, controls 33% of the voting power of Liberty Media Corporation. See "Certain Relationships and Related Party Transactions—Agreements with Liberty Media Corporation" below for a description of agreements relating to Liberty Media Corporation's ownership of ILG shares.

(2)
Based upon information reported on a Schedule 13G, which was filed with the SEC on December 19, 2008. According to the Schedule 13G, Arrow Capital Management, LLC, Alexandre von Furstenberg and Mal Serure have shared voting and dispositive power with respect to such shares.

(3)
Includes options to purchase 53,847 shares of ILG common stock and 467 restricted stock purchase rights.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Liberty Media Corporation

        In May 2008, in connection with the settlement of litigation relating to the proposed spin-offs, IAC entered into a "Spinco Agreement" with Liberty Media Corporation, or Liberty, and affiliates of Liberty that hold shares of IAC common stock and/or Class B common stock (together with Liberty, the "Liberty Parties"), among others. At the time of the spin-offs, ILG and each other Spinco assumed from IAC all of those rights and obligations under the Spinco Agreement providing for post-spin-off governance arrangements at the Spincos. As of August 29, 2008, Liberty is deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) 16,643,958 shares or 29.6% of ILG common stock. The following summary describes the material terms of those governance arrangements and related matters and is qualified by reference to the full Spinco Agreement, which has been filed as an exhibit to the registration statement on Form S-4 of which this prospectus is a part. As required by the Spinco Agreement, ILG entered into a registration rights agreement with the Liberty Parties at the time of the spin-off, as described below.

Spinco Agreement

Representation of Liberty on the Spinco Boards of Directors

        The Spinco Agreement generally provides that so long as Liberty beneficially owns securities of ILG representing at least 20% of the total voting power of ILG's equity securities, Liberty has the right to nominate up to 20% of the directors serving on the Spinco Board of Directors (rounded up to the nearest whole number). Any director nominated by Liberty must be reasonably acceptable to a majority of the directors on ILG's Board who were not nominated by Liberty. All but one of Liberty's nominees serving on ILG's Board of Directors must qualify as "independent" under applicable stock exchange rules. In addition, the nominating and/or governance committee of the ILG Board may include only "Qualified Directors," namely directors other than any who were nominated by Liberty, are officers or employees of ILG or were not nominated by the nominating and/or governance Committee of the ILG Board in their initial election to the board and for whose election any Liberty Party voted shares.

        Until the second anniversary of the spin-off, the Liberty Parties agreed to vote all of the equity securities of ILG beneficially owned by them in favor of the election of the full slate of director nominees recommended to stockholders by the ILG Board of Directors so long as the slate includes the director-candidates that Liberty has the right to nominate.

Acquisition Restrictions

        The Liberty Parties have agreed in the Spinco Agreement not to acquire beneficial ownership of any equity securities of ILG (with specified exceptions) unless:

  •
  the acquisition was approved by a majority of the Qualified Directors;

  •
  the acquisition is permitted under the provisions described in "Competing Offers" below; or

  •
  after giving effect to the acquisition, Liberty's ownership percentage of the equity securities of ILG, based on voting power, would not exceed the Applicable Percentage.

        The "Applicable Percentage" initially is Liberty's ownership percentage of ILG upon the spin-off, based on voting power (approximately 29.9%), plus 5%, but in no event more than 35%. Following the spin-off, the Applicable Percentage will be reduced for specified transfers of equity securities of ILG by the Liberty Parties. During the first two years following the spin-off, acquisitions by the Liberty Parties are further limited to specified extraordinary transactions and, otherwise, to acquisitions representing no more than one-third of the ILG common stock received by the Liberty Parties in the spin-off.

Standstill Restrictions

        Until the second anniversary of the spin-off, unless a majority of the Qualified Directors consent or to the extent permitted by the provisions described under "Acquisition Restrictions" or "Competing Offers" or in certain other limited circumstances, no Liberty Party may:

  •
  offer to acquire beneficial ownership of any equity securities of ILG;

  •
  initiate or propose any stockholder proposal or seek or propose to influence, advise, change or control the management, Board of Directors, governing instruments or policies or affairs of ILG;

  •
  offer, seek or propose, collaborate on or encourage any merger or other extraordinary transaction;

  •
  subject any equity securities of ILG to a voting agreement;

  •
  make a request to amend any of the provisions described under "Acquisition Restrictions," "Standstill Restrictions" or "Competing Offers";

  •
  make any public disclosure, or take any action which could reasonably be expected to require ILG to make any public disclosure, with respect to any of the provisions described under "Standstill Restrictions"; or

  •
  enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the provisions described under "Standstill Restrictions."

Transfer Restrictions

        Unless a majority of the Qualified Directors consent, the Spinco Agreement prohibits transfers by the Liberty Parties of any equity securities of ILG to any person except for certain transfers, including:

  •
  transfers under Rule 144 under the Securities Act (or, if Rule 144 is not applicable, in "broker transactions");

  •
  transfers pursuant to a third party tender or exchange offer or in connection with any merger or other business combination, which merger or business combination has been approved by ILG;

  •
  transfers in a public offering in a manner designed to result in a wide distribution, provided that no such transfer is made, to the knowledge of the Liberty Parties, to any person whose ownership percentage (based on voting power) of ILG's equity securities, giving effect to the transfer, would exceed 15%;

  •
  a transfer of all of the equity securities of ILG beneficially owned by the Liberty Parties and their affiliates in a single transaction if the transferee's ownership percentage (based on voting power), after giving effect to the transfer, would not exceed the Applicable Percentage and only if the transferee assumes all of the rights and obligations (subject to limited exceptions) of the Liberty Parties under the Spinco Agreement relating to ILG;

  •
  specified transfers in connection with changes in the beneficial ownership of the ultimate parent company of a Liberty Party or a distribution of the equity interests of a Liberty Party or certain similar events; and

  •
  specified transfers relating to certain hedging transactions or stock lending transactions in respect of the Liberty Parties' equity securities in ILG, subject to specified restrictions.

        During the first two years following the spin-off, transfers otherwise permitted by the first and third bullets above will be prohibited, and transfers otherwise permitted by the fourth and sixth bullets above in respect of which IAC and ILG do not make certain determinations with respect to the transferee will be prohibited, unless such transfers represent no more than one-third of the ILG common stock received by the Liberty Parties in the spin-off.

Competing Offers

        During the period when Liberty continues to have the right to nominate directors to ILG's Board of Directors, if the ILG's Board of Directors determines to pursue certain types of transactions on a negotiated basis (either through an "auction" or with a single bidder), Liberty is granted certain rights to compete with the bidder or bidders, including the right to receive certain notices and information, subject to specified conditions and limitations. In connection with any such transaction that ILG is negotiating with a single bidder, ILG's Board must consider any offer for a transaction made in good faith by Liberty but is not obligated to accept any such offer or to enter into negotiations with Liberty.

        If a third party (i) commences a tender or exchange offer for at least 35% of the capital stock of ILG other than pursuant to an agreement with ILG or (ii) publicly discloses that its ownership percentage (based on voting power) exceeds 20% and ILG's Board fails to take certain actions to block such third party from acquiring an ownership percentage of ILG (based on voting power) exceeding the Applicable Percentage, the Liberty Parties generally will be relieved of the obligations described under "Standstill Restrictions" and "Acquisition Restrictions" above to the extent reasonably necessary to permit Liberty to commence and consummate a competing offer. If Liberty's ownership percentage (based on voting power) as a result of the consummation of a competing offer in response to a tender or exchange offer described in (i) above exceeds 50%, any consent or approval requirements of the Qualified Directors in the Spinco Agreement will be terminated, and, following the later of the second anniversary of the spin-off and the date that Liberty's ownership percentage (based on voting power) exceeds 50%, the obligations described under "Acquisition Restrictions" will be terminated.

Other

        Following the spin-off, amendments to the Spinco Agreement and determinations required to be made thereunder (including approval of transactions between a Liberty Party and ILG that would be reportable under the proxy rules) will require the approval of the Qualified Directors.

Registration Rights Agreement

        As indicated above under "Spinco Agreement," ILG granted to Liberty the registration rights described below at the time of the spin-off.

        Under the registration rights agreement, the Liberty Parties and their permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of ILG common stock received by the Liberty Parties as a result of the spin-off and other shares of ILG common stock acquired by the Liberty Parties consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders are permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares.

        ILG is obligated to indemnify the Holders, and each selling Holder is obligated to indemnify the Spinco, against specified liabilities in connection with misstatements or omissions in any registration statement.

Relationships Among ILG, IAC and the Spincos

        Following the spin-offs, the relationships among IAC, ILG and the other Spincos are governed by a number of agreements. These agreements include, among others:

  •
  a Separation and Distribution Agreement;

  •
  a Tax Sharing Agreement;

  •
  an Employee Matters Agreement; and

  •
  a Transition Services Agreement (collectively, the "Spin-Off Agreements").

        The Spin-Off Agreements are filed as exhibits to the registration statement on Form S-4 of which this prospectus is a part, and the summaries of each such agreement are qualified by reference to the full text of the applicable agreement.

Separation and Distribution Agreement

        The Separation and Distribution Agreement sets forth the arrangements among IAC, ILG and each of the other Spincos regarding the principal transactions that were necessary to separate ILG and each of the other Spincos from IAC, as well as governs certain aspects of the relationship of ILG with IAC and other Spincos after the completion of the spin-offs.

        ILG and each other Spinco agreed to indemnify, defend and hold harmless (and to cause the other members of its respective group to indemnify, defend and hold harmless), under the Separation and Distribution Agreement, IAC and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against any losses arising out of any breach by such indemnifying companies of the Spin-Off Agreements, any failure by such indemnifying company to assume and perform any of the liabilities allocated to such company and any liabilities relating to the indemnifying company's financial and business information included in filings made with the SEC in connection with the spin-offs. IAC agrees to indemnify, defend and hold harmless ILG and each of the other Spincos, and each of their respective current and former directors, officers and employees, from and against losses arising out of any breach by IAC of the Spin-Off Agreements, and any failure by IAC to perform its obligations under the Separation and Distribution Agreement or any Spin-Off Agreement.

        In addition, the Separation and Distribution Agreement also governs insurance and related reimbursement arrangements, provision and retention of records, access to information and confidentiality, cooperation with respect to governmental filings and third party consents and access to property.

Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC, ILG and each other Spinco after the spin-off with respect to taxes for periods ending on or before the spin-off. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and ILG (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, the distribution date of ILG with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of ILG (or any of its subsidiaries) with respect to pre-spin off periods if ILG fails to fully cooperate with IAC in the conduct of such audit). ILG will prepare and file all tax returns that include solely ILG and/or its subsidiaries and any separate company tax returns for ILG and/or its subsidiaries for all taxable periods ending on or prior to, or including, the distribution date of ILG, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to ILG in a post-spin off period, ILG will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement, ILG generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off, and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. During the 25-month period, ILG may take certain actions prohibited by these covenants if (i) it obtains IAC's prior written consent, (ii) it provides IAC with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off, in each case satisfactory to IAC in its sole discretion, or (iii) IAC obtains a private letter ruling at ILG's request. In addition, with respect to actions or transactions involving acquisitions of ILG stock entered into at least 18 months after the distribution of ILG, ILG will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification. The other Spincos are generally subject to the same provisions.

        Notwithstanding the receipt of any such IRS ruling, tax opinion or officer's certificate, generally ILG and each other Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by ILG or such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of ILG or another Spinco or any member of its group, and (iii) any breach by ILG or another Spinco or any member of its group of any representation or covenant contained in the separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC, ILG and the other Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC, which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, ILG and the other Spincos would be severally liable for such taxes. In the event ILG or another Spinco is required to make a payment in respect of a spin-off related tax liability of the IAC consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement, IAC will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement.

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters. In general, tax deductions arising by reason of exercises of options to acquire IAC, ILG or other Spinco stock, vesting of "restricted" IAC, ILG or other Spinco stock, or settlement of restricted stock units with respect to IAC, ILG or other Spinco stock held by any person will be claimed by the party that employs such person at the time of exercise, vesting or settlement, as applicable (or in the case of a former employee, the party that last employed such person).

Employee Matters Agreement

        The Employee Matters Agreement covers a wide range of compensation and benefit issues related to the spin-offs. In general, under the Employee Matters Agreement:

  •
  IAC assumed or retained (i) all liabilities with respect to IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries under all IAC employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all IAC employees, former IAC employees (excluding any former employees of the Spincos) and their dependents and beneficiaries; and

  •
  ILG assumed or retained (i) all liabilities under its employee benefit plans, and (ii) all liabilities with respect to the employment or termination of employment of all ILG's employees, former employees and their dependents and beneficiaries.

        Subject to a transition period through the end of 2008 with respect to health and welfare benefits, after the spin-offs, ILG no longer participates in IAC's employee benefit plans and has established its own employee benefit plans that are substantially similar to the plans sponsored by IAC prior to the spin-offs. Through the end of 2008, IAC will continue to provide health and welfare benefits to employees of ILG and ILG will bear the cost of this coverage with respect to its employees. Assets and liabilities from the IAC Retirement Savings Plan relating to ILG employees and former employees will be transferred to the applicable, newly established ILG Retirement Savings Plan as soon as practicable following the spin-offs. For a description of the treatment of outstanding IAC equity awards pursuant to the employee matters agreement, see "Management—Compensation Discussion and Analysis—Spin-off Adjustments."

Transition Services Agreement

        Pursuant to a Transition Services Agreement among IAC, ILG and the other Spincos, some combination of the following services, among others, will be provided by/to the parties (and/or their respective businesses) as set forth below on an interim, transitional basis following completion of the spin-offs:

  •
  assistance with certain legal, finance, internal audit, human resources, insurance and tax affairs, including assistance with certain public company functions, from IAC to the Spincos;

  •
  continued coverage/participation for employees of the Spincos under IAC health and welfare plans on the same basis as immediately prior to the distribution;

  •
  the leasing/subleasing of office and/or data center space by IAC and its businesses to various Spincos (and vice versa);

  •
  assistance with the implementation and hosting of certain software applications by/from IAC and its businesses for various Spincos (and vice versa);

  •
  payroll processing services by Ticketmaster to certain IAC businesses and an ILG business and by HSNi to IAC;

  •
  tax compliance services by HSNi to ILG; and

  •
  such other services as to which any Spinco(s) and IAC may agree.

        The charges for these services will be on a cost plus fixed percentage or agreed upon hourly rate basis. In general, the services to be provided by/to the parties (and/or their respective businesses) began on the date of the completion of the spin-offs and will cover a period generally not expected to exceed 12 months following the spin-offs. Any party may terminate the agreement with respect to one or more particular services being received by it upon such notice as will be provided for in the Transition Services Agreement.

Commercial Agreements

        Below is a brief description of commercial agreements between ILG and IAC or another Spinco that, individually or together with similar agreements, involve revenues to either IAC or a Spinco in excess of $120,000.

        Certain subsidiaries of ILG distribute their respective products and services via arrangements with certain subsidiaries of IAC and/or other Spincos (and vice versa). For example, Interval promotes and distributes ticketing services for certain events, either through advance access or by passing along a deeper discount to its members via a link to the Ticketmaster booking engine. Distribution agreements generally involve the payment of fees (usually on a fixed-per-transaction, revenue sharing or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution.

        Aggregate revenues earned in respect of commercial agreements between ILG and IAC by ILG subsidiaries from businesses that IAC owned following the distribution were not material in 2007. Aggregate payments made by ILG subsidiaries to IAC subsidiaries in respect of these agreements were approximately $2.1 million in 2007. Such numbers include payments to and received from Entertainment Publications, Inc., which was sold by IAC subsequent to December 31, 2007.

        Effective upon the completion of the spin-off, IAC ceased to be a related party to ILG. ILG paid a dividend in cash and Interval Senior Notes to IAC of $365.9 million and the receivable from IAC totaling $496.0 million was extinguished by recording a non-cash distribution to IAC.

        Through August 20, 2008 (the effective date of the spin-off), ILG's expenses included allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were zero and $0.3 million for the three months ended September 30, 2008 and 2007, respectively, and $0.5 million and $0.9 million for the nine months ended September 30, 2008 and 2007, respectively, and are included in "General and administrative expenses" in the accompanying Consolidated Statements of Income. The expense allocations from IAC ceased after the spin-off on August 20, 2008. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $2.7 million, $8.2 million, $1.6 million and $5.4 million for the three and nine months ended September 30, 2008 and 2007, respectively. This intercompany interest related to the receivables from IAC and ceased upon spin-off on August 20, 2008.

        Prior to the spin-off, IAC contributed to ILG all of IAC's rights in $1.0 million that IAC had placed in an escrow account to be used for ILG's purchase of a 1/16 fractional interest in a mid-size business jet. The contribution was settled through the receivable from IAC, with no cash outlay by ILG.

        Prior to the spin-off, IAC assigned to ILG 50% of its original 1/8 fractional interest in a mid-size business jet, at book value of $0.2 million. We have recorded the fractional interest in fixed assets on our consolidated balance sheet at September 30, 2008. Available hours for this jet commenced in late November 2008.

Certain Other Relationships and Related Person Transactions

        We were subject to the policies and procedures of IAC regarding the review and approval of related person transactions prior to the consummation of the spin-off. Immediately prior to the spin-off, we adopted a formal written policy governing the review and approval of related person transactions. This policy requires the management of the Company to determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of "transaction" set forth in Item 404(a) of Regulation S-K under the Securities Act, and if so, requires management to submit such transaction to the Company's Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, would then consider all facts and circumstances that it deemed relevant.

        The disclosure below describes related person transactions involving the Company and related parties of IAC prior to the spin-off, as well as certain relationships involving the Company and its related parties. The terms "related person" and "transaction" have the meanings set forth in Item 404(a) of Regulations S-K under the Securities Act.

        In 2007, an ILG subsidiary made payments to Arise Virtual Solutions in the aggregate amount of approximately $3.2 million for call center services. Arise Virtual Solutions is a related party of IAC because it is a portfolio company of Accretive LLC, of which Mr. Edgar Bronfman, a member of the IAC Board of Directors, is a partner.

        In 2007, ILG received payments from Expedia subsidiaries in the aggregate amount of approximately $380,000, which amount represents commissions payable to ILG in connection with the booking of travel accommodations from certain Expedia travel suppliers through an existing affiliate distribution relationship. IAC and Expedia are related parties because they are under common control.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        We summarize below the principal terms of the agreements that govern our senior secured credit facilities. This summary is not a complete description of all of the terms of the relevant agreements.

New Senior Secured Credit Facilities

        Interval Acquisition Corp. is the borrower under the new senior secured credit facilities. The senior secured credit facilities have been provided by a syndicate of banks and other financial institutions and provide financing of up to $200.0 million, consisting of $150.0 million in term loans with a maturity of five years and a $50.0 million revolving credit facility with a maturity of five years. In addition, subject to certain conditions, including compliance with certain financial covenants, the senior secured credit facilities will permit Interval Acquisition Corp. to incur incremental term and revolving loans under such facilities in an aggregate principal amount of up to $75.0 million. No commitment in respect of such incremental loans exists or shall exist as of date the term loans are issued.

        The proceeds of the term loan portion of the senior secured credit facilities were used, together with the notes, to fund a dividend to IAC, to fund fees and expenses of the spin-off, financing and related transactions and will be used for ongoing working capital and other general corporate purposes. Funds drawn from the revolving credit facility will be used for working capital and general corporate purposes.

Interest Rate and Fees

        The interest rates per annum applicable to loans under the senior secured credit facilities are, at Interval Acquisition Corp.'s option, equal to either a base rate or a LIBOR rate plus an applicable margin, which varies with the total leverage ratio of Interval Acquisition Corp. (but were initially fixed at 2.75% per annum for LIBOR term loans, 2.25% per annum for LIBOR revolving loans, 1.75% per annum for base rate term loans and 1.25% for base rate revolving loans). The base rate means the greater of the rate as quoted from time to time by Wachovia Bank, N.A. as its prime rate and one-half of 1.0% over the federal funds rate. Interval Acquisition Corp. is also required to pay a facility fee of 50 basis points on the revolving credit facility under the senior secured credit facilities. A commitment fee of 50 basis points was owed in respect of the term loan from the execution of the credit agreement on July 25, 2008 until the term loan was drawn on August 19, 2008.

Prepayments

        The senior secured credit facilities require Interval Acquisition Corp. to prepay outstanding term loans and the revolving loans, subject to certain exceptions (including a right of reinvestment of assets sale proceeds in Interval Acquisition Corp.'s business), with the proceeds of certain assets sales, casualty insurance and recovery events, the incurrence of certain indebtedness and a percentage of annual excess cash flow.

Amortization

        The term loans will amortize in an amount equal to 10% of the original principal amount during 2009, 10% of in 2010, 15% in 2011, 15% in 2012 and 50% in 2013. No term loan amortization payments are due in 2008. The amortization of the term loans for each year shall be payable in equal quarterly installments, except that the amortization for 2013 shall be paid in equal installments at each quarter end in 2013 prior to the maturity date for the term loans and on the maturity date of the term loans. Any voluntary prepayments made on the term loans from time to time may be applied against otherwise scheduled amortization obligations. Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, five years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed, jointly and severally, by ILG and each of our existing and future direct and indirect domestic subsidiaries, subject to a materiality threshold. All obligations of Interval Acquisition Corp. under the senior secured credit facilities and the guarantees of those obligations are secured by (subject to certain exceptions) (i) a first priority pledge of all of the equity interests of (x) each of the domestic subsidiaries of Interval Acquisition Corp. and (y) Interval Acquisition Corp. and the subsidiary guarantors, (ii) a first priority pledge of 65% of the equity interests of each of the first-tier foreign subsidiaries of Interval Acquisition Corp., and (iii) a first priority security interest in substantially all of the other assets of Interval Acquisition Corp. and each subsidiary guarantor (subject to certain exceptions).

Certain Covenants and Events of Default

        The senior secured credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Interval Acquisition Corp. and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments and prepay unsecured indebtedness. The senior secured credit facilities have two financial covenants: a maximum total leverage ratio initially of 3.90 to 1.00 and a minimum interest coverage ratio initially of 2.75 to 1.00. The senior secured credit facilities also contain certain customary affirmative covenants and events of default, including the occurrence of a change of control (as defined in the credit agreement).

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        On August 19, 2008, $300.0 million principal amount of 9.5% Senior Notes due 2016, the old notes to which the exchange offer applies, were issued by Interval Acquisition Corp. to IAC in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. IAC exchanged the old notes on August 20, 2008 for the IAC Notes pursuant to the Exchange Agreement. The old notes have been fully and unconditionally guaranteed, jointly and severally, by substantially all of the issuer's domestic subsidiaries and by the issuer's parent, ILG. In connection with the offering of the old notes, the issuer and the guarantors agreed to conduct the exchange offer pursuant to the Registration Rights Agreement with the noteholders that exchanged certain of their IAC Notes for the old notes pursuant to the Exchange Agreement. Under the Registration Rights Agreement, the issuer and the guarantors agreed, among other things, to:

  •
  file with the SEC an exchange offer registration statement relating to the new notes on or prior to October 4, 2008;

  •
  use their commercially reasonable efforts to cause the registration statement to become effective on or prior to the 90th day after such filing date; and

  •
  use their commercially reasonable efforts to consummate the exchange offer not more than 45 business days after the effective date of the registration statement.

        The issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the Registration Rights Agreement.

        Under some circumstances, the issuer and the guarantors may be required to use their commercially reasonable efforts to file and cause to be declared effective, in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer and the guarantors fail to meet specified deadlines under the Registration Rights Agreement, then the issuer will be obligated to pay additional interest to holders of the old notes. See "—Registration Rights; Additional Interest."

Terms of the Exchange Offer

        The issuer and the guarantors are offering to exchange an aggregate principal amount of up to $300.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The new notes will evidence the same debt as the old notes for which they are exchanged and will, like the old notes, be issued under and entitled to the benefits of the indenture. The form and terms of the new notes issued in the exchange offer will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

        As of the date of this prospectus, $300.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, or DTC. Only registered holders of the old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

        Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York City time, on January 28, 2009 or such later date and time to which the issuer may extend the exchange offer, such date referred to as the expiration date.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes.

        If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See "—Consequences of Failure to Exchange Old Notes" for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

        None of the issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

        The issuer has the right, in its reasonable discretion and in accordance with applicable law, at any time:

  •
  to extend the expiration date;

  •
  to delay the acceptance of any old notes;

  •
  to terminate the exchange offer and not accept any old notes for exchange if the issuer determines that any of the conditions to the exchange offer described below under "—Conditions to the Exchange Offer" have not occurred or have not been satisfied; and

  •
  to amend the terms of the exchange offer in any manner.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If the issuer amends the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

        When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

        Except as described below under "—Guaranteed Delivery," a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under "—Exchange Agent"; or

  •
  if old notes are tendered in accordance with the book-entry procedures described below under "—Book-Entry Transfers," arrange with DTC to cause an agent's message to be transmitted to the exchange agent at the address provided below under "—Exchange Agent."

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer and the guarantors may enforce the letter of transmittal against that holder.

        In tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

        You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the old notes being tendered; or

  •
  the exchange agent must receive a confirmation, referred to as a "book-entry confirmation," of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, and the book-entry confirmation must include an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery."

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        The method of delivery of certificates for the old notes, the letter of transmittal and all other required documents is at your election and sole risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal, certificates representing old notes or other documents to the issuer or any guarantor.

        The issuer and the guarantors will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent's message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of old notes, unless such holder has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

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  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

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  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures.

        Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

  •
  the letter of transmittal or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent"; or

  •
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

        If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires or (2) a book-entry transfer cannot be completed on time, the old notes may be tendered if:

  •
  the tender is made by or through an eligible institution;

  •
  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:
  •
  stating that the tender is being made;

  •
  setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

        The issuer, in its sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer, as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived.

Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

        The issuer reserves the absolute right, in its sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

  •
  to waive any of the conditions of the exchange offer; or

  •
  to waive any condition or irregularity in the tender of old notes by any holder, whether or not the issuer waives similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, certificate, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person's authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will, promptly after the expiration date, accept for exchange and cancel all old notes properly tendered and issue new notes registered under the Securities Act. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the issuer for receiving tenders of old notes, letters of transmittal and related documents.

        In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

        For each old note accepted for exchange and cancelled, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from August 19, 2008. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer and will be cancelled promptly after the expiration of the exchange offer.

        If for any reason under the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

        Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell or otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder:

  •
  acquired the new notes in its ordinary course of business;

  •
  is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a "distribution," as defined under the Securities Act, of the new notes; and

  •
  is not an "affiliate," as defined under the Securities Act, of the issuer or any guarantor.

We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

        If the holder is an affiliate of the issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        By tendering old notes, the holder of those old notes will represent to the issuer and the guarantors that, among other things, the holder:

  •
  is acquiring the new notes in its ordinary course of business;

  •
  is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes in violation of the Securities Act;

  •
  is not an affiliate of the issuer or any guarantor; and

  •
  is not acting on behalf of any person who could not truthfully make the foregoing representations.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

        You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of those old notes; and

  •
  where certificates for old notes are transmitted, the name of the registered holder of the old notes, if different from that of the person withdrawing the old notes.

        If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See "—Procedures for Tendering Old Notes—Signature Guarantees" for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under "—Procedures for Tendering Old Notes."

        The issuer will determine, in its sole and absolute discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Its determination of these questions as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

        Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, the issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the issuer and the guarantors may terminate or amend the exchange offer, if:

  •
  at any time prior to the expiration date, the issuer and the guarantors determine that the exchange offer violates applicable law or SEC policy;

  •
  an action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offer;

  •
  a material adverse development shall have occurred with respect to the issuer; or

  •
  all governmental approvals have not been obtained that the issuer deems necessary for the consummation of the exchange offer.

        In addition, with respect to any holder, the exchange offer is conditioned on the tender of the old notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

        If the issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the Registration Rights Agreement requires that the issuer and the guarantors file with the SEC, and use commercially reasonable efforts to cause to be declared effective under the Securities Act, a shelf registration statement relating to the offer and sale of notes. See "—Registration Rights; Additional Interest."

Exchange Agent

        The Bank of New York Mellon is serving as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:

For all forms of delivery:

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
Attn: Mr. Randolph Holder
Facsimile: 212-298-1915
For confirmation call: 212-815-5098

        If you deliver the letter of transmittal or any other required documents to an address other than as set forth above or transmit the letter of transmittal or any other required documentation via facsimile to a number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

        The Registration Rights Agreement provides that the issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include, among others, registration and filing fees, accounting and legal fees and printing costs. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and the issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

        Holders of the old notes do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to accrue interest and be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, the issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See "—Registration Rights; Additional Interest." We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

        Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes. See "Risk Factors—Risks Relating to Our Indebtedness and the Notes—If you fail to comply with the procedures for tendering old notes, your old notes will remain outstanding after the consummation of the exchange offer" for further information.

        The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

Registration Rights; Additional Interest

        The issuer and the guarantors may elect to effect an exchange offer to offer registered notes to the holders or, if:

  •
  applicable interpretations of the staff of the SEC do not permit the issuer and the guarantors to effect an exchange offer; or

  •
  any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer,

then in lieu of effecting the exchange offer, the issuer and the guarantors will, at their cost,

  •
  as promptly as practicable, file a shelf registration statement with the SEC covering resales of the old notes or the new notes;

  •
  use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  •
  use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (x) the second anniversary of the date of original issuance of the notes, (y) the date on which all of the notes or exchange notes, as applicable, covered by the shelf registration statement have been sold pursuant to the shelf registration statement and (z) the expiration of the time period referred to in Rule 144(k) under the Securities Act.

        If:

  •
  neither the exchange offer registration statement nor the shelf registration statement has been declared effective on or prior to February 16, 2009; or

  •
  in the case of a shelf registration statement, after the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) during the periods specified in the Registration Rights Agreement, and such failure to be effective or usuable for more than 60 days (whether or no consecutive), then interest, referred to in this section of the prospectus as additional interest, will accrue on the principal amount of the old notes (in addition to the stated interest on the old notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum. Upon the cure of all registration defaults, the accrual of additional interest shall cease.

        Holders of the old notes will be required to make specified representations to the issuer in order to participate in the exchange offer. In order to have their old notes included in the shelf registration statement and benefit from the provisions regarding default damages set forth above, holders of the old notes will be required to deliver specified information to be used in the shelf registration statement. By acquiring old notes or new notes, a holder will be deemed to have agreed to indemnify the issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of written notice to that effect from the issuer.

        For further information concerning the registration rights of holders of old notes, you should refer to the Registration Rights Agreement, which we have filed as Exhibit 10.7 to the registration statement of which this prospectus is a part.

 DESCRIPTION OF NEW NOTES

General

        The old notes were issued under an indenture, dated as of August 19, 2008, with the Bank of New York Mellon, as Trustee, as supplemented by a first supplemental indenture, dated as of August 20, 2008 (together, the "indenture"). The issuer will issue the new notes under the indenture. We have filed a copy of the indenture as Exhibit 4.1 to the registration statement of which this prospectus is a part.

        The terms of the new notes will be identical in all material respects to the terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to additional interest in connection with the old notes under circumstances related to the timing of the exchange offer.

        This "Description of New Notes" section is a summary of the material provisions of the indenture and the new notes (the "New Notes"). It does not purport to restate those documents in their entirety and is qualified in its entirety by reference to all the provisions of the indenture and the notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this "Description of New Notes" section and not otherwise defined have the meanings set forth in this section under the caption "Certain Definitions." As used in this "Description of New Notes" section:

  •
  each of the terms "Issuer," "we," "us," "our" or similar terms refer only to Interval Acquisition Corp., and not to any of our subsidiaries;

  •
  references to "Guarantors" shall mean Parent and our direct and indirect Restricted Subsidiaries that guarantee the Notes; and

  •
  references to "Parent" shall mean our parent, ILG, and its successors, in each case together with each Subsidiary of Parent that beneficially owns any of our Equity Interests.

Holding Company Structure

        The Issuer is a holding company and does not have any material assets or operations other than ownership of the Capital Stock of its subsidiaries and joint ventures. All of its operations are conducted through its Subsidiaries. As a result, the Issuer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. Claims of creditors of such Subsidiaries that are not Guarantors, including trade creditors, and claims of preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Issuer's creditors, including holders of the Notes. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, and preferred stockholders, if any, of our Subsidiaries that are not Guarantors.

Brief Description of the Notes and the Guarantees

The Notes

        The Notes will be:

  •
  general unsecured obligations of the Issuer;

  •
  ranked equally in right of payment with all of the Issuer's existing and future senior debt;

  •
  ranked senior in right of payment to all of the Issuer's future Subordinated Indebtedness, if any;

  •
  ranked effectively junior to (i) all debt and other liabilities (including trade payables) of our Subsidiaries (if any) that are not Guarantors and (ii) all secured obligations to the extent of the value of the collateral securing such obligations, including our obligations under the Credit Agreement; and

  •
  fully and unconditionally guaranteed by the Guarantors.

        Although the Notes are titled "senior," we have not issued, and do not currently have any plans to issue, any indebtedness which would be subordinated to the Notes.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Guarantees

        The Notes will be guaranteed by the Guarantors, which initially will include ILG and all of our direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries. Not all of our Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will be obligated to pay the holders of their indebtedness and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2008, we had $450.0 million of outstanding debt prior to discount on a consolidated basis, of which $150.0 million was secured debt (excluding $50.0 million of unused revolving commitments, net of any letters of credit usage, under our senior secured credit facilities.) Our non-guarantor subsidiaries accounted for approximately $42.4 million, or 13.3%, of our total revenues for the nine months ended September 30, 2008, approximately $47.1 million, or 13.1%, of our total revenues for the year ended December 31, 2007, and approximately $96.5 million, or 9.8%, of our total assets and approximately $50.1 million, or 6.0%, of our total liabilities as of September 30, 2008.

        The Guarantees will:

  •
  be general unsecured obligations of each Guarantor;

  •
  rank equally in right of payment with all existing and future senior debt of such Guarantor;

  •
  rank senior in right of payment to all future Subordinated Indebtedness of such Guarantor, if any; and

  •
  rank effectively junior to secured obligations of such Guarantor to the extent of the value of the collateral securing such obligations, including the secured guarantee by such Guarantor of our obligations under the Credit Agreement.

        As of the Issue Date, all of our Domestic Subsidiaries will be Restricted Subsidiaries and will be Guarantors. Under certain circumstances, we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Unrestricted Subsidiaries will not guarantee the Notes. Restricted Subsidiaries that are not Domestic Subsidiaries will not be required to guarantee the Notes.

Principal, Maturity and Interest

        The Notes will be issued in an aggregate principal amount of $300.0 million. Additional Notes may be issued under the indenture from time to time in an unlimited amount, subject to compliance with the restrictions set forth under "—Certain Covenants—Limitation on Incurrence of Indebtedness. Any additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters as a single series with the Notes offered in this offering. All references to the Notes include additional Notes. The Notes will mature on September 1, 2016.

        Interest on the Notes will accrue at the rate of 9.5% per annum, and will be payable semiannually in cash on each March 1 and September 1, commencing March 1, 2009, to holders of record on the immediately preceding February 15 and August 15 (whether or not a business day), respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 19, 2008. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

        The Notes will be payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by us, our office or agency maintained for such purpose will be the office of the Trustee.

Guarantees

        Each Guarantor will, jointly and severally with each other Guarantor, guarantee the Issuer's obligations under the Notes. The obligations of each Guarantor under its Guarantee will be limited to the extent necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks Related to the Notes and Our Indebtedness—Our being subject to certain fraudulent transfer and conveyance laws may have adverse implications for the holders of the notes." Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the respective net assets of each other Guarantor.

        Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other persons in a transaction that complies with "—Certain Covenants—Limitation on Asset Sales" or "—Merger, Consolidation or Sale of Assets," as applicable.

        The Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the indenture:

          (1)   in connection with any direct or indirect sale, conveyance or other disposition of the capital stock of that Guarantor (including by way of merger or consolidation) following which such Guarantor ceases to be a direct or indirect Subsidiary of the Issuer if such sale or disposition is made in compliance with the applicable provisions of the indenture (see "—Certain Covenants—Limitation on Asset Sales");

          (2)   if such Guarantor is dissolved or liquidated in accordance with the provisions of the indenture;

          (3)   if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

          (4)   upon a discharge of the indenture in accordance with "—Satisfaction and Discharge" or upon any Legal Defeasance or Covenant Defeasance of the indenture.

Optional Redemption

        The Notes will not be redeemable prior to September 1, 2012. Thereafter, the Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 30 days' or more than 60 days' notice, at 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, or by lot or in accordance with the Trustee's customary practices, subject to the applicable rules of DTC; provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, so long as we do not default in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.

Change of Control

        Upon the occurrence of a Change of Control, we will be required to make an offer (a "Change of Control Offer") to each holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the "Change of Control Payment"). Within 30 days following any Change of Control, we will be required to mail a notice to each holder stating:

          (1)   that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control";

          (2)   the purchase price and the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is mailed (the "Change of Control Payment Date");

          (3)   that any Notes not tendered will continue to accrue interest in accordance with the terms of the indenture;

          (4)   that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such Notes purchased;

          (6)   that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

          (7)   any other information material to such holder's decision to tender Notes.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control. We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us. Our obligations in respect of a Change of Control Offer can be modified with the consent of holders of a majority of the aggregate principal amount of Notes then outstanding at any time prior to the occurrence of a Change of Control. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        Due to our leveraged structure and the terms of other indebtedness to which we and our Subsidiaries are or may in the future be subject, we may not be able to repurchase all of the Notes tendered upon a Change of Control. See "Risk Factors—Risks Factors Related to the Notes and Our Indebtedness—Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes." If we fail to repurchase all of the Notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default. In addition, the occurrence of certain of the events which would constitute a Change of Control would constitute an event of default under the Credit Agreement and may constitute an event of default under future Indebtedness. Moreover, the exercise by the Holders of their right to require us to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on us. Finally, our ability to pay cash to the Holders upon a Change of Control may be limited by our then existing financial resources.

        The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of our assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of Notes to require us to repurchase its Notes may be uncertain.

        Except as described above with respect to a Change of Control, the indenture does not contain any provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

Limitation on Restricted Payments

        The indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

          (a)   pay any dividend or make any distribution on account of any Equity Interests of us other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

          (b)   purchase, redeem or otherwise acquire or retire for value any of our Equity Interests or Equity Interests of Parent, or any Subordinated Indebtedness, other than (i) Subordinated Indebtedness within one year of the stated maturity date thereof and (ii) any such Equity Interests or Subordinated Indebtedness owned by us or by any Restricted Subsidiary;

          (c)   pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

              (i)  to us or any Restricted Subsidiary;

             (ii)  to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

            (iii)  make any Restricted Investment;

(all such prohibited payments and other actions set forth in clauses (a) through (c) being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

              (i)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

             (ii)  after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with the first paragraph of the covenant description under "—Limitation on Incurrence of Indebtedness"; and

            (iii)  such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the indenture, is less than the sum of:

              (A)  50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2008 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

              (B)  an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the fair market value of any property or assets received by us either from capital contributions, or from the issue or sale (including an issue or sale to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Issuer or a Subsidiary) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer's balance sheet upon the conversion or exchange into Qualified Capital Stock (less the amount of any cash, or the fair market value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); plus

              (C)  if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (iii) less amounts received by us or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

              (D)  100% of any cash dividends and other cash distributions actually received by us and our Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated Net Income; plus

              (E)  to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of us and our Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment.

        The foregoing provisions will not prohibit the following (provided that with respect to clause (7) below, no Default or Event of Default shall have occurred and be continuing):

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of us in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from Parent or from the substantially concurrent issue or sale (including to Parent) of, Equity Interests (other than Disqualified Stock) of us (other than Equity Interests (other than Disqualified Stock) issued or sold to any Subsidiary) or (y) Subordinated Indebtedness of us or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under clause (10) of the covenant described below under "—Limitation on Incurrence of Indebtedness" or other Indebtedness permitted to be incurred under such covenant or (c) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case, to the extent required by the agreement governing such Subordinated Indebtedness but only if we shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or make a Change of Control Offer, as the case may be, in accordance with "—Excess Proceeds Offer" or "—Change of Control" and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

          (3)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of us or any of our Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness";

          (4)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

          (5)   Restricted Payments from the net proceeds of the Notes and the initial borrowings under the Credit Agreement as described in this prospectus;

          (6)   other Restricted Payments in an amount not to exceed $40.0 million;

          (7)   amounts paid by us to Parent in an amount sufficient to permit Parent to pay reasonable and necessary accounting, legal, general overhead and administrative expenses of Parent (including amounts described in clauses (i) and (ii) of "—Limitations on Transactions with Affiliates" below) but only to the extent such expenses are directly attributable to the ownership or operation of us and our Subsidiaries;

          (8)   Specified Affiliate Payments; and

          (9)   the Transactions.

        Restricted Payments made pursuant to the first paragraph of this covenant and clause (1) of the second paragraph of this covenant shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant. Restricted Payments made pursuant to clauses (2) through (9) of the second paragraph of this covenant shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

        If we or any Restricted Subsidiary makes a Restricted Investment and the person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of this covenant or under any other provision of this covenant (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

Limitation on Incurrence of Indebtedness

        The indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or permit any of our Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, we and any Guarantor may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests, the Consolidated Senior Indebtedness Leverage Ratio of the Issuer would have been no greater than 4.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) and the Consolidated Total Indebtedness Leverage Ratio of the Issuer would have been no greater than 5.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom).

        The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

          (1)   Indebtedness represented by the Notes and the Guarantees in an aggregate principal amount not to exceed $300.0 million;

          (2)   Indebtedness of us or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any time outstanding not to exceed the excess of $275.0 million over the aggregate principal amount of Indebtedness under the Credit Facilities permanently repaid pursuant to clause (1) of the second paragraph of the covenant described under "—Limitation on Asset Sales";

          (3)   (x) Indebtedness among us and our Restricted Subsidiaries; provided that any such Indebtedness owed by us or a Guarantor to any Restricted Subsidiary that is not a Guarantor, shall be subordinated to the prior payment in full of the Notes or the Guarantees, as applicable, and (y) Preferred Equity Interests of a Restricted Subsidiary held by us or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by us or a Guarantor;

          (4)   Acquired Debt of a person incurred prior to the date upon which such person was acquired by us or any Restricted Subsidiary (and not created in contemplation of such acquisition); provided that the aggregate principal amount of Acquired Debt pursuant to this clause (4) (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (4)) shall not exceed $35.0 million outstanding at any time;

          (5)   Existing Indebtedness;

          (6)   Indebtedness consisting of Purchase Money Indebtedness in an aggregate amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (6)) not to exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Total Assets outstanding at any time;

          (7)   Hedging Obligations of us or any of our Restricted Subsidiaries covering Indebtedness of us or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of us and our Restricted Subsidiaries and not for speculative purposes;

          (8)   Foreign Currency Obligations of us or any of our Restricted Subsidiaries entered into to manage exposure of us and our Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

          (9)   Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bonds, bankers' acceptances or letters of credit of us or any Restricted Subsidiary or surety or appeal bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with a Permitted Business;

          (10) the incurrence by us or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in the first paragraph of this covenant or in clause (1), (4), (5) or (6) above or this clause (10) ("Refinancing Indebtedness"); provided, however, that:

            (A)  the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

            (B)  the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

            (C)  the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

            (D)  if the Indebtedness to be exchanged, refinanced, renewed, replaced, substituted or refunded was the obligation of the Issuer or a Guarantor, such Indebtedness shall not be incurred by any of our Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so refinanced;

          (11) additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $40.0 million and (y) 4% of Consolidated Total Assets outstanding at any time; provided that, after giving effect to the incurrence of any such Indebtedness, the Consolidated Senior Indebtedness Leverage Ratio of the Issuer does not exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

          (12) the guarantee by us or any Guarantor of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

          (13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

          (14) the incurrence by us or our Subsidiaries of guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14) shall not exceed $30.0 million outstanding at any time;

          (15) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $40.0 million and (y) 4% of Consolidated Total Assets outstanding at any time; provided that, after giving effect to the incurrence of any such Indebtedness, the Consolidated

  Senior Indebtedness Leverage Ratio of the Issuer does not exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

          (16) overdrafts paid within 5 Business Days;

          (17) customary purchase price adjustments and indemnifications in connection with acquisition or disposition of stock or assets; and

          (18) guarantees to suppliers, licensors or franchisees (other than guarantees of Indebtedness) in the ordinary course of business.

        For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (b) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (18) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (18) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Credit Agreement on the Issue Date (and any Indebtedness secured by a Lien that refinances such Indebtedness) shall be deemed to be outstanding under clause (2) above and may not be reclassified.

        Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

        The amount of indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified person of any Indebtedness of any other person, the maximum liability to which the specified person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the specified person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the indenture and (B) the amount of the Indebtedness so secured.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Asset Sales

        The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (1)   we or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale (such fair market value to be determined by (i) an executive officer of ours or such Subsidiary if the value is less than $10.0 million or (ii) in all other cases by a resolution of our Board of Directors (or of a committee appointed thereby for such purposes)); and

          (2)   at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities.

        For purposes of clause (2), the following shall be deemed to be cash:

            (a)   the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of us or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which we or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

            (b)   the amount of any obligations or securities received from such transferee that are within 180 days converted by us or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

            (c)   the fair market value of any assets (other than securities) received by us or any Restricted Subsidiary to be used by us or any Restricted Subsidiary in a Permitted Business.

        If we or any Restricted Subsidiary engages in an Asset Sale, we or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom to:

          (1)   repay Indebtedness under any Credit Facility, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; or

          (2)   (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by us or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a person that is a Restricted Subsidiary or in a person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

        Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding paragraph within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365-day period shall constitute "Excess Proceeds" and shall be applied to an offer to purchase Notes and other senior Indebtedness of us if and when required under the covenant described under "—Excess Proceeds Offer." Pending the final application of any such Net Proceeds, we or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents.

Limitation on Liens

        The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Additional Subsidiary Guarantees

        The indenture provides that if:

          (a)   any of our Domestic Subsidiaries that is not a Guarantor guarantees or becomes otherwise obligated under a Credit Facility or Indebtedness incurred in reliance on the first paragraph under "—Limitation on Incurrence of Indebtedness," or

          (b)   we or any of our Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is a Domestic Subsidiary but not a Guarantor, or if we or any of our Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary and in either case, the Subsidiary organized or acquired or to which such transfer or investment was made has total assets in excess of $10.0 million, then in each case such guarantor, obligor, transferee or acquired or other Domestic Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the Notes and the indenture on the terms set forth in the indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture; provided, however, that to the extent that a Restricted Subsidiary that is required to become a Guarantor solely pursuant to clause (b) above is subject to any instrument governing Acquired Debt, as in effect at the time of acquisition thereof and not created in contemplation thereof, that prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Debt.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

          (b)   make loans or advances to us or any of our Subsidiaries; or

          (c)   transfer any of our properties or assets to us or any of our Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

              (i)  Existing Indebtedness and existing agreements as in effect on the Issue Date;

             (ii)  applicable law or regulation;

            (iii)  any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

            (iv)  by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

             (v)  Refinancing Indebtedness (as defined in the covenant described under "—Limitation on Incurrence of Indebtedness"); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

            (vi)  the indenture and the Notes or by our other Indebtedness ranking pari passu with the Notes; provided that except as set forth in clause (vii) below such restrictions are no more restrictive taken as a whole than those imposed by the indenture and the Notes;

           (vii)  any Credit Facility; provided that such restriction is no more restrictive taken as a whole than that imposed by the Credit Agreement (and the collateral documents relating thereto) as in effect on the Issue Date;

          (viii)  Permitted Liens;

            (ix)  any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary's Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the indenture;

             (x)  secured Indebtedness otherwise permitted to be incurred by the indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

            (xi)  customary provisions in joint venture agreements and other similar agreements which are applicable to the Equity Interests of such joint venturer;

           (xii)  Purchase Money Indebtedness that imposes restrictions of the type described in clause (c) above on the property so acquired;

          (xiii)  any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in our good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

          (xiv)  Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries; or

           (xv)  any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        The indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another person unless:

          (a)   we are the surviving person or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving person is a limited liability company or limited partnership, such entity shall also form a co-issuer that is a corporation;

          (b)   the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture;

          (c)   immediately after such transaction, no Default or Event of Default exists; and

          (d)   we or the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made: (i) will have a Consolidated Total Indebtedness Ratio immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not more than our Consolidated Total Indebtedness Ratio immediately preceding the transaction or (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph in the covenant described under "—Limitation on Incurrence of Indebtedness."

        Notwithstanding the foregoing:

          (1)   any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to us or another Restricted Subsidiary;

          (2)   we may complete the Transactions; and

          (3)   we may merge with a Restricted Subsidiary solely for the purpose of reincorporating ourselves in another State of the United States or the District of Columbia so long as the amount of Indebtedness of us and the Restricted Subsidiaries is not increased thereby.

        The indenture provides that each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity) any person other than us or a Guarantor (in each case, other than in accordance with "—Limitation on Asset Sales") unless:

          (a)   the Guarantor is the surviving person or the person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (b)   the person formed by or surviving any such consideration or merger (if other than the Guarantor) assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and the indenture; and

          (c)   immediately after such transaction, no Default or Event of Default exists.

        This section includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of our properties or assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our properties or assets by any of the means described above, the application of the covenant described in this section may be uncertain.

Limitation on Transactions with Affiliates

        The indenture provides that we shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to us or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated person; provided that such transaction shall be deemed to be at least as favorable as the terms that could have been obtained in a comparable transaction with an unrelated person if such transaction is approved by the members of (x) the Board of Directors or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or NASDAQ; and

          (b)   if such Affiliate Transaction involves aggregate payments in excess of the greater of (A) $10.0 million and (B) 1% of Consolidated Total Assets, such Affiliate Transaction has either (i) been approved by a resolution of the members of (x) our Board of Directors or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or NASDAQ or (ii) if there are no disinterested directors on our Board of Directors, we or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view;

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

            (i)  the payment of compensation (including benefits and incentive arrangements) to directors and management of Parent, us and our Subsidiaries;

           (ii)  indemnification or similar arrangements for officers, directors, employees or agents of Parent, us or any of our Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

          (iii)  transactions between or among us and our Restricted Subsidiaries;

          (iv)  Restricted Payments permitted by the covenant described under "—Limitation on Restricted Payments" and Permitted Investments (other than transactions with a person that is an Affiliate other than as a result of such Investment);

           (v)  any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of us or Restricted Subsidiaries, on the other hand;

          (vi)  any agreements or arrangements in effect on the Issue Date and described in this prospectus and any modifications, extensions or renewals thereof that are no less favorable to us or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the Issue Date;

         (vii)  so long as it complies with clause (a) above, customary transactions with suppliers or purchasers or sellers of goods or services in the ordinary course of business;

        (viii)  the Transactions;

          (ix)  transactions with persons who are Affiliates of us solely as a result of our or a Restricted Subsidiary's Investment in such person; and

           (x)  Specified Affiliate Payments.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the indenture provides that the we will furnish to the holders of Notes all quarterly and annual financial information, and on dates, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our independent registered public accounting firm; provided, however, that (i) to the extent such reports are filed with the SEC and publicly available, no additional copies need be provided to holders of the Notes and (ii) with respect to June 30, 2008 (and periods then ended), or for any prior dates or periods, the Issuer may satisfy such obligations by furnishing carve-out financial data in form and detail corresponding to the March 31, 2008 financial data included in the Offering Memorandum so long as such information is filed or provided on or before August 31, 2008.

        In addition, we have agreed that, for so long as any Notes remain outstanding during any period when we are not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, we will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        So long as Parent remains a Guarantor, the indenture permits us to satisfy our obligations in this covenant with respect to financial information relating to us by furnishing financial information relating to Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to us and our Restricted Subsidiaries, on the other hand.

Excess Proceeds Offer

        When the cumulative amount of Excess Proceeds that have not been applied in accordance with the covenant described under "—Limitation on Asset Sales" exceeds $25.0 million, we will be obligated to make an offer to all holders of the Notes (an "Excess Proceeds Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the indenture. To the extent we or a Restricted Subsidiary is required under the terms of Indebtedness of us or such Restricted Subsidiary (other than Subordinated Indebtedness), we shall also make a pro rata offer to the holders of such Indebtedness (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds and other pari passu Indebtedness, we may use any remaining Excess Proceeds for general corporate purposes in compliance with the provisions of the indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

        We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of an Excess Proceeds Offer and will not be deemed to have violated the "Excess Proceeds Offer" provisions of the indenture as a result thereof.

Suspension of Covenants

        During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), we and our Restricted Subsidiaries will not be subject to the covenants in the indenture specifically listed under the following captions in this "Description of New Notes" section of this prospectus (the "Suspended Covenants"):

          (1)   "—Certain Covenants—Limitation on Restricted Payments";

          (2)   "—Certain Covenants—Limitation on Incurrence of Indebtedness";

          (3)   "—Certain Covenants—Limitation on Asset Sales";

          (4)   "—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

          (5)   clause (d) of the first paragraph under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (6)   "—Certain Covenants—Limitation on Transactions with Affiliates"; and

          (7)   "—Certain Covenants—Excess Proceeds Offer."

        Additionally, at such time as the above referenced covenants are suspended (a "Suspension Period"), we will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

        In the event that we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below Investment Grade, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant with respect to future events.

        On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the "Limitation on Restricted Payments" covenant, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (8) under the second paragraph under the "Limitation on Restricted Payments" covenant will reduce the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of such covenant, provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of the "Excess Proceeds Offer" covenant, on the Reversion Date, the unutilized amount of Net Proceeds will be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) we and our Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

        There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Events of Default

        The indenture provides that each of the following constitutes an Event of Default:

          (a)   default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

          (b)   default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

          (c)   failure to comply with the provisions described under "—Certain Covenants—Merger, Consolidation or Sale of Assets" or "—Certain Covenants—Excess Proceeds Offer";

          (d)   failure to comply for 30 days after notice with any obligations under the provisions described under "—Change of Control" or "—Certain Covenants—Limitation on Asset Sales" (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer);

          (e)   subject to the penultimate paragraph of this "Events of Default" section, default under any other provision of the indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

          (f)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us and any of our Restricted Subsidiaries) which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a "Payment Default"), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $25.0 million or more;

          (g)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us and any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30-day period, aggregates $25.0 million or more;

          (h)   failure by us and any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $25.0 million or more, which judgments are not stayed within 60 days after their entry;

          (i)    certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary of the Issuer (including the filing of a voluntary case, the consent to an order of relief in an involuntary case, the consent to the appointment of a custodian, a general assignment for the benefit of creditors or an order of a court for relief in an involuntary case, appointing a custodian or ordering liquidation, which order remains unstayed for 60 days); and

          (j)    any Guarantee of a Significant Subsidiary shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee.

        If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% of the aggregate principal amount then outstanding of the Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to the Issuer described in clause (i) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders' interest.

        Subject to certain conditions, the holders of a majority in aggregate principal amount then outstanding of the Notes, by notice to the Trustee, may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

        Any failure to perform, or breach of, any covenant or agreement pursuant to "—Certain Covenants—Reports" shall not be a Default or an Event of Default until the 121st day after we have received the notice referred to in clause (e) of the first paragraph above (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Prior to such 121st day, remedies against the Issuer for any such failure or breach will be limited to additional interest at a rate per year equal to 0.25% of the principal amount of such Notes from the 60th day following such notice to and including the 121st day following such notice.

        We will be required to deliver to the Trustee annually a statement regarding compliance with the indenture.

No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders

        No director, owner, officer, employee, incorporator or stockholder of us, the Guarantors or any of their Affiliates, as such, shall have any liability for any obligations of us, the Guarantors or any of their Affiliates under the Notes, the Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the outstanding Notes ("Legal Defeasance").

Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness, and satisfied all obligations and covenants under the indenture, except for:

          (a)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be;

          (b)   our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (c)   the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

          (d)   the Legal Defeasance provisions of the indenture.

        In addition, the indenture provides that with respect to the Notes, we may, at our option and at any time, elect to have all obligations released with respect to substantially all of the restrictive covenants that are described in the indenture, including, without limitation, under "—Change of Control" ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. If Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance, the indenture provides that with respect to the Notes:

            (i)  we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

           (ii)  in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

            (A)  we have received from, or there has been published by, the IRS a ruling, or

            (B)  since the Issue Date, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii)  in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

           (v)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

          (vi)  we shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

         (vii)  we shall have delivered to the Trustee an officers' certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Notes have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

          (1)   either:

            (a)   all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable or subject to redemption as set forth above under the heading "—Optional Redemption" and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   we have paid all other sums payable under the indenture by us; and

          (3)   we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of our officers.

Amendment, Supplement and Waiver

        Except as provided in the next paragraph, the indenture, the Notes or the Guarantees or any amended or supplemented indenture may be amended or supplemented with the consent of the holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or compliance with any provision of the indenture or the Notes may be waived with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes).

        Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a nonconsenting holder):

          (a)   reduce the aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (b)   reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

          (c)   reduce the rate of or change the time for payment of interest on any Notes;

          (d)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (e)   make any Note payable in money other than that stated in the Notes (other than as provided in clause (h) below);

          (f)    make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

          (g)   waive a redemption payment with respect to any Note;

          (h)   amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control after such Change of Control has occurred;

          (i)    release all or substantially all of the Guarantees of the Guarantors other than in accordance with "—Guarantees" above; or

          (j)    make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any holder of Notes, we, the Guarantors and the Trustee may amend or supplement the indenture, the Notes and the Guarantees or any amended or supplemental indenture to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code); to provide for the assumption of the obligations of the Issuer or any Guarantor to holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of our assets or such Guarantor's assets; to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the rights under the indenture of any such holder; to provide for the issuance of additional Notes in accordance with the provisions set forth in the indenture; to evidence and provide for the acceptance of an appointment of a successor trustee; to add Guarantees with respect to the Notes; to conform the indenture or the Notes to this "Description of New Notes"; or to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

        Our obligations in respect of Change of Control Offer can be modified with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding at any time prior to the occurrence of a Change of Control. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment; it is sufficient if such consent approves the substance of the proposed amendment.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Issuer and its Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

        With respect to the Notes, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

            (i)  the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

           (ii)  the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

        Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified person, Indebtedness of any other person existing at the time such other person merges with or into or becomes a Subsidiary of such specified person, or Indebtedness incurred by such person in connection with the acquisition of assets.

        "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

        "Asset Acquisition" means (1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other person pursuant to which such person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any person other than the Issuer or any Restricted Subsidiary (including by means of a merger or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness")) (collectively, for purposes of this definition, a "transfer"), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries (other than sales of inventory and other transfers in the ordinary course of business). For purposes of this definition, the term "Asset Sale" shall not include:

          (a)   transfers of cash or Cash Equivalents;

          (b)   transfers of assets of the Issuer (including Equity Interests) that are governed by, and made in accordance with, the first paragraph of the covenant described under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

          (c)   Permitted Investments and Restricted Payments permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (d)   the creation of or realization on any Lien permitted under the indenture;

          (e)   transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer's reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

          (f)    sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

          (g)   any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate fair market value of the assets transferred in such transaction or series of related transactions does not exceed $5.0 million; and

          (h)   the Spin-Off and transfers of assets to Affiliates of the Issuer prior to the Spin-Off pursuant to the Transactions that are consistent with the pro forma financial information in, or otherwise described in, or contemplated by, the Offering Memorandum.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of "Change of Control," a duly authorized committee thereof;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other person, the board or committee of such person serving a similar function.

        "Capital Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

        "Cash Equivalents" means:

          (a)   United States dollars;

          (b)   Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

          (c)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

          (d)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)   commercial paper issued by any issuer bearing at least a "2" rating for any short-term rating provided by Moody's or S&P and maturing within two hundred seventy (270) days of the date of acquisition;

          (f)    variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody's (or the equivalent thereof) and maturing within one (1) year of the date of acquisition;

          (g)   money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) offered by any other nationally recognized financial institution (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f), (ii) are rated AAA and (iii) the fund is at least $4 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof; and

          (h)   in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

        "Change of Control" means the occurrence of one or more of the following events:

          (a)   the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date of the indenture) other than one or more Permitted Holders of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Issuer then entitled to vote in the election of the Board of Directors of the Issuer generally;

          (b)   during any period of twelve (12) consecutive months, (i) as long as Issuer remains a Subsidiary of Parent, a majority of the members of the Board of Directors of Parent ceases to be composed of individuals who were either (1) nominated by the Board of Directors of Parent with the affirmative vote of a majority of the members of said Board of Directors at the time of such nomination or election or (2) appointed by directors so nominated or elected or appointed by Permitted Holders; or (ii) if the Issuer ceases to be a Subsidiary of Parent a majority of the members of the Board of Directors of the Issuer ceases to be composed of individuals who were either (1) nominated by the Board of Directors of the Issuer with the affirmative vote of a majority of the members of said Board of Directors at the time of such nomination or election or (2) appointed by directors so nominated or elected or appointed by Permitted Holders; or

          (c)   there shall be consummated any share exchange, consolidation or merger of Parent (so long as Issuer remains a Subsidiary of Parent) or the Issuer pursuant to which either Parent's or the Issuer's Equity Interests entitled to vote in the election of the Board of Directors of either Parent or the Issuer generally would be converted into cash, securities or other property, or Parent

  (so long as Issuer remains a Subsidiary of Parent) or the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of either Parent or the Issuer in which Permitted Holders or the holders of either Parent's or the Issuer's Equity Interests entitled to vote in the election of the Board of Directors of either Parent or the Issuer generally immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Equity Interests of the continuing or surviving entity entitled to vote in the election of the Board of Directors of such person generally immediately after the share exchange, consolidation or merger.

        Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) Parent becomes a direct or indirect wholly-owned subsidiary (the "Sub Entity") of a holding company and (2) holders of securities that represented 100% of the voting power of the Equity Interests of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Equity Interests of such holding company (and no person or group other than a Permitted Holder owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company); provided that, upon the consummation of any such transaction, "Change of Control" shall thereafter include any Change of Control of any direct or indirect parent of the Sub Entity.

        "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period (i) plus, to the extent deducted in computing Consolidated Net Income:

          (a)   provision for taxes based on income or profits;

          (b)   Consolidated Interest Expense; and

          (c)   Consolidated Non-Cash Charges of such person for such period;

(ii) minus, to the extent not excluded from the calculation of Consolidated Net Income, non-cash gain or income of such person for such period (except to the extent representing an accrual for future cash receipts).

        "Consolidated Interest Expense" means, with respect to any person for any period, consolidated interest expense of such person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, noncash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of the Issuer, the interest expense of Unrestricted Subsidiaries shall be excluded.

        "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          (a)   the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person, in the case of a gain, or to the extent of any contributions or other payments by the referent person, in the case of a loss;

          (b)   the Net Income of any person that is a Subsidiary that is not a Restricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person;

          (c)   solely for purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the Net Income of any Subsidiary of such person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject;

          (d)   the cumulative effect of a change in accounting principles shall be excluded;

          (e)   any after-tax effect of income (loss) (x) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (y) sales or dispositions of assets (other than in the ordinary course of business), or (z) that is extraordinary or non-recurring shall be excluded;

          (f)    any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

          (g)   any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP shall be excluded;

          (h)   any fees, expenses and other charges in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument shall be excluded; and

          (i)    gains and losses resulting solely from fluctuations in foreign currencies shall be excluded.

        "Consolidated Non-Cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization, impairment, compensation, rent, other non-cash expenses and write-offs and write-downs of assets of such person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

        "Consolidated Secured Indebtedness Leverage Ratio" means, as of any date of determination, the ratio of (1) the Total Secured Debt as of such date of determination to (2) Consolidated Cash Flow of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Total Secured Debt and Consolidated Cash Flow as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Consolidated Total Indebtedness Leverage Ratio.

        "Consolidated Senior Indebtedness Leverage Ratio" means, as of any date of determination, the ratio of (1) Total Senior Debt as of such date of determination to (2) Consolidated Cash Flow of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Total Senior Debt and Consolidated Cash Flow as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Consolidated Total Indebtedness Leverage Ratio.

        "Consolidated Total Assets" shall mean, as of any date of determination for any person, the total assets of such person and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of such person immediately preceding such date of determination.

        "Consolidated Total Indebtedness Leverage Ratio" means, as of any date of determination, the ratio of (1) Total Indebtedness as of such date of determination to (2) Consolidated Cash Flow of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available (the "Measurement Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Total Indebtedness Leverage Ratio (the "Transaction Date"). In addition to and without limitation of the foregoing, for purposes of this definition, "Indebtedness" and

"Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (1)   the incurrence or repayment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business to finance working capital needs pursuant to working capital facilities, occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Measurement Period; and

          (2)   any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Measurement Period) occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of the Measurement Period.

        "Credit Agreement" means the credit agreement dated as of July 25, 2008, by and among the Issuer, as borrower, the lenders party thereto from time to time, Wachovia Bank, National Association, as administrative agent, and Barclays Capital, as syndication agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents) as such agreement or facility may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

        "Credit Facilities" means one or more credit agreements or debt facilities to which the Issuer and/or one or more of its Restricted Subsidiaries is party from time to time (including without limitation the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of the Notes as required under "—Change of Control."

        "Domestic Cash Amount" means the amount of cash and Cash Equivalents reflected in the bank statements of the Issuer and its Domestic Subsidiaries immediately after giving effect to the Transactions, in an aggregate amount not to exceed $50.0 million.

        "Domestic Restricted Subsidiaries" shall mean all Restricted Subsidiaries that are Domestic Subsidiaries.

        "Domestic Subsidiary" shall mean any Subsidiary other than a Foreign Subsidiary.

        "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization's four highest generic rating categories at the time as of which any investment or rollover therein is made.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means any Indebtedness (other than the Notes and the Guarantees) of the Issuer and its Subsidiaries in existence on the Issue Date after giving effect to the use of proceeds from the offering contemplated by the Offering Memorandum until such amounts are repaid.

        "Foreign Cash Amount" means the amount of cash and Cash Equivalents reflected in the bank statements of the Issuer's Foreign Subsidiaries immediately after giving effect to the Transactions and, to the extent such amount is repatriated, net of all applicable taxes in connection with such repatriation, in an aggregate amount not to exceed $70.0 million.

        "Foreign Currency Obligations" means, with respect to any person, the obligations of such person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

        "Foreign Subsidiaries" shall mean (i) any Subsidiary that is not incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia and (ii) any Subsidiary of a Subsidiary described in the foregoing clause (i).

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the indenture shall utilize GAAP as in effect on the Issue Date.

        "Government Securities" means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

        "Guarantee" means a guarantee by a Guarantor of the Notes.

        "Hedging Obligations" means, with respect to any person, the obligations of such person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such person against fluctuations in interest rates.

        "holder" means, with respect to any Note, the person in whose name such Note is registered.

        "IAC" means IAC/InterActiveCorp, a Delaware corporation.

        "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

        "Independent Financial Advisor" means a person or entity which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

        "Investment Grade" designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

        "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by "—Certain Covenants—Limitation on Incurrence of Indebtedness," and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments," the sale of Equity Interests of a person that is a Restricted

Subsidiary following which such person ceases to be a Subsidiary shall be deemed to be an Investment by the Issuer in an amount equal to the fair market value of the Equity Interests of such person held by the Issuer and its Restricted Subsidiaries immediately following such sale.

        "Issue Date" means August 19, 2008.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

        "Marketable Securities" means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization's four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers' acceptances or money market deposit accounts issued or offered by an Eligible Institution and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

        "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Issuer and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer or any of its Subsidiaries after such Asset Sale (provided that at such time as such reserve is no longer necessary, any such cash amounts shall be deemed to be "Net Proceeds"), including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale. Net Proceeds shall exclude any noncash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Issuer or any Restricted Subsidiary to cash.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the offering memorandum provided to the initial purchaser of the notes and the IAC Noteholders receiving the notes pursuant to the Exchange Agreement.

        "Permitted Business" means the businesses of the Issuer and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing.

        "Permitted Holder" means each of (a) prior to the Spin-Off, IAC and its Subsidiaries, (b) Parent, (c) any person who acquires beneficial ownership of Equity Interests of the Issuer in a transaction constituting a Change of Control as to which a Change of Control Offer is consummated and (d) any Affiliate of the foregoing formed by such person for purposes of holding its equity investment in the Issuer or Parent (but excluding any other portfolio company of any such person).

        "Permitted Investments" means:

          (a)   Investments in the Issuer or in a Restricted Subsidiary;

          (b)   Investments in Cash Equivalents and Marketable Securities;

          (c)   any guarantee of obligations of the Issuer or a Restricted Subsidiary permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness";

          (d)   Investments by the Issuer or any of its Subsidiaries in a person if, as a result of such Investment: (i) such person becomes a Restricted Subsidiary or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (e)   Investments received in settlement of debts created in the ordinary course of business and owing to the Issuer or any of its Restricted Subsidiaries, in satisfaction of judgments or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

          (f)    Investments in existence on the Issue Date;

          (g)   Investments in any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales" or for an asset disposition that does not constitute an Asset Sale;

          (h)   loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

          (i)    other Investments in an amount not to exceed the greater of (x) $25.0 million and (y) 2.5% of Consolidated Total Assets outstanding at any time for all such Investments made after the Issue Date, plus, so long as no Default or Event of Default shall have occurred or be continuing, each of (x) the Domestic Cash Amount and (y) the Foreign Cash Amount;

          (j)    any Investment solely in exchange for the issuance of the Issuer's Qualified Capital Stock;

          (k)   any investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under the indenture;

          (l)    Investments in joint ventures in an amount not to exceed the greater of (x) $25.0 million and (y) 2.5% of Consolidated Total Assets outstanding at any time;

          (m)  any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a person that is not a Restricted Subsidiary in exchange for an Investment in the person to whom such contribution is made; and

          (n)   Investments consisting of guarantees of Indebtedness in reliance on clause (14) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness."

        "Permitted Liens" means:

          (a)   Liens securing the Notes and Liens securing any Guarantee;

          (b)   Liens securing (x) Indebtedness under any Credit Facility (and related Hedging Obligations and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by the indenture) permitted by clause (2) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness" and (y) other Indebtedness permitted under "—Certain Covenants—Limitation on Incurrence of Indebtedness"; provided that in the case of any such Indebtedness described in this subclause (y), such Indebtedness, when aggregated with the amount of Indebtedness of the Issuer and the Guarantors (other than Parent) which is secured by a Lien, does not cause the Consolidated Secured Indebtedness Leverage Ratio to exceed 1.50 to 1.0 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred;

          (c)   Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under the covenant described under "—Certain Covenants—Limitations on Incurrence of Indebtedness" and (ii) cash management obligations not otherwise prohibited by the indenture;

          (d)   Liens securing Purchase Money Indebtedness permitted under clause (6) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness"; provided that such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

          (e)   Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not apply to any assets other than the assets of the person acquired in such merger or consolidation;

          (f)    Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of "Unrestricted Subsidiary"; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

          (g)   Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Issuer or any of its Restricted Subsidiaries other than the property so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

          (h)   Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

          (i)    Liens existing on the Issue Date;

          (j)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

          (k)   Liens securing Indebtedness permitted under clause (10) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness"; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced;

          (l)    Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (m)  easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

          (n)   licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Restricted Subsidiaries;

          (o)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

          (p)   normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

          (q)   Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (r)   Liens not provided for in clauses (a) through (q) above so long as the Notes are secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis;

          (s)   Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with clause (15) of the covenant entitled "—Limitation on Incurrence of Indebtedness";

          (t)    Liens in favor of the Issuer or any Guarantor;

          (u)   Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

          (v)   extensions, renewals or refundings of any Liens referred to in clauses (e), (g) or (i) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

          (w)  other Liens securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $40.0 million.

        "Preferred Equity Interest" in any person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over Equity Interests of any other class in such person.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and expenses and related adjustments that (i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the four-quarter reference period or subsequent to the four-quarter reference period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the indenture, (ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition within 12 months after the date of the acquisition, merger, consolidation or disposition and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 12 months of the date of the acquisition, merger, consolidation or disposition (regardless of whether such cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto) and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an officers' certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by an officers' certificate delivered to the Trustee from the chief financial officer or chief accounting officer of the Issuer that outlines the actions taken or to be taken, the net cost savings or operating improvements achieved or expected to be achieved from such actions and that, in the case of clause (iii) above, such savings have been determined by the Issuer to be probable.

        "Purchase Money Indebtedness" means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any person owning such assets); provided that the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement.

        "Qualified Capital Stock" means any Capital Stock of the Issuer that is not Disqualified Stock.

        "Rating Agencies" means:

          (a)   S&P;

          (b)   Moody's; or

          (c)   if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" or "Restricted Subsidiaries" means any Subsidiary, other than Unrestricted Subsidiaries.

        "Secured Indebtedness" means any Indebtedness secured by a Lien on any assets of the Issuer or any Domestic Subsidiary that is a Restricted Subsidiary.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the indenture.

        "Specified Affiliate Payments" means (i) amounts paid by us or any of our Subsidiaries to IAC or Parent or any other person with which the Issuer is (or, prior to the Spin-Off, was) included in a consolidated, combined or unitary tax return equal to the amount of federal, state and local income taxes payable in respect of the Issuer's income and the income of its Subsidiaries, and any payments made in accordance with any tax allocation or tax sharing agreement to the extent not inconsistent with the terms described in the offering memorandum between us and IAC entered into in connection with the Transactions and (ii) amounts paid by the Issuer or any of its Subsidiaries to IAC (or any of its Affiliates) pursuant to any agreement between the Issuer (or any of its Subsidiaries) and IAC (or any of its Affiliates) entered into in connection with the Spin-Off.

        "Spin-Off" means the distribution of shares of Parent to the shareholders of IAC as described in this prospectus.

        "Subordinated Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.

        "Subsidiary" or "Subsidiaries" means, with respect to any person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof.

        "Total Indebtedness" means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than Hedging Obligations and cash management obligations to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis.

        "Total Secured Debt" means, as of any date of determination, the aggregate principal amount of Secured Indebtedness of the Issuer and the Guarantors (other than Parent) (other than Hedging Obligations and cash management obligations to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis.

        "Total Senior Debt" means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries (other than Hedging Obligations and cash management obligations to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis, minus the aggregate principal amount of Subordinated Indebtedness outstanding on such date, determined on a consolidated basis.

        "Transactions" means the Spin-Off, the issuance of the Notes on the Issue Date, the initial borrowings under the Credit Agreement, the distribution of the proceeds from the Notes issued under the Issue Date and the initial borrowings under the Credit Agreement to IAC and the other transactions undertaken in connection with the foregoing to the extent not inconsistent with the Offering Memorandum or the pro forma financial statements contained in the Offering Memorandum.

        "Unrestricted Subsidiary" or "Unrestricted Subsidiaries" means: (A) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Issuer's Board of Directors in accordance with the instructions set forth below; and (B) any Subsidiary of an Unrestricted Subsidiary.

        The Issuer's Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

          (a)   no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer (other than another Unrestricted Subsidiary), or Equity Interests issued by such Subsidiary, directly or indirectly, contingently or otherwise, to satisfaction thereof;

          (b)   neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from persons who are not the Issuer's Affiliates; and

          (c)   neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

        If at any time after the Issue Date the Issuer designates an additional Subsidiary as an Unrestricted Subsidiary, the Issuer will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by the Issuer's Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers' certificate delivered to the Trustee no later than ten business days following a request from the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

 BOOK-ENTRY, DELIVERY AND FORM

        Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New notes will be issued at the closing of the exchange offer only against surrender of old notes.

        The new notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the "Global Note"). On the date of the closing of the exchange offer, the Global Note will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Unless definitive new notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may be exchanged for Notes in certificated form. See "—Exchange of Global Note for Certificated Notes."

        Ownership of interests in the Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.

        Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC's nominees and Participants. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its Participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Note, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Note; and

          (2)   ownership of these interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).

        All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of themselves and Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder of the Global Note under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in DTC, DTC is under obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

Exchange of Global Note for Certificated Note

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary within 90 days after the date of notice from DTC;

          (2)   the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the Trustee or holders of a majority of the aggregate principal amount of the Notes so requests.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Note

        Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        The issuer will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

 CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Ownership of the Notes

        The following is a summary of certain material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus.

        As used herein, a "U.S. holder" means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-U.S. holder" means a beneficial owner of the notes (other than a partnership or any other entity treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.

        This summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  certain employee benefit plans, individual retirement accounts and similar arrangements and entities holding related assets;

  •
  a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a partnership or other pass-through entity for United States federal income tax purposes;

  •
  a U.S. holder whose "functional currency" is not the U.S. dollar

  •
  a controlled foreign corporation

  •
  a passive foreign investment company; or

  •
  a United States expatriate.

        This summary is based on the Code, United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

        If a partnership (including any entity classified as a partnership for United States federal income tax purposes) holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisors.

        This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular holder of notes. You should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

        The following is a summary of certain material United States federal income tax consequences that will apply to U.S. holders of the notes.

The Distribution of the Notes to IAC and Exchange with IAC Noteholders

        On August 19, 2008, Interval Acquisition Corp. issued the $300 million principal amount of old notes to IAC, its parent company prior to the spin-off, with $23.5 million of original issue discount. The original issue discount resulted from the difference between the interest rate on the notes and the effective interest rate that would have been payable on the notes if issued in a market transaction based on market conditions existing on a pricing date of July 17, 2008, estimated to be 11%. On August 20, 2008, IAC exchanged the old notes for certain of the IAC Notes pursuant to the Exchange Agreement, which established an exchange rate based on the amount that IAC was offering for the IAC Notes in its tender offer, as amended by the Exchange Agreement. This exchange rate resulted in the IAC Noteholders receiving a principal amount of old notes equal to the agreed upon value of the IAC Notes tendered, plus a cash payment with respect to a consent to certain matters provided by the Noteholders and any accrued an unpaid interest on the IAC Notes.

The Exchange Offer

        The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of a new note, the holding period of the new note will include the holding period of the old note exchanged therefor and the basis of the new note will be the same as the basis of the old note immediately before the exchange.

        In any event, persons considering the exchange of old notes for new notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Payments of Interest

        Except as set forth below, qualified stated interest (as defined below) on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Original Issue Discount

        If the notes' "stated redemption price at maturity" (the sum of all payments to be made on the notes other than "qualified stated interest") exceeds their "issue price", you would be required to include such excess ("original issue discount" or "OID") in gross income in advance of the receipt of cash attributable to that income. However, you generally would not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments do not constitute "qualified stated interest" (as defined below).

        This summary is based upon final United States Treasury regulations addressing debt instruments issued with OID.

        The "issue price" of each note is generally the first price at which a substantial amount of that particular offering was sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and meets all of the following conditions: it is payable at least once per year; it is payable over the entire term of the note; and it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

        The stated interest payments on the notes are qualified stated interest.

        The annual amount of OID that is included in income is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which you held such note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of: (1) the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over (2) the aggregate of all qualified stated interest allocable to the accrual period.

        OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below. Under these rules, the amounts included in income become increasingly greater in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

        You may elect to treat all interest on a note as OID and calculate the amount includible in gross income under the constant yield method described above. The election is to be made for the taxable year in which you acquired the note, and may not be revoked without the consent of the IRS. You should consult with your own tax advisors about this election.

Market Discount

        If you purchase a note for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of the payment or disposition.

        In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

        If you purchase a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

        If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a premium and you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange, or Other Disposition

        In general, upon the sale, exchange, retirement, or other taxable disposition of a note, you will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income as discussed above) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be your cost for that note increased by any OID or market discount previously included in income, and reduced by any amortized premium. Except as described above with respect to market discount, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Certain U.S. Federal Tax Consequences to Non-U.S. Holders

        The following is a summary of certain material United States federal income and estate tax consequences that will apply to non-U.S. holders of the notes.

United States Federal Withholding Tax

        The 30% United States federal withholding tax will not apply to any payment of interest (including OID) on the notes under the "portfolio interest rule," provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

        If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed: IRS Form W-8BEN (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or IRS Form W-8ECI (or other applicable form) certifying interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "—United States Federal Income Tax").

        The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

        If you are engaged in a trade or business in the United States and interest (including OID) on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest (including OID) on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in "—United States Federal Withholding Tax" are satisfied) in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest (including OID), subject to adjustments.

        Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will be taxed in the same manner as effectively connected interest as described above; or you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest rule" described above in "—United States Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on the notes and to the proceeds of the sale or other disposition (including retirement or a redemption) of a note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to such payments if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

        In general, we must report to the IRS and to you the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments of interest (including OID) on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the required certification that you are a non-U.S. holder described above in "—Certain Federal Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax."

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including retirement or a redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

        Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.

 PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

        The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution" (within the meaning of the Securities Act) of new notes. This position does not apply to any holder that is

  •
  an "affiliate" of the issuer (as defined under the Securities Act); or

  •
  a broker-dealer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

        The issuer and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account as a result of market-making activities or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The issuer and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 LEGAL MATTERS

        The validity of the new notes offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

EXPERTS

        The consolidated financial statements of ILG at December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the related financial statement schedule included in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

 Report of Independent Registered Public Accounting Firm

        We have audited the accompanying consolidated balance sheets of Interval Leisure Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule on page F-28. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interval Leisure Group, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

New York, New York
May 5, 2008

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
		(In thousands)
Revenue	$360,407	$288,646	$260,843
Cost of sales (exclusive of depreciation shown separately below)	100,799	66,293	60,794
Gross profit	259,608	222,353	200,049
Selling and marketing expense	45,835	41,635	38,424
General and administrative expense	71,913	61,538	56,213
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368

Operating income	106,566	86,128	72,824
Other income (expense):
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)

Total other income, net	9,534	7,783	5,623

Earnings before income taxes and minority interest	116,100	93,911	78,447
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(In thousands)
ASSETS
Cash and cash equivalents	$67,113	$37,557
Restricted cash and cash equivalents	5,817	293
Accounts receivable, net of allowance of $352 and $255, respectively	15,750	9,301
Deferred income taxes	28,109	18,417
Deferred membership costs	13,688	12,440
Prepaid expenses and other current assets	17,086	14,816

Total current assets	147,563	92,824
Property and equipment, net	34,963	21,330
Goodwill	514,308	473,879
Intangible assets, net	188,895	153,220
Deferred membership costs	21,217	18,218
Deferred income taxes	12,549	7,074
Other non-current assets	3,122	1,132

TOTAL ASSETS	$922,617	$767,677

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$10,981	$7,142
Deferred revenue	97,898	88,157
Income taxes payable	2,489	—
Accrued compensation and benefits	11,635	7,493
Member deposits	11,167	10,692
Accrued expenses and other current liabilities	26,105	22,544

Total current liabilities	160,275	136,028
Other long-term liabilities	2,286	1,509
Deferred revenue	139,044	123,181
Deferred income taxes	107,133	98,072
Minority interest	512	—
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Invested capital	726,919	612,532
Receivables from IAC and subsidiaries	(436,475)	(355,057)
Retained earnings	222,484	151,198
Accumulated other comprehensive income	439	214

Total shareholders' equity	513,367	408,887

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$922,617	$767,677

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Total	Invested Capital	Receivables from IAC and Subsidiaries	Retained Earnings	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance as of December 31, 2004	$467,746	$607,316	$(182,876)	$43,912	$(606)
Comprehensive income:
Net income for the year ended December 31, 2005	49,243	—	—	49,243	—
Foreign currency translation	(1,096)	—	—	—	(1,096)

Comprehensive income	48,147
Net transfers from IAC	300	300	—	—	—
Net changes in receivables from IAC and subsidiaries	(76,246)	—	(76,246)	—	—

Balance as of December 31, 2005	439,947	607,616	(259,122)	93,155	(1,702)
Comprehensive income:
Net income for the year ended December 31, 2006	58,043	—	—	58,043	—
Foreign currency translation	1,916	—	—	—	1,916

Comprehensive income	59,959
Net transfers from IAC (principally the pushdown of IAC's acquisition of a minority interest in Interval)	4,916	4,916	—
Net changes in receivables from IAC and subsidiaries	(95,935)	—	(95,935)	—	—

Balance as of December 31, 2006	408,887	612,532	(355,057)	151,198	214
Comprehensive income:
Net income for the year ended December 31, 2007	71,056	—	—	71,056	—
Foreign currency translation	225	—	—	—	225

Comprehensive income	71,281
Cumulative effect of adoption of FIN 48	230	—	—	230	—
Net transfers from IAC (principally the funding of ILG's acquisition of RQH)	114,387	114,387	—
Net changes in receivables from IAC and subsidiaries	(81,418)	—	(81,418)	—	—

Balance as of December 31, 2007	$513,367	$726,919	$(436,475)	$222,484	$439

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$71,056	$58,043	$49,243
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	26,879	25,220	25,220
Depreciation	8,415	7,832	7,368
Non-cash compensation expense	3,629	3,286	1,259
Deferred income taxes	(6,106)	(7,275)	(9,884)
Excess tax benefits from stock-based awards	—	—	25
Minority interest in income of consolidated subsidiaries	12	—	—
Changes in current assets and liabilities:
Accounts receivable	(3,552)	228	(760)
Prepaid expenses and other current assets	(2,222)	185	(796)
Accounts payable and other current liabilities	6,741	2,490	3,078
Income taxes payable	3,015	1,184	1,042
Deferred revenue	18,134	15,118	18,461
Other, net	(421)	76	775

Net cash provided by operating activities	125,580	106,387	95,031

Cash flows from investing activities:
Transfers to IAC	(84,520)	(103,565)	(80,129)
Acquisitions, net of cash acquired	(114,071)	—	—
Capital expenditures	(10,319)	(6,682)	(8,966)

Net cash used in investing activities	(208,910)	(110,247)	(89,095)

Cash flows from financing activities:
Capital contributions from IAC	114,071	—	—
Principal payments on short-term obligations	(215)	—	—
Excess tax benefits from stock-based awards	259	328	—
Other, net	(1,923)	137	(33)

Net cash provided by (used in) financing activities	112,192	465	(33)

Effect of exchange rate changes on cash and cash equivalents	694	4,509	(3,270)

Net increase in cash and cash equivalents	29,556	1,114	2,633
Cash and cash equivalents at beginning of period	37,557	36,443	33,810

Cash and cash equivalents at end of period	$67,113	$37,557	$36,443

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying Interval Leisure Group, Inc. ("ILG") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction herein as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. Prior to August 20, 2008, ILG did not have any material assets or liabilities, nor did it engage in any business or other activities and, other than in connection with the spin-off, it will not acquire or incur any material assets or liabilities, nor will it engage in any business or other activities. Upon completion of the spin-off, ILG will consist of Interval and ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, collectively referred to herein as "RQH," which was acquired on May 31, 2007, the businesses that formerly comprised IAC's Interval segment. The businesses to be operated by ILG following the spin-off are referred to herein as the "ILG Businesses."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical bases of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information does not necessarily reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented.

Company Overview

        ILG is a leading provider of membership services, primarily to the vacation ownership industry, through Interval. With the acquisition of RQH in May 2007, ILG also entered the vacation rental and property management services industry.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

        Revenue, net of sales incentives, from Interval membership fees is deferred and recognized over the terms of the applicable memberships ranging from one to five years, on a straight-line basis. Generally, memberships are cancelable and refundable on a pro-rata basis. Direct costs of acquiring members and direct costs of sales related to deferred membership revenue are also deferred and

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amortized on a straight-line basis over the terms of the applicable memberships. Revenue from vacation transactions is recognized when Interval provides confirmation of the vacation, at which time the fee is nonrefundable.

        RQH revenue primarily consists of property management fees and service fees. Property management fees, which are generally a percentage (ranging from 1% to 25%) of the rental price of the vacation property, are generated when the property is rented. The management fee rate is based upon the type of services provided to the property owner and the type of rental unit managed. RQH's proportionate share of the rental price of the property is recognized over the rental period. RQH also provides, or arranges through third parties, certain services for property owners or guests including reservations, housekeeping, long-distance telephone, beach equipment rental and pool cleaning. Service fee revenue is recognized when the service is provided by RQH. Services provided by third parties are generally billed directly to property owners or guests and are not included in the accompanying consolidated financial statements.

Cash and Cash Equivalents

        Cash and cash equivalents include cash, money market instruments and time deposits with maturities of less than 91 days.

Restricted Cash

        Restricted cash primarily includes amounts held in trust and lock box accounts in connection with certain transactions with RQH's managed properties.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, principally resort developers and members, net of an allowance for doubtful accounts. Accounts receivable outstanding longer than the contractual payment terms are considered past due. ILG determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, ILG's previous loss history, the specific customer's current ability to pay its obligation to ILG and the condition of the general economy. ILG writes off accounts receivable when they become uncollectible.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance and any gains or losses on dispositions are included in operations.

        Depreciation is recorded on a straight-line basis to allocate the cost of depreciable assets to operations over their estimated service lives.

Asset Category	Depreciation Period
Computer equipment	3 to 8 Years
Capitalized software	3 to 5 Years
Buildings and leasehold improvements	1 to 40 Years
Furniture and other equipment	3 to 10 Years

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Interval capitalizes certain qualified costs incurred in connection with the development of internal use software. Capitalization of internal use software costs begins when the preliminary project stage is completed, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized internal software costs, net of accumulated depreciation, totaled $12.9 million and $11.0 million at December 31, 2007 and 2006, respectively, and are included in "Property and equipment, net" in the accompanying consolidated balance sheets.

Goodwill and Indefinite-Lived Intangible Assets

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), goodwill acquired in business combinations is assigned to the reporting unit that is expected to benefit from the combination as of the acquisition date. ILG tests goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of a reporting unit's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying amount of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded.

Long-Lived Assets and Intangible Assets with Definite Lives

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), long-lived assets, including property and equipment and intangible assets with definite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying amount is deemed to not be recoverable, an impairment loss is recorded as the amount by which the carrying amount of the long-lived asset exceeds its fair value. Amortization of definite lived intangible assets is recorded on a straight-line basis over their estimated lives.

Advertising

        Advertising costs are expensed in the period incurred and principally represent printing and postage costs of directories and magazines, promotions, trade shows and agency fees. Advertising expense was $18.6 million, $19.1 million and $18.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

        ILG accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. ILG records interest on potential tax contingencies as a component of income tax expense and records interest net of any applicable related income tax benefit.

        Effective January 1, 2007, ILG adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). As a result of the adoption of FIN 48, ILG recognizes liabilities for uncertain tax positions based on the two-step process prescribed by the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included as a component of accumulated other comprehensive income (loss), a separate component of shareholders' equity. Accumulated other comprehensive income is solely related to foreign currency translation and is recorded net of tax. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of operations.

        Foreign currency transaction net losses for the years ended December 31, 2007, 2006 and 2005 were $0.6 million, $0.5 million and $0.2 million, respectively, and are included in "Other expense" in the accompanying consolidated statements of operations.

Stock-Based Compensation

        Effective January 1, 2006, ILG adopted the provisions of SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method and therefore has not restated results for prior periods. See Note 4 for a further description of the impact of the adoption of SFAS 123R and Staff Accounting Bulletin No. 107 ("SAB 107").

Minority Interest

        Minority interest in 2007 represents minority ownership in RQH. In connection with the acquisition of RQH, a member of senior management of this business purchased an ownership interest at the same per share price as ILG. ILG is party to a fair value put and call arrangement with respect to this interest. This put and call arrangement allows this member of management to require ILG to purchase their interest or allows ILG to acquire such interest at fair value, respectively. This put and call arrangement becomes exercisable by ILG and the counter-party, respectively, at a date no earlier than 2013. Upon such exercise, the consideration payable can be denominated in either shares of IAC or cash at IAC's option. This put and call arrangement will be modified prior to the spin-off so that the consideration payable in IAC shares will be replaced with ILG shares. This put arrangement is

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

exercisable by the counter-party outside the control of ILG and is accounted for in accordance with EITF D-98 "Classification and Measurement of Redeemable Securities." Accordingly, to the extent that the fair value of this interest exceeds the value determined by normal minority interest accounting, the value of such interest is adjusted to fair value with a corresponding adjustment to invested capital. At and for the year ended December 31, 2007, ILG did not record an adjustment as this interest is recorded at fair value.

Accounting Estimates

        ILG's management is required to make certain estimates and assumptions during the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; the determination of deferred revenue; and assumptions related to the determination of stock-based compensation.

Certain Risks and Concentrations

        ILG's business is subject to certain risks and concentrations including exposure to risks associated with online commerce security and credit card fraud. A substantial percentage of the vacation ownership resorts in the Interval network are located in Florida, Hawaii, Las Vegas, Mexico and Southern California and all of the vacation properties for which RQH provides vacation rental and property management services are located in Hawaii. ILG also depends on relationships with developers and vacation property owners, as well as third party service providers for processing certain fulfillment services.

        Financial instruments, which potentially subject ILG to concentration of credit risk, consist primarily of cash and cash equivalents. Cash and cash equivalents are maintained with quality financial institutions of high credit.

        ILG conducts business in one foreign country where a currency restriction exists. At December 31, 2007 and 2006, ILG had $5.1 million and $4.0 million of cash which can only be repatriated upon the approval of that country's government. ILG has requested approval for a portion of the cash to be repatriated. This request is currently pending.

Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51" ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. ILG is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. ILG is currently assessing the impact of the adoption of SFAS No. 141R on its consolidated financial position, results of operations and cash flows.

NOTE 3—BUSINESS ACQUISITIONS

        On May 31, 2007, ILG completed the acquisition of RQH, a vacation rental and property management services company, for approximately $110 million in cash. The acquisition was funded by IAC, and such funding has been recorded as a transfer from IAC within the statement of shareholders' equity. ILG performed valuations of certain tangible and intangible assets acquired. These valuations identified $56.2 million of intangible assets other than goodwill. The goodwill recognized amounted to $40.4 million. Intangible assets with definite lives included property management contracts ($45.7 million), wholesaler agreements ($5.9 million), trade names and trademarks ($4.3 million) and other agreements ($0.3 million) and are being amortized over a weighted-average period of 12.7 years. IAC also allocated $9.0 million of the purchase price to increase the recorded value of two vacation property front desk units to fair value. The entire amount allocated to goodwill is tax deductible. ILG viewed RQH's revenue, operating income, Operating Income Before Amortization, net income and cash flow as its most important valuation metrics. ILG agreed to consideration that resulted in recognition of a significant amount of goodwill because RQH's business model complements the business model of ILG and because of RQH's market position, brand and growth opportunities in its market. As a result, a significant portion of the consideration was based on the expected financial performance of RQH, and not the asset value on the books of RQH at the time of acquisition.

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION

        The equity awards described below principally relate to awards to ILG employees that were granted under various IAC stock and annual incentive plans.

        Effective January 1, 2006, ILG adopted SFAS 123R using the modified prospective transition method and has applied the classification provisions of SAB 107 regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies in its adoption of SFAS 123R.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

        The adoption of SFAS 123R did not impact the amount of stock-based compensation expense recorded in the accompanying consolidated statements of operations as ILG had previously adopted the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

        Prior to the adoption of SFAS 123R, the entire tax benefit from stock-based compensation was reported as a component of operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the stock-based compensation expense recognized in the consolidated statement of operations are reported as a component of financing cash flows. For the years ended December 31, 2007 and 2006, excess tax benefits from stock-based compensation of $0.3 million and $0.3 million, respectively, are included as a component of financing cash flows. For the year ended December 31, 2005, excess tax benefits from stock-based compensation of less than $0.1 million is included as a component of operating cash flows.

        Non-cash stock-based compensation expense related to equity awards is included in the following line items in the accompanying consolidated statements of operations for the years ended December 31, 2007, 2006 and 2005 (in thousands):

	Years Ended December 31,
	2007	2006	2005
Cost of sales	$282	$225	$82
Selling and marketing expense	308	210	46
General and administrative expense	3,039	2,851	1,131

Non-cash stock-based compensation expense before income taxes	3,629	3,286	1,259
Income tax benefit	(1,400)	(1,268)	(486)

Non-cash stock-based compensation expense after income taxes	$2,229	$2,018	$773

        The form of awards granted to ILG employees are principally restricted stock units ("RSUs") and performance stock units ("PSUs"). RSUs and PSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each award equal to the fair value of IAC common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU, PSU and restricted stock grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests, and certain grants also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. ILG recognizes expense for all RSUs, PSUs and restricted stock, for which vesting is considered probable. For RSU and restricted stock grants to U.S. employees, the accounting charge is measured at the grant date as the fair value of IAC common stock and expensed ratably as non-cash compensation over the vesting term. For PSU grants to U.S. employees, the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation when the performance targets are considered probable of being achieved. The expense associated with RSU and PSU awards to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, subject to mark-to-market adjustments for

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—SFAS 123R AND STOCK-BASED COMPENSATION (Continued)

changes in the price of IAC common stock, as compensation expense within general and administrative expense. The expense related to awards to international employees totaled $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        The amount of stock-based compensation expense recognized in the consolidated statements of operations is reduced by estimated forfeitures, as the amount recorded is based on awards ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if the actual forfeiture rate differs from the estimated rate.

        As of December 31, 2007, there was approximately $14.0 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards. This cost is expected to be recognized over a weighted-average period of approximately 3.0 years. At December 31, 2007, there were less than 0.1 million awards outstanding to non-U.S. employees.

        In connection with the acquisition of RQH by ILG in 2007 a member of RQH's management was granted restricted common equity in RQH. This award was granted on May 31, 2007 and was initially measured at fair value, which is being amortized to expense over the vesting period. This award vests ratably over four and a half years, or earlier based upon the occurrence of certain prescribed events. The award vests in non-voting restricted common shares of RQH.

        These shares are subject to a put right by the holder and a call right by ILG, which are not exercisable until the first quarter of 2013 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by IAC upon the purchase of RQH. The initial value of the preferred interest was equal to the acquisition price of RQH. The preferred interest accretes value at a 10% annual rate. Upon exercise of the put or call the consideration is payable in IAC shares or cash or a combination thereof at ILG's option. Prior to the separation, this put and call arrangement will be modified so that the consideration payable in IAC's shares will be replaced with ILG shares.

        The unrecognized compensation cost related to this equity award is $0.4 million at December 31, 2007.

NOTE 5—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	December 31,
	2007	2006
Goodwill	$514,308	$473,879
Intangible assets with indefinite lives	33,300	33,300
Intangible assets with definite lives, net	155,595	119,920

Total goodwill and intangible assets, net	$703,203	$627,099

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Intangible assets with indefinite lives relate principally to acquired trade names and trademarks. At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(68,257)	$61,243	10.0
Purchase agreements	73,500	(38,741)	34,759	10.0
Property management contracts	45,700	(1,904)	43,796	14.0
Technology	24,630	(24,600)	30	5.0
Other	16,854	(1,087)	15,767	8.2

Total	$290,184	$(134,589)	$155,595

        At December 31, 2006, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
Customer relationships	$129,500	$(55,307)	$74,193	10.0
Purchase agreements	73,500	(31,391)	42,109	10.0
Technology	24,630	(21,012)	3,618	5.0

Total	$227,630	$(107,710)	$119,920

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$25,917
2009	25,887
2010	25,887
2011	25,826
2012	19,892
2013 and thereafter	32,186

$155,595

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2007 (in thousands):

	Balance as of January 1, 2007	Additions	(Deductions)	Balance as of December 31, 2007
Interval	$473,879	$—	$—	$473,879
RQH	—	40,429	—	40,429

Total	$473,879	$40,429	$—	$514,308

        Additions in 2007 relate to the acquisition of RQH.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by segment, including the changes in carrying amount of goodwill, for the year ended December 31, 2006 (in thousands):

	Balance as of January 1, 2006	Additions	(Deductions)	Balance as of December 31, 2006
Interval	$467,504	$6,822	$(447)	$473,879
RQH	—	—	—	—

Total	$467,504	$6,822	$(447)	$473,879

        Additions in 2006 principally relate to the pushdown of IAC's acquisition of a minority interest in Interval.

NOTE 6—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	December 31,
	2007	2006
Computer equipment	$14,443	$11,900
Capitalized software	31,312	26,869
Buildings and leasehold improvements	19,182	8,114
Furniture and other equipment	8,096	6,638
Projects in progress	5,848	3,347

	78,881	56,868
Less: accumulated depreciation and amortization	(43,918)	(35,538)

Total property and equipment, net	$34,963	$21,330

NOTE 7—INCOME TAXES

        ILG is a member of IAC's consolidated federal and state tax returns. In all periods presented, current and deferred tax expense has been computed for ILG on a separate return basis. ILG's payments to IAC related to its share of IAC's consolidated federal and state tax return liabilities have been reflected within cash flows from operating activities in the accompanying consolidated statements of cash flows.

        U.S. and foreign earnings from continuing operations before income tax and minority interest are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
U.S.	$104,021	$82,258	$67,914
Foreign	12,079	11,653	10,533

Total	$116,100	$93,911	$78,447

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        The components of the provision for income taxes attributable to continuing operations are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Current income tax provision:
Federal	$40,619	$33,902	$30,413
State	5,945	4,744	5,456
Foreign	4,574	4,497	3,219

Current income tax provision	51,138	43,143	39,088

Deferred income tax (benefit) provision:
Federal	(6,161)	(6,268)	(8,355)
State	412	(14)	(1,400)
Foreign	(357)	(993)	(129)

Deferred income tax (benefit)	(6,106)	(7,275)	(9,884)

Income tax provision	$45,032	$35,868	$29,204

        Current income taxes payable has been reduced by $0.3 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, for tax deductions attributable to stock-based compensation. There was no significant reduction for the year ended December 31, 2005. The related income tax benefits of this stock-based compensation were recorded as amounts charged or credited to invested capital or a reduction in goodwill.

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below (in thousands). The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2007	2006
Deferred tax assets:
Deferred revenue	$50,243	$46,838
Provision for accrued expenses	4,015	2,556
Net operating loss carryforwards	837	936
Other	3,565	2,522

Total deferred tax assets	58,660	52,852
Less valuation allowance	(679)	(714)

Net deferred tax assets	57,981	52,138

Deferred tax liabilities:
Intangible and other assets	(110,831)	(111,258)
Deferred membership costs	(12,612)	(11,106)
Property and equipment	(737)	(2,299)
Other	(276)	(56)

Total deferred tax liabilities	(124,456)	(124,719)

Net deferred tax liability	$(66,475)	$(72,581)

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

        At December 31, 2007, ILG had foreign net operating losses ("NOLs") of approximately $2.6 million available to offset future income. Of these foreign losses, approximately $2.0 million can be carried forward indefinitely, and approximately $0.6 million will expire within ten years. During 2007, ILG did not recognize any significant tax benefits related to NOLs.

        During 2007, ILG's valuation allowance did not significantly change. At December 31, 2007, ILG had a valuation allowance of approximately $0.7 million related to the portion of tax operating loss carryforwards for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of total income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is shown as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Income tax provision at the federal statutory rate of 35%	$40,635	$32,869	$27,456
State income taxes, net of effect of federal tax benefit	4,132	3,075	2,637
Foreign income taxed at a different statutory tax rate	(520)	(789)	(979)
Other, net	785	713	90

Income tax provision	$45,032	$35,868	$29,204

        In accordance with APB No. 23, no federal and state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $12.8 million at December 31, 2007. If, in the future, these earnings are repatriated to the U.S., or if ILG determines such earnings will be repatriated to the U.S. in the foreseeable future, additional tax provisions would be required. Due to complexities in the tax laws and the assumptions that would have to be made, it is not practicable to estimate the amounts of income taxes that would have to be provided.

        ILG adopted the provisions of FIN 48 effective January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effect of the adoption resulted in an increase of $0.2 million to retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows (in thousands):

Balance at January 1, 2007	$2,872
Additions based on tax positions related to the current year	2,068
Additions for tax positions of prior years	756
Reductions for tax positions of prior years	—
Settlements	—

Balance at December 31, 2007	$5,696

        As of January 1, 2007 and December 31, 2007, the unrecognized tax benefits, including interest, were $4.0 million and $7.3 million, respectively. Included in unrecognized tax benefits at December 31, 2007 is approximately $4.9 million for tax positions included in IAC's consolidated tax return filings.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—INCOME TAXES (Continued)

Included within "Receivables from IAC and subsidiaries" in the accompanying consolidated balance sheet at December 31, 2007 is approximately $6.3 million of unrecognized tax benefits and related interest that will remain a liability of IAC after the spin-off. Also included in unrecognized tax benefits at December 31, 2007 is approximately $2.0 million for tax positions which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

        ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. Included in income tax expense from continuing operations for the year ended December 31, 2007 is $0.4 million, net of related deferred taxes of $0.2 million, for interest on unrecognized tax benefits. At January 1, 2007 and December 31, 2007, ILG has accrued $1.0 million and $1.6 million, respectively, for the payment of interest. There are no material accruals for penalties.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known.

        The IRS is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of Interval from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2008. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are Florida, New York state and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by late 2008.

        ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $2.9 million within twelve months of the current reporting date due primarily to the reversal of deductible temporary differences which will result in a corresponding increase in net deferred tax liabilities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

NOTE 8—SEGMENT INFORMATION

        The overall concept that ILG employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. ILG has two operating segments, Interval, its vacation ownership membership services business, and RQH, its vacation rental and property management business.

        ILG's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions and (4) one-time items. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, taking into account depreciation, which it believes is an ongoing cost of doing business,

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation, and acquisition-related accounting.

        The following table reconciles Operating Income Before Amortization to operating income and net income in 2007, 2006 and 2005:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization	$137,074	$114,634	$99,303
Non-cash compensation expense	(3,629)	(3,286)	(1,259)
Amortization of intangibles	(26,879)	(25,220)	(25,220)

Operating income	106,566	86,128	72,824
Interest income	10,345	8,914	6,518
Interest expense	(205)	(357)	(623)
Other expense	(606)	(774)	(272)
Income tax provision	(45,032)	(35,868)	(29,204)
Minority interest in income of consolidated subsidiaries	(12)	—	—

Net income	$71,056	$58,043	$49,243

        The following tables reconcile Operating Income Before Amortization to operating income for ILG's operating segments and to net income in total (in thousands):

	Year Ended December 31, 2007
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income
Interval	$129,936	$(3,513)	$(23,994)	$102,429
RQH	7,138	(116)	(2,885)	4,137

Total	$137,074	$(3,629)	$(26,879)	$106,566

Other income, net				9,534

Earnings before income taxes and minority interest				116,100
Income tax provision				(45,032)
Minority interest in income of consolidated subsidiaries				(12)

Net income				$71,056

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

        Prior to the acquisition of RQH in 2007, there was only one reporting segment.

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
Interval	$318,370	$288,646	$260,843
RQH	42,037	—	—

Total	$360,407	$288,646	$260,843

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income:
Interval	$102,429	$86,128	$72,824
RQH	4,137	—	—

Total	$106,566	$86,128	$72,824

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Operating Income Before Amortization:
Interval	$129,936	$114,634	$99,303
RQH	7,138	—	—

Total	$137,074	$114,634	$99,303

	December 31,
	2007	2006
	(In thousands)
Assets:
Interval	$802,846	$767,677
RQH	119,771	—

Total	$922,617	$767,677

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Depreciation and amortization of intangibles:
Interval	$31,846	$33,052	$32,588
RQH	3,448	—	—

Total	$35,294	$33,052	$32,588

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—SEGMENT INFORMATION (Continued)

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Capital expenditures:
Interval	$9,892	$6,682	$8,966
RQH	427	—	—

Total	$10,319	$6,682	$8,966

        ILG maintains operations in the United States, the United Kingdom and other international territories. Geographic information about the United States and international territories is presented below:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Revenue:
United States	$302,135	$237,818	$213,319
All other countries	58,272	50,828	47,524

Total	$360,407	$288,646	$260,843

	December 31,
	2007	2006
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$33,688	$20,161
All other countries	1,275	1,169

Total	$34,963	$21,330

NOTE 9—COMMITMENTS

        ILG leases office space, computers and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses.

        Future minimum payments under operating lease agreements are as follows (in thousands):

Years Ending December 31,
2008	$9,333
2009	8,152
2010	6,440
2011	6,257
2012	6,172
Thereafter	38,589

Total	$74,943

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS (Continued)

        Expenses charged to operations under these agreements were $9.9 million, $9.4 million and $8.7 million for the years ended December 31, 2007, 2006 and 2005, respectively.

        ILG also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended or under guarantees of debt, as follows (in thousands):

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Guarantees, surety bonds, and letters of credit	$32,612	$25,040	$3,722	$1,806	$2,044
Purchase obligations	10,587	4,177	3,150	2,173	1,087

Total commercial commitments	$43,199	$29,217	$6,872	$3,979	$3,131

        The total commercial commitments above primarily consist of guarantees, which support ILG's business in the United Kingdom. The purchase obligations primarily relate to future space purchases.

NOTE 10—CONTINGENCIES

        In the ordinary course of business, ILG is a party to various lawsuits. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 7 for discussion related to income tax contingencies.

NOTE 11—FINANCIAL INSTRUMENTS

        The additional disclosure below of the estimated fair value of financial instruments has been determined by ILG using available market information and appropriate valuation methodologies when available. ILG's financial instruments include guarantees, letters of credit and surety bonds. These commitments are in place to facilitate the commercial operations of certain Company subsidiaries.

	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Cash and cash equivalents	$67,113	$67,113	$37,557	$37,557
Restricted cash and cash equivalents	5,817	5,817	293	293
Accounts receivable, net	15,750	15,750	9,301	9,301
Guarantees, surety bonds and letters of credit	N/A	(32,612)	N/A	(19,612)

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11—FINANCIAL INSTRUMENTS (Continued)

        The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reflected in the accompanying consolidated balance sheets approximate fair value as they are redeemable at par upon notice or maintained with various high-quality financial institutions and have maturities of less than 91 days. Accounts receivable, net, are short-term in nature and are generally settled shortly after the sale.

NOTE 12—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Cash Flow Information:

	Years Ended December 31,
	2007	2006	2005
	(In thousands)
Cash paid during the period for:
Interest	$55	$51	$—
Income tax payments, including amounts paid to IAC for ILG's share of IAC's consolidated tax liability	48,593	41,663	38,254
Income tax refunds	(729)	(32)	(233)

NOTE 13—RELATED PARTY TRANSACTIONS

        ILG has an agreement with Arise Virtual Solutions relating to outsourced call center services provided by ILG to its members. During 2007 and 2006, total payments of approximately $3.2 million and $1.1 million, respectively, were made to Arise. Amounts payable related to these services were $0.1 million at both December 31, 2007 and 2006 and are included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheets. Arise is considered a related party because one of IAC's board members is a partner of Accretive LLC, which owns Arise Virtual Solutions.

        ILG's expenses include allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were $1.0 million, $0.7 million and $0.7 million in 2007, 2006 and 2005, respectively, and are included in "General and administrative expense" in the accompanying consolidated statements of operations. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $7.7 million, $7.0 million and $4.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. This intercompany interest relates to the receivables from IAC.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

        An analysis of ILG's receivables from IAC and subsidiaries is as follows (in thousands):

	2007	2006
Receivables from IAC and subsidiaries, beginning of year	$355,057	$259,122
Cash transfers to IAC related to its centrally managed U.S. treasury function	95,234	108,202
Interest income	7,718	7,003
Employee equity instruments and associated tax withholdings	1,074	1,049
Taxes (excludes withholdings associated with employee equity instruments)	506	(4,178)
Allocation of non-cash compensation expense	(3,566)	(3,286)
Administrative expenses and other	(19,548)	(12,855)

Receivables from IAC and subsidiaries, end of year	$436,475	$355,057

Relationship Between IAC and ILG after the Spin-Off

        For purposes of governing certain of the ongoing relationships between ILG and IAC at and after the spin-off, and to provide for an orderly transition, ILG and IAC are expected to enter into a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement (the "Spin-Off Agreements"), among other agreements.

Separation Agreement

        The separation agreement is expected to provide generally that (i) immediately prior to the spin-off, IAC will contribute or otherwise transfer to ILG all of the subsidiaries and assets comprising the ILG Businesses, (ii) ILG will assume all of the liabilities related to the ILG Businesses, (iii) each party will indemnify the other and its respective affiliates, current and former directors, officers and employees for any losses arising out of any breach of any of the Spin-Off Agreements and (iv) ILG will indemnify IAC for its failure to assume and perform any assumed liabilities and any liabilities relating to ILG financial and business information included in the SEC documentation filed with respect to the spin-off as well as such other terms as to which IAC and ILG mutually agree.

Tax Sharing Agreement

        The tax sharing agreement will govern the respective rights, responsibilities and obligations of IAC and ILG after the spin-off with respect to taxes for the periods ending on or before the spin-off. Generally, IAC will pay taxes with respect to ILG income included on its consolidated, unitary or combined federal or state tax returns including audit adjustments with respect thereto. Other pre-distribution taxes that are attributable to the ILG Businesses, including taxes reported on separately filed and all foreign returns and audit adjustments with respect thereto, will be borne solely by ILG.

        The tax sharing agreement is expected to contain certain customary restrictive covenants that generally prohibit ILG (absent a supplemental IRS ruling or an unqualified opinion of counsel to the contrary, in each case, in a form and substance satisfactory acceptable to IAC in its sole discretion) from taking actions that could jeopardize the tax free nature of the spin-off. ILG is expected to agree to indemnify IAC for any taxes and related losses resulting from its non-compliance with these

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

restrictive covenants, as well as for the breach of certain representations in the Spin-Off Agreements and other documentation relating to the tax-free nature of the spin-off.

Employee Matters Agreement

        The employee matters agreement will generally provide that ILG will be responsible for, among other obligations, all employment and benefit-related obligations and liabilities related to those persons employed by the ILG Businesses immediately prior to the spin-off (and their dependents and beneficiaries) and former employees who most recently worked for the ILG Businesses. This agreement is also expected to provide that assets and liabilities from the IAC Retirement Savings Plan of ILG employees will be transferred to a newly established ILG Retirement Savings Plan as soon as practicable following the spin-off.

Transition Services Agreement

        Under the transition services agreement, beginning on the date of the completion of the spin-off, IAC will provide to ILG on an interim, transitional basis, various services, which are expected to relate primarily to public company and operational matters, and such other services as to which IAC and ILG mutually agree. The agreed upon charges for these services will generally allow IAC to recover fully the allocated costs of providing the services, plus all out-of-pocket costs and expenses. ILG may terminate the agreement with respect to one or more particular services upon prior written notice.

Commercial Agreements

        IAC and ILG currently, and for the foreseeable future expect to provide certain services to each other pursuant to certain commercial relationships. In connection with the spin-off, IAC and ILG will enter into a number of commercial agreements between subsidiaries of IAC, on the one hand, and subsidiaries of ILG, on the other hand, many of which will memorialize (in most material respects) pre-existing arrangements in effect prior to the spin-off and all of which are intended to reflect arm's length terms. In addition, IAC and ILG believe that such agreements, whether taken individually or in the aggregate, do not constitute a material contract to either IAC or ILG.

        Aggregate revenue earned with respect to these commercial agreements, with IAC subsidiaries, by the ILG Businesses was not material in 2007, 2006 and 2005. The ILG Businesses incurred approximately $2.1 million, $1.7 million and $1.5 million in 2007, 2006 and 2005, respectively, in expenses related to these commercial agreements with IAC subsidiaries.

NOTE 14—BENEFIT PLANS

        During the three years ended December 31, 2007, ILG participated in a retirement savings plan sponsored by IAC that qualified under Section 401(k) of the Code. Subsequent to the spin-off, the net assets available for benefits of the employees of ILG are expected to be transferred from the IAC plan to a newly created ILG plan. Under the IAC plan, participating employees may contribute up to 16% of their pretax earnings, but not more than statutory limits. ILG's match under the IAC plan is fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the plan were approximately $1.1 million, $1.0 million and $1.0 million in 2007, 2006, and 2005, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—BENEFIT PLANS (Continued)

under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

        During the three years ended December 31, 2007, ILG also had or participated in various benefit plans, principally defined contribution plans, for its non-U.S. employees. ILG's contributions for these plans were approximately $0.3 million, $0.3 million and $0.3 million in 2007, 2006 and 2005, respectively.

NOTE 15—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31,	Quarter Ended June 30,(a)	Quarter Ended September 30,(a)	Quarter Ended December 31,(a)
	(In thousands)
Year Ended December 31, 2007
Revenue	$86,433	$85,885	$96,019	$92,070
Gross profit	67,489	63,377	65,753	62,989
Operating income	31,829	26,434	25,054	23,249
Net income	21,149	17,419	16,546	15,942
Year Ended December 31, 2006
Revenue	$78,676	$71,377	$70,359	$68,234
Gross profit	61,219	54,281	54,010	52,843
Operating income	26,179	19,173	19,913	20,863
Net income	17,241	13,256	13,293	14,253

(a)
The second, third and fourth quarters of 2007 include the results of RQH, which was acquired by ILG on May 31, 2007.

 Schedule II

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings	Charges to Other Accounts	Deductions		Balance at End of Period
	(In thousands)
2007
Allowance for doubtful accounts	$255	$(95)	$200	$(8	)(1)	$352
Deferred tax valuation allowance	714	45	(80)	—		679
2006
Allowance for doubtful accounts	$619	$(182)	$(182)	$—		$255
Deferred tax valuation allowance	861	(147)	—	—		714
2005
Allowance for doubtful accounts	$1,129	$(298)	$—	$(212	)(1)	$619
Deferred tax valuation allowance	687	177	(3)	—		861

(1)
Write-off of uncollectible accounts receivable.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenue	$100,755	$96,019	$319,876	$268,337
Cost of sales	32,201	30,266	102,522	71,718

Gross profit	68,554	65,753	217,354	196,619
Selling and marketing expense	12,303	11,580	38,078	34,655
General and administrative expense	23,509	19,021	63,643	52,086
Amortization expense of intangibles	6,476	7,851	19,430	20,461
Depreciation expense	2,429	2,247	7,056	6,100

Operating income	23,837	25,054	89,147	83,317
Other income (expense):
Interest income	3,658	2,416	10,793	7,694
Interest expense	(5,374)	(49)	(5,487)	(165)
Other income (expense)	1,375	233	835	(616)

Total other income, net	(341)	2,600	6,141	6,913

Earnings before income taxes and minority interest	23,496	27,654	95,288	90,230
Income tax provision	(10,975)	(11,103)	(38,460)	(35,108)
Minority interest in income of consolidated subsidiaries	(3)	(5)	(10)	(8)

Net income	$12,518	$16,546	$56,818	$55,114

Earnings per share:
Basic	$0.22	$0.29	$1.01	$0.98
Diluted	$0.22	$0.29	$1.01	$0.98
Weighted average number of common shares outstanding:
Basic	56,190	56,179	56,183	56,179
Diluted	56,551	56,179	56,303	56,179

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and cash equivalents	$129,921	$67,113
Restricted cash and cash equivalents	7,372	5,817
Accounts receivable, net of allowance of $221 and $352, respectively	18,930	15,750
Deferred income taxes	20,717	28,109
Deferred membership costs	14,428	13,688
Prepaid expenses and other current assets	19,671	17,086

Total current assets	211,039	147,563
Property and equipment, net	37,454	34,963
Goodwill	514,121	514,308
Intangible assets, net	171,489	188,895
Deferred income taxes	7,448	12,549
Deferred membership costs	22,367	21,217
Other non-current assets	17,611	3,122

TOTAL ASSETS	$981,529	$922,617

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$12,047	$10,981
Deferred revenue	102,319	97,898
Income taxes payable	6,906	2,489
Accrued compensation and benefits	13,864	11,635
Member deposits	10,323	11,167
Accrued expenses and other current liabilities	35,579	26,105
Current portion of long-term debt	11,250	—

Total current liabilities	192,288	160,275
Long-term debt, net of current portion	415,481	—
Other long-term liabilities	1,439	2,286
Deferred revenue	141,258	139,044
Deferred income taxes	85,408	107,133
Minority interest	523	512
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; authorized 25,000,000 shares, none issued and outstanding	—	—
Common stock $.01 par value; authorized 300,000,000 shares, 56,206,068 issued and outstanding shares	562	—
Additional paid-in capital	144,669	—
Invested capital	—	726,919
Receivables from IAC and subsidiaries	—	(436,475)
Retained earnings	3,128	222,484
Accumulated other comprehensive income	(3,227)	439

Total shareholders' equity	145,132	513,367

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$981,529	$922,617

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(Unaudited)

		Common Stock				Receivables from IAC and Subsidiaries		Accumulated Other Comprehensive Income
				Additional Paid-in Capital	Invested Capital		Retained Earnings
	Total	Amount	Shares
	(In thousands, except share data)
Balance as of December 31, 2007	$513,367	$—	—	$—	$726,919	$(436,475)	$222,484	$439
Comprehensive income:
Net income prior to spin-off	53,690	—	—	—	—	—	53,690	—
Net income after spin-off	3,128	—	—	—	—	—	3,128	—
Foreign currency translation	(3,666)	—	—	—	—	—	—	(3,666)

Comprehensive income	53,152
Non-cash compensation expense	882	—	—	882	—	—	—	—
Deferred restricted stock units	(2,015)	—	—	(2,015)	—	—	—	—
Net change in receivables from IAC and subsidiaries	(59,544)	—	—	—	—	(59,544)
Net transfers to IAC	5,195	—	—	—	5,195	—	—	—
Dividends to IAC in connection with the spin-off	(365,931)	—	—	—	(365,931)	—	—	—
Extinguishment of receivable from IAC in connection with spin-off	496,019	—	—	—	—	496,019	—	—
Capitalization as a result of the spin-off from IAC	—	—	—	642,357	(366,183)	—	(276,174)	—
Issuance of common stock at spin-off	(496,019)	562	56,178,935	(496,581)	—	—	—	—
Issuance of common stock upon exercise of stock options	26	—	3,000	26	—	—	—	—
Issuance of common stock in escrow for IAC warrants	—	—	24,133	—	—	—	—	—

Balance as of September 30, 2008	$145,132	$562	56,206,068	$144,669	$—	$—	$3,128	$(3,227)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$56,818	$55,114
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	19,430	20,461
Amortization of debt issuance costs	247	—
Depreciation expense	7,056	6,100
Accretion of original issue discount	231	—
Non-cash compensation expense	6,927	2,242
Deferred income taxes	504	(4,635)
Minority interest in income of consolidated subsidiaries	10	8
Changes in assets and liabilities:
Accounts receivable	(3,173)	(1,840)
Prepaid expenses and other current assets	669	1,192
Accounts payable and other current liabilities	12,657	2,422
Income taxes payable	(5,723)	1,296
Deferred revenue	5,958	15,009
Other, net	(3,936)	(308)

Net cash provided by operating activities	97,675	97,061

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,000)	(109,411)
Transfers (to) from IAC	(68,635)	42,251
Changes in restricted cash	(3,717)	—
Capital expenditures	(9,596)	(6,878)
Other net cash provided by investing activities	—	(96)

Net cash used in investing activities	(82,948)	(74,134)

Cash flows from financing activities:
Proceeds from issuance of term loan facility	150,000	—
Payments of debt issue costs	(10,569)	—
Dividend payment to IAC in connection with spin-off	(89,431)	—
Proceeds from the exercise of stock options	26	—
Excess tax benefits from stock-based awards	—	258

Net cash provided by (used in) financing activities	50,026	258

Effect of exchange rate changes on cash and cash equivalents	(1,945)	1,643

Net increase in cash and cash equivalents	62,808	24,828
Cash and cash equivalents at beginning of period	67,113	37,557

Cash and cash equivalents at end of period	$129,921	$62,385

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 9.5% Interval senior notes, net of discount of $23.5 million	$276,500	$—
Non-cash dividend to IAC	$(276,500)	$—
Extinguishment of receivable from IAC in connection with spin-off	$496,019	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Spin-Off

        On November 5, 2007, IAC/InterActiveCorp ("IAC") announced that its Board of Directors approved a plan to separate IAC into five publicly traded companies, identifying the businesses now held by Interval Leisure Group, Inc. ("ILG") as one of those five companies. In these consolidated financial statements, we refer to the separation transaction as the "spin-off." In connection with the spin-off, ILG was incorporated as a Delaware corporation in May 2008. Prior to the spin-off, ILG did not have any material assets or liabilities, nor did it engage in any business or other activities and, other than in connection with the spin-off, did not acquire or incur any material assets or liabilities.

        Upon completion of the spin-off, ILG consists of two operating segments, Interval and RQH. Interval consists of Interval International, Inc. and certain of its subsidiaries. RQH consists of ResortQuest Hawaii and ResortQuest Real Estate of Hawaii, which were acquired on May 31, 2007. These businesses formerly comprised IAC's Interval segment. The businesses operated by ILG following the spin-off are referred to herein as the "ILG Businesses."

        After the close of The NASDAQ Stock Market, Inc ("NASDAQ") on August 20, 2008, IAC completed the spin-off of ILG, following the transfer of all of the outstanding stock of Interval Acquisition Corp., which directly and through subsidiaries holds the ownership interest in those entities and net assets that conduct the ILG Businesses, to ILG. In connection with the spin-off, we completed the following transactions: (1) extinguished the receivable from IAC, which totaled $496.0 million, by recording a non-cash distribution to IAC, (2) recapitalized the invested capital balance with the issuance of 56.2 million shares of ILG common stock whereby each holder of one share of IAC common stock received 1/5 of an ILG share (see Note 6), (3) entered into an indenture pursuant to which we issued to IAC $300.0 million of senior unsecured notes (see Note 5), (4) entered into a senior secured credit facility with a maturity of five years, which consists of a $150.0 million term loan and a $50.0 million revolving credit facility (see Note 5) and (5) transferred to IAC all domestic cash, excluding restricted cash, in excess of $50 million, distributing to IAC $89.4 million of cash from the proceeds of the term loan. Additionally, in connection with the spin-off, on August 20, 2008, IAC and ILG entered into various spin-off agreements (see Note 13). After the spin off, our shares began trading on the NASDAQ under the symbol "IILG."

Basis of Presentation

        The historical consolidated financial statements of ILG and its subsidiaries reflect the contribution or other transfer to ILG of all of the subsidiaries and assets and the assumption by ILG of all of the liabilities relating to the ILG Businesses in connection with the spin-off, and the allocation to ILG of certain IAC corporate expenses relating to the ILG Businesses prior to the spin-off. Accordingly, the historical consolidated financial statements of ILG reflect the historical financial position, results of operations and cash flows of the ILG Businesses since their respective dates of acquisition by IAC, based on the historical consolidated financial statements and accounting records of IAC and using the historical results of operations and historical basis of the assets and liabilities of the ILG Businesses with the exception of accounting for income taxes. For purposes of these financial statements, income taxes have been computed for ILG on an as if stand-alone, separate tax return basis. Intercompany transactions and accounts have been eliminated.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        In the opinion of ILG's management, the assumptions underlying the historical consolidated financial statements of ILG are reasonable. However, this financial information, prior to the spin-off, does not reflect what the historical financial position, results of operations and cash flows of ILG would have been had ILG been a stand-alone company during the periods presented prior to the spin-off.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of ILG's management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not indicative of the results that may be expected for a full year. The accompanying unaudited consolidated financial statements should be read in conjunction with ILG's audited consolidated financial statements and notes thereto for the year ended December 31, 2007.

Company Overview

        ILG is a leading global provider of membership and leisure services to the vacation industry. We operate in two business segments: Interval and RQH. Our principal business, Interval, makes available vacation ownership membership services to the individual members of its exchange networks, as well as related services to resort developers participating in its programs worldwide. RQH was acquired in May 2007 and provides vacation rental and property management services to both vacationers and vacation property/hotel owners across Hawaii.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

        ILG's management is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with U.S. GAAP. These estimates and assumptions impact the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. They also impact the reported amount of net earnings during any period. Actual results could differ from those estimates.

        Significant estimates underlying the accompanying consolidated financial statements include: the recovery of goodwill and intangible assets; the determination of deferred income taxes, including related valuation allowances; the determination of deferred revenue and membership costs; and assumptions related to the determination of stock-based compensation.

Earnings per Share

        Earnings per share available to common stockholders is computed by dividing the earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are common stock equivalents that are freely exercisable into common stock at less than market prices or otherwise dilute earnings if converted. The net effect of common stock equivalents is based on the incremental

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

common stock that would be issued upon the assumed exercise of common stock options and the vesting of restricted stock units using the treasury stock method. Common stock equivalents are not included in diluted earnings per share when inclusion would increase the earnings per share. The computations of diluted earnings per share available to common stockholders for the three and nine months ended September 30, 2008 do not include approximately 3.2 million stock options and restricted stock units ("RSUs"), as the effect of their inclusion would have been anti-dilutive to earnings per share.

        The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(In thousands)
Basic weighted average shares outstanding	56,190	56,179	56,183	56,179
Net effect of common stock equivalents assumed to be exercised related to RSUs	265	—	88	—
Net effect of common stock equivalents assumed to be exercised related to stock options held by non-employees	96	—	32	—

Diluted weighted average shares outstanding	56,551	56,179	56,303	56,179

        For the three and nine months ended September 30, 2008, basic weighted average shares outstanding were computed using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period prior to the spin-off plus the weighted average of such shares outstanding following the spin-off date through September 30, 2008. For the three and nine months ended September 30, 2007, basic and diluted weighted average shares outstanding were computed using the number of shares of common stock outstanding immediately following the spin-off, as if such shares were outstanding for the entire period.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51." SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. SFAS No. 160 will be applied prospectively, except as it relates to disclosures, for which the effects will be applied retrospectively for all periods presented. Early adoption is not permitted. ILG is currently assessing the impact of SFAS No. 160 on its consolidated financial position, results of operations and cash flows.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS No. 141R"), which replaces FASB Statement No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141R applies prospectively to business combinations in fiscal years beginning after December 15, 2008. Early adoption is not permitted. SFAS No. 141R will impact our accounting for business combinations completed on or after January 1, 2009.

NOTE 3—GOODWILL AND INTANGIBLE ASSETS

        The balance of goodwill and intangible assets, net is as follows (in thousands):

	September 30, 2008	December 31, 2007
Goodwill	$514,121	$514,308
Intangible assets with indefinite lives	35,300	33,300
Intangible assets with definite lives, net	136,189	155,595

Total goodwill and intangible assets, net	$685,610	$703,203

        Intangible assets with indefinite lives relate principally to trade names and trademarks. At September 30, 2008, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Customer relationships	$129,500	$(77,969)	$51,531	10.0
Purchase agreements	73,500	(44,253)	29,247	10.0
Property management contracts	45,700	(4,352)	41,348	14.0
Technology	24,630	(24,604)	26	5.0
Other	16,878	(2,841)	14,037	8.2

Total	$290,208	$(154,019)	$136,189

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 3—GOODWILL AND INTANGIBLE ASSETS (Continued)

        At December 31, 2007, intangible assets with definite lives relate to the following (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Amortization Life (Years)
Customer relationships	$129,500	$(68,257)	$61,243	10.0
Purchase agreements	73,500	(38,741)	34,759	10.0
Property management contracts	45,700	(1,904)	43,796	14.0
Technology	24,630	(24,600)	30	5.0
Other	16,854	(1,087)	15,767	8.2

Total	$290,184	$(134,589)	$155,595

        Amortization of intangible assets with definite lives is computed on a straight-line basis and, based on December 31, 2007 balances, such amortization for the next five years and thereafter is estimated to be as follows (in thousands):

Years Ending December 31,
2008	$25,917
2009	25,887
2010	25,887
2011	25,826
2012	19,892
2013 and thereafter	32,186

$155,595

        The following table presents the balance of goodwill by segment, including changes in the carrying amount of goodwill, for the nine months ended September 30, 2008 (in thousands):

	Balance as of January 1, 2008	Additions	(Deductions)	Balance as of September 30, 2008
Interval	$473,879	$798	$—	$474,677
RQH	40,429	14	(999)	39,444

Total	$514,308	$812	$(999)	$514,121

        The change in Interval's goodwill relates to an adjustment to a tax reserve pertaining to the period prior to our acquisition by IAC. The change in RQH's goodwill principally relates to a settlement received related to a lawsuit that was filed by RQH prior to its acquisition by ILG.

        Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is subject to an annual assessment for impairment, or more frequently if events or changes in circumstances indicate that impairment may occur, by applying a fair value-based test. The impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the carrying or book value. On each of October 1, 2008 and 2007, we performed the required annual impairment test and determined there was no impairment with respect to the Interval or RQH reporting units, each of which are also reportable segments.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 4—PROPERTY AND EQUIPMENT

        The balance of property and equipment, net is as follows (in thousands):

	September 30, 2008	December 31, 2007
Computer equipment	$13,462	$14,443
Capitalized software	36,041	31,312
Buildings and leasehold improvements	19,550	19,182
Furniture and other equipment	9,909	8,096
Projects in progress	6,214	5,848

	85,176	78,881
Less: accumulated depreciation and amortization	(47,722)	(43,918)

Total property and equipment, net	$37,454	$34,963

NOTE 5—LONG-TERM DEBT

        The balance of long-term debt is as follows (in thousands):

September 30, 2008
9.5% Interval Senior Notes, net of unamortized discount of $23,269	$276,731
Term loan	150,000
Revolving credit facility	—

426,731
Less: Current maturities	(11,250)

Total long-term debt, net of current maturities	$415,481

9.5% Interval Senior Notes

        In connection with the spin-off of ILG, on July 17, 2008, Interval Acquisition Corp., a subsidiary of ILG, ("Issuer") agreed to issue $300.0 million of aggregate principal amount of 9.5% Senior Notes due 2016 ("Interval Senior Notes") to IAC, and IAC agreed to exchange such Interval Senior Notes for certain of IAC's 7% senior unsecured notes due 2013 pursuant to a notes exchange and consent agreement. The issuance occurred on August 19, 2008 with original issue discount of $23.5 million, based on the difference between the interest rate on the notes and the effective interest rate that would have been payable on the notes if issued in a market transaction based on market conditions existing on July 17, 2008, the date of pricing, estimated to be 11%. The exchange occurred on August 20, 2008. Interest on the Interval Senior Notes is payable semi-annually in cash in arrears on September 1 and March 1 of each year, commencing March 1, 2009. The Interval Senior Notes are guaranteed by all entities that are domestic subsidiaries of Interval Acquisition Corp and by ILG. The Interval Senior Notes are redeemable by the issuer in whole or in part, on or after September 1, 2012 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest. In addition, in the event of a change of control (as defined in the indenture), the Issuer is obligated to make an offer to all holders to purchase the Interval Senior Notes at a price equal to 101% of the face amount. The change

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 5—LONG-TERM DEBT (Continued)

of control put option is a derivative under FAS 133, "Accounting for Derivative Instruments and Hedging Activities," that is required to be bifurcated from the host instrument, however, the value of the derivative is not material to our current financial position and results of operations. Subject to specified exceptions, the Issuer is required to make an offer to purchase Interval Senior Notes at a price equal to 100% of the face amount, in the event the Issuer or its restricted subsidiaries complete one or more asset sales and more than $25.0 million of the aggregate net proceeds are not invested (or committed to be invested) in the business or used to repay senior debt within one year after receipt of such proceeds. The original issue discount is being amortized to "Interest expense" using the effective interest method through maturity.

        On August 20, 2008, the Issuer and the guarantors entered into a Registration Rights Agreement with the holders of the Interval Senior Notes that requires that within 45 days of the exchange ILG file a registration statement to either exchange the Interval Senior Notes for registered Interval Senior Notes or to register the resale of the Interval Senior Notes. The agreement stipulates that the Issuer and the guarantors shall use their reasonable best efforts to have such registration statement declared effective by the Securities and Exchange Commission by the 90th day following the filing date. If the registration statement does not become effective on or prior to February 16, 2009 or if the Issuer uses a shelf registration statement and such registration statement ceases to be effective or the prospectus contained therein ceases to be usable for a period of more than 60 days, then the interest rate of the Interval Senior Notes shall be increased by 0.25% per annum for the first 90 day period and by an additional 0.25% per annum for each subsequent 90-day period up to a maximum of 1.0% per annum until the registration statement is declared effective and/or the prospectus is again usable. The contingent payment feature constitutes an obligation under the Registration Rights Agreement. In accordance with FABS Staff Position Emerging Issues Task Force 00-19-2 ("FSP EITF 00-19-2"), "Accounting for Registration Payment Arrangements," the contingent payment feature should be separately recognized and measured in accordance with SFAS No. 5, "Accounting for Contingencies." We filed a Form S-4 registration statement to exchange the Interval Senior Notes for registered Interval Senior Notes with the SEC on October 3, 2008. The registered Interval Senior Notes will have the same terms as the Interval Senior Notes. We expect that the registration statement will become effective within 90 days of the filing date. Therefore, as of September 30, 2008, there was no amount accrued for our obligation under the registration payment arrangement.

Senior Secured Credit Facility

        In connection with the spin-off of ILG, on July 25, 2008, Interval Acquisition Corp entered into a senior secured credit facility with a maturity of five years, which consists of a $150.0 million term loan and a $50.0 million revolving credit facility.

        The principal amount of the term loan is payable quarterly over a five-year term (approximately $3.8 million quarterly through December 31, 2010, $5.6 million quarterly through December 31, 2012, and approximately $25.0 million quarterly through July 25, 2013). Any principal amounts outstanding under the revolving credit facility are due at maturity. The interest rates per annum applicable to loans under the senior secured credit facility are, at Interval Acquisition Corp.'s option, equal to either a base rate or a LIBOR rate plus an applicable margin, which varies with the total leverage ratio of Interval Acquisition Corp. but initially is fixed at 2.75% per annum for LIBOR term loans, 2.25% per

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 5—LONG-TERM DEBT (Continued)

annum for LIBOR revolving loans, 1.75% per annum for base rate term loans and 1.25% per annum for base rate revolving loans. The revolving credit facility has a fee of 0.50% for the unused portion.

        We have negotiated a letter of credit sublimit as part of our revolving credit facility. The amount available to be borrowed under the revolving credit facility is reduced on a dollar-for-dollar basis by the cumulative amount of any outstanding letters of credit, which totaled $70,000 at September 30, 2008, leaving $49.9 million of borrowing capacity at September 30, 2008. There have been no borrowings under the revolving credit facility through September 30, 2008.

        All obligations under the senior secured credit facilities are unconditionally guaranteed by ILG and each of Interval Acquisition Corp.'s existing and future direct and indirect domestic subsidiaries, subject to certain exceptions.

Restrictions and Covenants

        The Interval Senior Notes and senior secured credit facility have various financial and operating covenants that place significant restrictions on us, including our ability to incur additional indebtedness, to incur additional liens, issue redeemable stock and preferred stock, pay dividends or distributions or redeem or repurchase capital stock, prepay, redeem or repurchase debt, make loans, investments and capital expenditures, enter into agreements that restrict distributions from our subsidiaries, sell assets and capital stock of our subsidiaries, enter into certain transactions with affiliates and consolidate or merge with or into or sell substantially all of our assets to another person. The senior secured credit facility requires us to meet certain financial covenants requiring the maintenance of a maximum consolidated leverage ratio of consolidated debt over consolidated EBITDA, as defined in the credit agreement (3.90 through December 31, 2009, 3.65 from January 1, 2010 through December 31, 2010 and 3.40 thereafter), and a minimum consolidated interest coverage ratio of consolidated EBITDA over consolidated interest expense, as defined in the credit agreement (2.75 through December 31, 2009 and 3.00 thereafter). In addition, we may be required to use a portion of our consolidated excess cash flow (as defined in the credit agreement) to prepay the senior secured credit facility based on our consolidated leverage ratio at the end of each fiscal year commencing with December 31, 2009. If our consolidated leverage ratio equals or exceeds 3.5, we must prepay 50% of consolidated excess cash flow, if our consolidated leverage ratio equals or exceeds 2.85 but is less than 3.5, we must prepay 25% of consolidated excess cash flow, and if our consolidated leverage ratio is less than 2.85, then no prepayment is required. As of September 30, 2008, ILG was in compliance with the requirements of all applicable financial and operating covenants.

Debt Issuance Costs

        The initial net cash proceeds to ILG were $139.4 million, which were net of $10.6 million of billed expenses. In connection with the spin-off, ILG retained $50.0 million and distributed the remainder of the net proceeds, $89.4 million, to IAC. Additional costs of $2.7 million in connection with the issuance have been incurred, $0.4 million of which has been paid by us and $2.3 million of which has been paid by IAC and settled as part of the finalized intercompany receivable balance with IAC, with no cash outlay by ILG. At September 30, 2008, total debt issue costs were $13.1 million, net of $0.2 million of accumulated amortization, of which $11.0 million was included in "Other non-current assets" and

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 5—LONG-TERM DEBT (Continued)

$2.1 million in "Prepaid expenses and other current assets." Debt issuance costs are amortized to "Interest expense" through maturity of the related debt using the effective interest method.

NOTE 6—SHAREHOLDERS' EQUITY

        In order to effect the spin-off, 56,178,935 shares of ILG common stock were issued whereby each holder of one share of IAC common stock received 1/5 of an ILG share. ILG has 300 million authorized shares of common stock, par value of $.01 per share. At September 30, 2008, 56.2 million shares of ILG common stock were outstanding.

        ILG has 25 million authorized shares of preferred stock, par value $.01 per share, none of which are issued or outstanding as of September 30, 2008. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences, and dividends.

        At September 30, 2008, we have 192,049 deferred RSUs, which represent RSUs accelerated to vest prior to the spin-off, but for which the issuance of common shares is being deferred until January 2, 2009. These deferred RSUs are included in diluted earnings per share. At September 30, 2008, a liability of $2.0 million was recorded with an offset to additional paid-in capital.

NOTE 7—BENEFIT PLANS

        Prior to the spin-off, ILG participated in a retirement saving plan sponsored by IAC that qualified under Section 401(k) of the Internal Revenue Code. Subsequent to the spin-off, ILG continues to participate in this plan. It is expected that in 2009, the net assets available for benefits of the employees of ILG will be transferred from the IAC plan to a newly created ILG plan. Under the IAC plan, participating employees may contribute up to 50.0% of their pre-tax earnings, but not more than statutory limits. ILG's match under the IAC plan is fifty cents for each dollar a participant contributes in the plan with a maximum contribution of 3% of a participant's eligible earnings, subject to IRS restrictions. Matching contributions for the plan were approximately $0.3 million and $0.9 million for the three and nine months ended September 30, 2008, respectively, and $0.3 million and $0.9 million for the three and nine months ended September 30, 2007. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Prior to the spin-off, investment options in the plan included IAC common stock, but neither participant nor matching contributions were required to be invested in IAC common stock.

        Effective August 20, 2008, a deferred compensation plan (the "Director Plan") was established to provide non-employee directors of ILG an option to defer director fees on a tax-deferred basis. Participants in the Director Plan are allowed to defer a portion or all of their compensation and are 100% vested in their respective deferrals and earnings. Participants may choose from receiving cash or stock at the end of the deferral period. ILG has reserved 100,000 shares of common stock for issuance pursuant to this plan. ILG does not provide matching or discretionary contributions to participants in the Director Plan.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 8—STOCK-BASED COMPENSATION

        Prior to the spin-off, equity awards to ILG employees were granted under various IAC stock and annual incentive plans. In connection with the spin-off, all of IAC's existing RSUs and stock options were modified as follows:

  •
  all RSUs awarded prior to August 8, 2005 and all RSU awarded on or after August 8, 2005, but scheduled to vest on or before February 28, 2009 were granted accelerated vesting, resulting in the recognition of $2.1 million of additional non-recurring non-cash compensation expense during the three months ended September 30, 2008 related to the acceleration of previously unrecognized expense,

  •
  certain RSUs not subject to accelerated vesting as discussed above, were converted to ILG RSUs, based on a conversion factor, following the spin-off,

  •
  certain RSUs not subject to accelerated vesting as discussed above were converted partly to RSUs in all the other companies that were spun-off, following established ratios, and partly to ILG RSUs, based on a conversion factor, following the spin-off and

  •
  each IAC option granted prior to January 1, 2008 converted in part into an option to purchase shares of ILG common stock, based on a conversion factor. No ILG employees or former employees held any options as of August 20, 2008.

        The modification of RSUs not subject to accelerated vesting resulted in an additional non-recurring non-cash compensation expense related to a step-up in basis modification of $1.3 million of which $0.1 million was recognized during the three months ended September 30, 2008 and the remaining $1.2 million will be recognized over the vesting period of the associated modified unvested RSUs.

        On August 20, 2008, ILG established the ILG 2008 Stock and Annual Incentive Plan (the "2008 Incentive Plan") which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. In connection with the spin-off, certain prior awards under IAC's plans were adjusted to convert, in whole or in part, to awards under the 2008 Incentive Plan under which RSUs and options relating to 2.9 million shares were issued. An additional 5.0 million shares may be issued under the 2008 Incentive Plan.

        RSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of ILG common stock and with the value of each award equal to the fair value of ILG common stock at the date of grant. All outstanding award agreements provide for settlement, upon vesting, in stock for U.S. employees and in cash for non-U.S. employees. Each RSU is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. ILG recognizes expense for all RSUs held by ILG's employees (including RSUs for stock of IAC or the other spun-off companies held by ILG employees) for which vesting is considered probable. For RSUs to U.S. employees, the accounting charge is measured at the grant date as the fair value of ILG common stock and expensed ratably as non-cash compensation over the vesting term. The expense associated with RSU awards (including RSUs for stock of IAC or the other spun-off companies) to non-U.S. employees is initially measured at fair value at the grant date and expensed ratably over the vesting term, recording a liability subject to mark-to-market adjustments for changes in

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 8—STOCK-BASED COMPENSATION (Continued)

the price of the respective common stock, as compensation expense within general and administrative expense.

        On August 20, 2008, in connection with the spin-off, non-employee members of the Board of Directors and certain ILG executive officers were awarded a total of 917,137 RSUs under the 2008 Incentive Plan. The aggregate estimated value of the awards is being amortized to expense on a straight-line basis over the applicable vesting period of the awards.

        Non-cash compensation expense related to RSUs for the three months ended September 30, 2008 and 2007 was $3.8 million and $0.9 million, respectively. Non-cash compensation expense related to the RSUs for the nine months ended September 30, 2008 and 2007 was $6.9 million and $2.2 million, respectively. Included in the 2008 non-cash expense is a non-recurring amount of $2.1 million related to the accelerated vesting of certain RSUs and an additional $0.1 million related to the step-up in basis, as noted above. Non-cash compensation expense for 2007 and for 2008 through the date of the spin-off, was maintained by and allocated to us from IAC. At September 30, 2008, there was approximately $22.3 million of unrecognized compensation cost, net of forfeitures, related to RSUs, which is currently expected to be recognized over a weighted average period of approximately 3.6 years.

        The following table summarizes RSU activity during the nine months ended September 30, 2008:

Shares
(In thousands)
Non-vested RSUs at January 1	—
Transfer from IAC	775
Granted	917
Vested	—
Forfeited	—

Non-vested RSUs at September 30	1,692

        In connection with the spin-off, 2.1 million stock options to purchase ILG common stock were granted to non-ILG employees for which there is no future compensation expense to be recognized. To the extent that these stock options are dilutive, we have included them in the diluted earnings per share.

        In connection with the acquisition of RQH by ILG in 2007, a member of RQH's management was granted non-voting restricted common equity in RQH. This award was granted on May 31, 2007 and was initially measured at fair value, which is being amortized over the vesting period. This award vests ratably over four and a half years, or earlier based upon the occurrence of certain prescribed events.

        These shares are subject to a put right by the holder and a call right by ILG, which are not exercisable until the first quarter of 2013 and annually thereafter. The value of these shares upon exercise of the put or call is equal to their fair market value, determined by negotiation or arbitration, reduced by the accreted value of the preferred interest that was taken by ILG upon the purchase of RQH. The initial value of the preferred interest was equal to the acquisition price of RQH. The preferred interest accretes at a 10% annual rate. Upon exercise of the put or call the consideration is payable in ILG shares or cash or a combination thereof at ILG's option. An additional put right by the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 8—STOCK-BASED COMPENSATION (Continued)

holder and call right by ILG, would require, upon exercise, the purchase of these non-voting common shares by ILG immediately prior to a registered public offering by RQH, at the public offering price.

        The unrecognized compensation cost related to this equity award is $0.3 million and $0.4 million at September 30, 2008 and December 31, 2007, respectively.

NOTE 9—SEGMENT INFORMATION

        The overall concept that ILG employs in determining its operating segments and related financial information is to present them in a manner consistent with how the chief operating decision maker views the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market. ILG has two operating segments, which are also reportable segments, Interval, its vacation ownership membership services business, and RQH, its vacation rental and property management business.

        ILG's primary metric is Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), which is defined as net income excluding, if applicable: (1) non-cash compensation expense, (2) depreciation, (3) amortization and impairment of intangibles, (4) goodwill impairments, (5) income tax provision, (6) minority interest in income of consolidated subsidiaries, (7) interest income and interest expense and (8) other non-operating income and expense. Our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies. ILG believes this measure is useful to investors because it represents the consolidated operating results from ILG's segments, excluding the effects of any non-cash expenses. We also believe this non-GAAP financial measure improves the transparency of our disclosures, provides a meaningful presentation of results from our business operations, excluding the impact of certain items not related to our core business operations and improves the period to period comparability of our results from business operations. EBITDA has certain limitations in that it does not take into account the impact to ILG's statement of operations of certain expenses, including non-cash compensation. ILG endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

        Revenue by reporting segment is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Interval	$85,543	$77,154	$271,023	$243,770
RQH	15,212	18,865	48,853	24,567

Total	$100,755	$96,019	$319,876	$268,337

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 9—SEGMENT INFORMATION

        The following tables reconcile EBITDA to operating income for ILG's operating segments and to net income in total (in thousands):

	For the Three Months Ended September 30, 2008
	EBITDA	Non-Cash Compensation Expense	Depreciation Expense	Amortization Expense of Intangibles	Operating Income (Loss)
Interval	$33,995	$(3,756)	$(2,233)	$(5,239)	$22,767
RQH	2,581	(78)	(196)	(1,237)	1,070

Total	$36,576	$(3,834)	$(2,429)	$(6,476)	23,837

Interest and other expense, net					(341)

Earnings before income taxes and minority interest					23,496
Income tax provision					(10,975)
Minority interest in income of consolidated subsidiaries					(3)

Net income					$12,518

	For the Three Months Ended September 30, 2007
	EBITDA	Non-Cash Compensation Expense	Depreciation Expense	Amortization Expense of Intangibles	Operating Income
Interval	$32,216	$(857)	$(1,996)	$(6,202)	$23,161
RQH	3,821	(28)	(251)	(1,649)	1,893

Total	$36,037	$(885)	$(2,247)	$(7,851)	25,054

Interest and other income, net					2,600

Earnings before income taxes and minority interest					27,654
Income tax provision					(11,103)
Minority interest in income of consolidated subsidiaries					(5)

Net income					$16,546

	For the Nine Months Ended September 30, 2008
	EBITDA	Non-Cash Compensation Expense	Depreciation Expense	Amortization Expense of Intangibles	Operating Income
Interval	$114,772	$(6,699)	$(6,518)	$(15,721)	$85,834
RQH	7,788	(228)	(538)	(3,709)	3,313

Total	$122,560	$(6,927)	$(7,056)	$(19,430)	89,147

Interest and other income, net					6,141

Earnings before income taxes and minority interest					95,288
Income tax provision					(38,460)
Minority interest in income of consolidated subsidiaries					(10)

Net income					$56,818

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 9—SEGMENT INFORMATION (Continued)

	For the Nine Months Ended September 30, 2007
	EBITDA	Non-Cash Compensation Expense	Depreciation Expense	Amortization Expense of Intangibles	Operating Income
Interval	$107,238	$(2,206)	$(5,770)	$(18,812)	$80,450
RQH	4,882	(36)	(330)	(1,649)	2,867

Total	$112,120	$(2,242)	$(6,100)	$(20,461)	83,317

Interest and other income, net					6,913

Earnings before income taxes and minority interest					90,230
Income tax provision					(35,108)
Minority interest in income of consolidated subsidiaries					(8)

Net income					$55,114

        Non-cash compensation expense in the tables above is included in the following line items in the accompanying consolidated statements of income for the three and nine months ended September 30, 2008 and 2007 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Cost of sales	$320	$67	$560	$174
Selling and marketing expense	336	75	599	191
General and administrative expense	3,178	743	5,768	1,877

Non-cash compensation expense	$3,834	$885	$6,927	$2,242

        Included in the non-cash compensation amounts for the 2008 periods ended September 30, 2008 is $0.9 million of non-cash compensation related to the period after the spin-off which is recorded in additional paid-in capital in the accompanying consolidated financial statements. Non-cash compensation related to the period before the spin-off is recorded in receivables from IAC and subsidiaries, which was extinguished at the time of the spin-off.

        ILG maintains operations in the United States, the United Kingdom and other international territories. Geographic information on revenue, which is based on sourcing, and long-lived assets, which are based on physical location, is presented below (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
United States	$83,642	$81,798	$264,566	$223,831
All other countries	17,113	14,221	55,310	44,506

Total	$100,755	$96,019	$319,876	$268,337

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 9—SEGMENT INFORMATION (Continued)

	September 30, 2008	December 31, 2007
Long-lived assets (excluding goodwill and intangible assets):
United States	$36,028	$33,688
All other countries	1,426	1,275

Total	$37,454	$34,963

NOTE 10—COMPREHENSIVE INCOME

        Comprehensive income is comprised of (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$12,518	$16,546	$56,818	$55,114
Foreign currency translation	(4,414)	(40)	(3,666)	1,067

Comprehensive income	$8,104	$16,506	$53,152	$56,181

        Accumulated other comprehensive income at September 30, 2008 and December 31, 2007 is solely related to foreign currency translation and where Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes-Special Areas" is not invoked, is recorded net of tax.

NOTE 11—INCOME TAXES

        ILG calculates its interim income tax provision in accordance with Accounting Principles Board Opinion No. 28 and FASB Interpretation No. 18. At the end of each interim period, ILG makes its best estimate of the annual expected effective tax rate and applies that rate to its ordinary year-to-date earnings or loss. The tax or benefit related to significant, unusual, or extraordinary items that will be separately reported or reported net of their related tax effect are individually computed and recognized in the interim period in which those items occur. In addition, the effect of changes in enacted tax laws or rates, tax status, or judgment on the realizability of a beginning-of-the-year deferred tax asset in future years is recognized in the interim period in which the change occurs.

        The computation of the annual expected effective tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected operating income for the year, projections of the proportion of income (or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is acquired, additional information is obtained or ILG's tax environment changes. To the extent that the estimated annual effective tax rate changes during a quarter, the effect of the change on prior quarters is included in tax expense for the current quarter.

        For the three and nine months ended September 30, 2008, ILG recorded tax provisions of $11.0 million and $38.5 million, respectively, which represent effective tax rates of 46.7% and 40.4%, respectively. These tax rates are higher than the federal statutory rate of 35% due to state and local income taxes partially offset by foreign income taxed at lower rates. During the three months ended September 30, 2008, the rate was also increased because ILG recorded income taxes as a result of the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 11—INCOME TAXES (Continued)

completion of a study regarding the U.S. tax consequences of certain of ILG's foreign operations ($1.3 million) and other income tax items ($0.7 million).

        For the three and nine months ended September 30, 2007, ILG recorded tax provisions of $11.1 million and $35.1 million, respectively, which represent effective tax rates of 40.1% and 38.9%, respectively. These tax rates are higher than the federal statutory rate of 35% due principally to state and local income taxes partially offset by foreign income taxed at lower rates. In addition, during the three months ended September 30, 2007, ILG recorded income taxes associated with changes in enacted tax rates in foreign jurisdictions.

        As of September 30, 2008 and December 31, 2007, ILG had unrecognized tax benefits of $0.8 million and $5.7 million, respectively. The amount of ILG's unrecognized tax benefits increased by $2.0 million during the three months ended September 30, 2008, due principally to the completion of a study related to certain U.S. tax consequences of certain of ILG's foreign operations. Conversely, ILG's unrecognized tax benefits decreased by $6.9 million during the three months ended September 30, 2008 as a result of the spin-off from IAC and the associated Tax Sharing Agreement, as described below, which provides that IAC indemnifies ILG for all consolidated tax liabilities and related interest and penalties for the pre-spin period. ILG recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax expense. There were no material accruals for interest for the three months ended September 30, 2008. At September 30, 2008, ILG has accrued $0.4 million for the payment of interest and penalties, net of consolidated tax interest and penalties that were indemnified by IAC as a result of the spin-off, as described below.

        By virtue of previously filed separate company and consolidated tax returns with IAC, ILG is routinely under audit by federal, state, local and foreign taxing authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Income taxes payable include amounts considered sufficient to pay assessments that may result from examination of prior year returns; however, the amount paid upon resolution of issues raised may differ from the amount provided. Differences between the reserves for tax contingencies and the amounts owed by ILG are recorded in the period they become known. Under the Tax Sharing Agreement, as discussed below, IAC indemnifies ILG for all consolidated tax liabilities and related interest and penalties for the pre-spin period.

        The Internal Revenue Service is currently examining the IAC consolidated tax returns for the years ended December 31, 2001 through 2003, which includes the operations of ILG from September 24, 2002, its date of acquisition by IAC. The statute of limitations for these years has been extended to December 31, 2009. Various IAC consolidated tax returns filed with state, local and foreign jurisdictions are currently under examination, the most significant of which are California, Florida, New York State and New York City, for various tax years after December 31, 2001. These examinations are expected to be completed by 2009.

        ILG believes that it is reasonably possible that its unrecognized tax benefits could decrease by approximately $0.8 million within twelve months of the current reporting date due primarily to anticipated settlements with taxing authorities. An estimate of other changes in unrecognized tax benefits cannot be made, but are not expected to be significant.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 11—INCOME TAXES (Continued)

Tax Sharing Agreement

        The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of IAC, ILG and the other Spincos (members of the IAC group that were spun-off, including ILG are collectively referred to as "Spincos") with respect to taxes for periods ending on or before the spin-off. In general, pursuant to the Tax Sharing Agreement, IAC will prepare and file the consolidated federal income tax return, and any other tax returns that include IAC (or any of its subsidiaries) and ILG (or any of its subsidiaries) for all taxable periods ending on or prior to, or including, August 20, 2008, with the appropriate tax authorities, and, except as otherwise set forth below, IAC will pay any taxes relating thereto to the relevant tax authority (including any taxes attributable to an audit adjustment with respect to such returns; provided that IAC will not be responsible for audit adjustments relating to the business of ILG (or any of its subsidiaries) with respect to pre-spin off periods if ILG fails to fully cooperate with IAC in the conduct of such audit). ILG will prepare and file all tax returns that include solely ILG and/or its subsidiaries and any separate company tax returns for ILG and/or its subsidiaries for all taxable periods ending on or prior to, or including, August 20, 2008, and will pay all taxes due with respect to such tax returns (including any taxes attributable to an audit adjustment with respect to such returns). In the event an adjustment with respect to a pre-spin off period for which IAC is responsible results in a tax benefit to ILG in a post-spin off period, ILG will be required to pay such tax benefit to IAC. In general, IAC controls all audits and administrative matters and other tax proceedings relating to the consolidated federal income tax return of the IAC group and any other tax returns for which the IAC group is responsible.

        Under the Tax Sharing Agreement ILG generally (i) may not take (or fail to take) any action that would cause any representation, information or covenant contained in the separation documents or the documents relating to the IRS private letter ruling and the tax opinion regarding the spin-off of ILG to be untrue, (ii) may not take (or fail to take) any other action that would cause the spin-off of ILG to lose its tax free status, (iii) may not sell, issue, redeem or otherwise acquire any of its equity securities (or equity securities of members of its group), except in certain specified transactions for a period of 25 months following the spin-off and (iv) may not, other than in the ordinary course of business, sell or otherwise dispose of a substantial portion of its assets, liquidate, merge or consolidate with any other person for a period of 25 months following the spin-off. During the 25-month period, ILG may take certain actions prohibited by these covenants if (i) it obtains IAC's prior written consent, (ii) it provides IAC with an IRS private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax free nature of the spin-off of such Spinco, in each case satisfactory to IAC in its sole discretion, or (iii) IAC obtains a private letter ruling at ILG's request. In addition, with respect to actions or transactions involving acquisitions of ILG stock entered into at least 18 months after the spin-off, ILG will be permitted to proceed with such transaction if it delivers an unconditional officer's certificate establishing facts evidencing that such acquisition satisfies the requirements of a specified safe harbor set forth in applicable U.S. Treasury Regulations, and IAC, after due diligence, is satisfied with the accuracy of such certification.

        Notwithstanding the receipt of any such IRS ruling, tax opinion or officer's certificate, generally ILG and each other Spinco must indemnify IAC and each other Spinco for any taxes and related losses resulting from (i) any act or failure to act by such Spinco described in the covenants above, (ii) any acquisition of equity securities or assets of such Spinco or any member of its group, and (iii) any breach by such Spinco or any member of its group of any representation or covenant contained in the

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 11—INCOME TAXES (Continued)

separation documents or the documents relating to the IRS private letter ruling or tax opinion concerning the spin-off of such Spinco.

        Under U.S. federal income tax law, IAC and the Spincos are severally liable for all of IAC's federal income taxes attributable to periods prior to and including the current taxable year of IAC, which ends on December 31, 2008. Thus, if IAC failed to pay the federal income taxes attributable to it under the Tax Sharing Agreement for periods prior to and including the current taxable year of IAC, the Spincos would be severally liable for such taxes. In the event a Spinco is required to make a payment in respect of a spin-off related tax liability of the IAC consolidated federal income tax return group under these rules for which such Spinco is not responsible under the Tax Sharing Agreement and full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement, IAC will indemnify the Spinco that was required to make the payment from and against the portion of such liability for which full indemnification cannot be obtained from the Spinco responsible for such payment under the Tax Sharing Agreement.

        The Tax Sharing Agreement also contains provisions regarding the apportionment of tax attributes of the IAC consolidated federal income tax return group, the allocation of deductions with respect to compensatory equity interests, cooperation, and other customary matters. In general, tax deductions arising by reason of exercises of options to acquire IAC or Spinco stock, vesting of "restricted" IAC or Spinco stock, or settlement of restricted stock units with respect to IAC or Spinco stock held by any person will be claimed by the party that employs such person at the time of exercise, vesting or settlement, as applicable (or in the case of a former employee, the party that last employed such person).

NOTE 12—CONTINGENCIES

        In the ordinary course of business, ILG is a party to various legal proceedings. ILG establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that an unfavorable resolution of claims against ILG, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of ILG, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. ILG also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. See Note 11 for discussion related to income tax contingencies.

        ILG has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events. At September 30, 2008, total guarantees, surety bonds and letters of credit total $28.4 million, with the highest annual amount of $14.3 million ocurring in year one. Guarantees represent $26.2 million of this total and primarily relate to RQH's property management agreements, including those with guaranteed dollar amounts. In addition, certain of RQH's property management agreements provide that owners receive specified percentages of the revenue generated under RQH management. In these cases, the operating expenses for the rental operation are paid from the revenue generated by the rentals, the owners are then paid their contractual percentages, and RQH either retains the balance (if any) as its management fee or makes

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 12—CONTINGENCIES (Continued)

up the deficit. Although such deficits are reasonably possible in a few of these agreements, amounts are not expected to be significant.

NOTE 13—RELATED PARTY TRANSACTIONS

        Effective upon the completion of the spin-off, IAC ceased to be a related party to ILG. ILG paid a dividend in cash and Interval Senior Notes to IAC of $365.9 million and the receivable from IAC totaling $496.0 million was extinguished by recording a non-cash distribution to IAC, as reflected in the accompanying Consolidated Statement of Shareholders' Equity.

        Through August 20, 2008 (the effective date of the spin-off), ILG's expenses included allocations from IAC of costs associated with IAC's accounting, treasury, legal, tax, corporate support, human resources and internal audit functions. These allocations were based on the ratio of ILG's revenue as a percentage of IAC's total revenue. Allocated costs were zero and $0.3 million for the three months ended September 30, 2008 and 2007, respectively, and $0.5 million and $0.9 million for the nine months ended September 30, 2008 and 2007, respectively, and are included in "General and administrative expenses" in the accompanying Consolidated Statements of Income. The expense allocations from IAC ceased after the spin-off on August 20, 2008. It is not practicable to determine the actual expenses that would have been incurred for these services had ILG operated as a stand-alone entity. In the opinion of management, the allocation method is reasonable.

        The portion of interest income reflected in the consolidated statements of operations that is intercompany in nature, was $2.7 million, $8.2 million, $1.6 million and $5.4 million for the three and nine months ended September 30, 2008 and 2007, respectively. This intercompany interest related to the receivables from IAC and ceased upon spin-off on August 20, 2008.

        Prior to the spin-off, IAC contributed to ILG all of IAC's rights in $1.0 million that IAC had placed in an escrow account to be used for ILG's purchase of a 1/16 fractional interest in a mid-size business jet. The contribution was settled through the receivable from IAC, with no cash outlay by ILG.

        Prior to the spin-off, IAC assigned to ILG 50% of its original 1/8 fractional interest in a mid-size business jet, at book value of $0.2 million. We have recorded the fractional interest in fixed assets on our consolidated balance sheet at September 30, 2008. Available hours for this jet will commence in late November 2008.

Relationship Between IAC and ILG after the Spin-Off

        For purposes of governing certain of the ongoing relationships between ILG and IAC at and after the spin-off, and to provide for an orderly transition, ILG and IAC have entered into various agreements as follows:

  •
  Separation and Distribution Agreement.  This agreement sets forth the arrangements between IAC and ILG with respect to the principal transactions necessary to complete the spin-off and defines certain aspects of the relationship between IAC, ILG and the other companies that were spun off from IAC following the spin-off.

  •
  Tax Sharing Agreement.  This agreement governs the respective rights, responsibilities and obligations of IAC and ILG after the spin-off with respect to tax periods on or before the spin-off, including tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns. See Note 11.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SEPTEMBER 30, 2008

NOTE 13—RELATED PARTY TRANSACTIONS (Continued)

  •
  Employee Matters Agreement.  This agreement covers a wide range of compensation and benefit issues, including the allocation among IAC and ILG of responsibility for the employment and benefit obligations and liabilities of current and former employees (and their dependents and beneficiaries), as well as the provision of health and welfare benefits pursuant to employee benefit plans through the end of 2008.

  •
  Transition Services Agreement.  This agreement governs the provision of transition services from IAC to ILG.

Agreements with Liberty Media Corporation

        In connection with the spin-off, ILG entered into a "Spinco Agreement" with Liberty Media Corporation, and assumed from IAC certain rights and obligations relating to post-spin-off governance arrangements and acquisitions, including:

  •
  subject to specified requirements and so long as Liberty beneficially owns at least 20% of the voting power of our equity securities, Liberty has the ability to nominate up to 20% of our directors, all but one of which shall be independent;

  •
  until August 2010, Liberty agrees to vote all of its shares in favor of the slate of directors recommended to the stockholders by ILG's board as long as the slate includes the directors mentioned above;

  •
  subject to specified exceptions, Liberty may not acquire beneficial ownership of additional ILG equity securities, or transfer such securities;

  •
  Liberty agreed to additional standstill provisions that are effective until August 2010; and

  •
  ILG will provide Liberty information and the opportunity to make a bid in the event of certain types of negotiated transactions involving ILG.

        As required by the Spinco Agreement, ILG also entered into a registration rights agreement with Liberty at the time of the spin-off. Under the registration rights agreement, Liberty and its permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of ILG common stock received by Liberty as a result of the spin-off and other shares of ILG common stock acquired by Liberty consistent with the Spinco Agreement (collectively, the "Registrable Shares"). The Holders are permitted to exercise their registration rights in connection with certain hedging transactions that they may enter into in respect of the Registrable Shares. ILG is obligated to indemnify the Holders, and each selling Holder is obligated to indemnify ILG, against specified liabilities in connection with misstatements or omissions in any registration statement.

Other Transaction

        ILG has an agreement with Arise Virtual Solutions ("Arise") relating to outsourced call center services provided by ILG to it members. Arise was considered a related party through August 20, 2008, the spin-off date, because one of IAC's board members is a partner of Accretive LLC, which owns Arise. During the period from January 1, 2008 to August 20, 2008, total payments of $2.8 million were made to Arise. Amounts payable for these services were $0.1 million at December 31, 2007 and are included in "Accrued expenses and other current liabilities."

 GUARANTOR FINANCIAL INFORMATION

        The following tables present condensed consolidating financial information as of September 30, 2008 and December 31, 2007, and for the three and six months ended September 30, 2008 and 2007 for ILG on a stand-alone basis, the Issuer on a stand-alone basis, the combined guarantor subsidiaries of ILG (collectively, the "Guarantor Subsidiaries"), the combined non-guarantor subsidiaries of ILG (collectively, the "Non-Guarantor Subsidiaries") and ILG on a consolidated basis (in thousands), ILG was incorporated in May 2008 and became the parent company of the Issuer in August 2008.

Balance sheet as of September 30, 2008

As of September 30, 2008	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Current assets	$37	$2,355	$124,279	$84,368	$—	$211,039
Property and equipment, net	1,162	—	34,867	1,425	—	37,454
Goodwill and intangible assets, net	—	347,252	338,358	—	—	685,610
Investment in subsidiaries	147,657	652,640	46,383	—	(846,680)	—
Other assets	—	35,626	28,588	10,660	(27,448)	47,426

Total assets	$148,856	$1,037,873	$572,475	$96,453	$(874,128)	$981,529

Current liabilities	$2,124	$15,503	$176,060	$26,049	$(27,448)	$192,288
Other liabilities and minority interest	—	512,390	109,825	21,894	—	644,109
Intercompany liabilities (receivables)	1,600	362,323	(366,050)	2,127	—	—
Shareholders' equity	145,132	147,657	652,640	46,383	(846,680)	145,132

Total liabilities and shareholders' equity	$148,856	$1,037,873	$572,475	$96,453	$(874,128)	$981,529

Balance sheet as of December 31, 2007

As of December 31, 2007	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Current assets	$136	$69,569	$77,858	$—	$147,563
Property and equipment, net	—	33,688	1,275		34,963
Goodwill and intangible assets, net	361,734	341,469	—	—	703,203
Investment in subsidiaries	535,260	41,533	—	(576,793)	—
Other assets	24,632	23,632	16,071	(27,447)	36,888

Total assets	$921,762	$509,891	$95,204	$(604,240)	$922,617

Current liabilities	$173	$164,891	$22,658	$(27,447)	$160,275
Other liabilities and minority interest	96,909	122,898	29,168	—	248,975
Intercompany liabilities (receivables)	311,313	(313,158)	1,845	—	—
Shareholders' equity	513,367	535,260	41,533	(576,793)	513,367

Total liabilities and shareholders' equity	$921,762	$509,891	$95,204	$(604,240)	$922,617

Statement of income for the three months ended September 30, 2008

For the Three Months Ended September 30, 2008	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Revenue	$—	$—	$87,791	$12,964	$—	$100,755
Operating expenses	(4,003)	(5,259)	(57,556)	(10,100)	—	(76,918)
Interest income (expense), net	—	(2,628)	47	865	—	(1,716)
Other income (expense), net	14,987	19,823	3,141	1,339	(37,915)	1,375
Income tax benefit (provision)	1,534	3,051	(13,597)	(1,963)	—	(10,975)
Minority interest	—	—	(3)	—	—	(3)

Net (loss) income	$12,518	$14,987	$19,823	$3,105	$(37,915)	$12,518

Statement of income for the three months ended September 30, 2007

For the Three Months Ended September 30, 2007	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Revenue	$—	$84,394	$11,625	$—	$96,019
Operating expenses	(6,203)	(55,446)	(9,316)	—	(70,965)
Interest income (expense), net	1,654	(15)	728	—	2,367
Other income (expense), net	19,340	1,889	274	(21,270)	233
Income tax benefit (provision)	1,755	(11,477)	(1,381)	—	(11,103)
Minority interest	—	(5)	—	—	(5)

Net (loss) income	$16,546	$19,340	$1,930	$(21,270)	$16,546

Statement of income for the nine months ended September 30, 2008

For the Nine Months Ended September 30, 2008	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Revenue	$—	$—	$277,441	$42,435	$—	$319,876
Operating expenses	(7,042)	(15,739)	(176,154)	(31,794)	—	(230,729)
Interest income (expense), net	—	2,862	(27)	2,471	—	5,306
Other income (expense), net	61,162	69,105	8,579	903	(138,914)	835
Income tax benefit (provision)	2,698	4,934	(40,724)	(5,368)	—	(38,460)
Minority interest	—	—	(10)	—	—	(10)

Net (loss) income	$56,818	$61,162	$69,105	$8,647	$(138,914)	$56,818

Statement of income for the nine months ended September 30, 2007

For the Nine Months Ended September 30, 2007	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Revenue	$—	$231,926	$36,411	$—	$268,337
Operating expenses	(18,813)	(138,382)	(27,825)	—	(185,020)
Interest income (expense), net	5,566	(96)	2,059	—	7,529
Other income (expense), net	63,251	6,642	(543)	(69,966)	(616)
Income tax benefit (provision)	5,110	(36,831)	(3,387)	—	(35,108)
Minority interest	—	(8)	—	—	(8)

Net (loss) income	$55,114	$63,251	$6,715	$(69,966)	$55,114

Statement of cash flows for the nine months ended September 30, 2008

For the Nine Months Ended September 30, 2008	ILG	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Cash flows provided by operating activities	$1,438	$9,665	$80,891	$5,681	$—	$97,675
Cash flows provided by (used in) investing activities	(1,438)	(59,691)	(22,502)	683	—	(82,948)
Cash flows provided by financing activities	—	50,026	—	—	—	50,026
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1,945)	—	(1,945)
Cash and cash equivalents at beginning of the period	—	—	2,438	64,675	—	67,113

Cash and cash equivalents at end of period	$—	$—	$60,827	$69,094	$—	$129,921

Statement of cash flows for the nine months ended September 30, 2007

For the Nine Months Ended September 30, 2007	Interval Acquisition Corp.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Total Eliminations	ILG Consolidated
Cash flows provided by (used in) operating activities	$(6,729)	$92,482	$11,308	$—	$97,061
Cash flows provided by (used in) investing activities	6,729	(93,796)	12,933	—	(74,134)
Cash flows provided by financing activities	—	258	—	—	258
Effect of exchange rate changes on cash and cash equivalents	—	—	1,643	—	1,643
Cash and cash equivalents at beginning of the period	—	266	37,291	—	37,557

Cash and cash equivalents at end of period	$—	$(790)	$63,175	$—	$62,385

Interval Acquisition Corp.

Offer to Exchange

$300,000,000 principal amount of 9.5% Senior Notes due 2016, which have been registered under the Securities Act, for any and all of
our outstanding 9.5% Senior Notes due 2016

PROSPECTUS
December 30, 2008

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, until March 30, 2009, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

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TABLE OF CONTENTS
AVAILABLE INFORMATION
INDUSTRY AND MARKET DATA
FORWARD-LOOKING STATEMENTS
SUMMARY
THE EXCHANGE OFFER
THE NEW NOTES
Summary Consolidated Historical Financial and Other Data
RISK FACTORS
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME NINE MONTHS ENDED SEPTEMBER 30, 2008
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME YEAR ENDED DECEMBER 31, 2007
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
ILG'S PRINCIPLES OF FINANCIAL REPORTING
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
OUR BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NEW NOTES
BOOK-ENTRY, DELIVERY AND FORM
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
LEGAL MATTERS
EXPERTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS
Report of Independent Registered Public Accounting Firm
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS SEPTEMBER 30, 2008
GUARANTOR FINANCIAL INFORMATION